                                                     Filed by Danka Business
                                                     Systems PLC
                                                     Pursuant to Rule
                                                     424(b)(3)
                                                     Under the Securities Act
                                                     of 1933
                                                     For: Danka Business
                                                     Systems PLC
                                                     Commission File No.: 333-
                                                     55914
                                                     :333-55914-01
                                                     :333-55914-02
Prospectus and Exchange Offer

                          DANKA BUSINESS SYSTEMS PLC

                     [LOGO OF DANKA BUSINESS SYSTEMS PLC]

                      Exchange Offer For All Outstanding
                 6.75% Convertible Subordinated Notes Due 2002
               (CUSIP Nos. G2652NAA7, 236277AA7, and 236277AB5)

Exchange Offer Expiration: June 29, 2001 at 8:00 a.m., New York City time.

Exchange Offer

   We are offering to exchange cash and new debt securities for your 6.75% convertible subordinated notes due 2002 that are validly tendered, not withdrawn, and accepted, in this exchange offer. You can select the form of consideration that you will receive for your notes from the following three options:

  .  Limited Cash Option
    $400 in cash for every $1,000 in principal amount of notes tendered under this option, up to an aggregate maximum of $24 million in cash for $60 million in principal amount of old notes. If more than $60 million in principal amount of old notes are tendered under this option, we will exchange $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of notes tendered. We will distribute the $24 million in cash so that everyone who tenders old notes under this option will receive cash and new senior subordinated notes in the same proportions as everyone else who tenders old notes under this option.

  .  Zero Coupon Note Option
    $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of old notes tendered under this option.

  .  10% Note Option
    $1,000 in principal amount of new 10% subordinated notes due April 1, 2008 for every $1,000 in principal amount of old notes tendered under this option.

   You do not have to choose the same option for all the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. You may withdraw your tender of old notes or change your choice of consideration options at any time before the expiration of this exchange offer.

   This exchange offer is subject to the following conditions:

    . valid tenders of at least 92% of the aggregate principal amount of the 6.75% convertible subordinated notes;
    .  consent to this exchange offer from our senior bank lenders;
    . consent to this exchange offer from parties to our tax retention operating leases;
    . the closing of the purchase of Danka Services International ("DSI") by Pitney Bowes Inc.; and
    .  other customary conditions.

   If we are unable to consummate this exchange offer, we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, owners of old notes may only receive repayment of little or none of the principal amount of their old notes.

   Old notes: On March 13, 1995, we issued and sold $200 million of 6.75% convertible subordinated notes due 2002.

   New notes: We are offering up to an aggregate maximum of $160 million zero coupon senior subordinated notes due April 1, 2004 and up to an aggregate maximum of $200 million 10% subordinated notes due April 1, 2008 as consideration under this exchange offer. The new senior subordinated notes will be fully and unconditionally and jointly and severally guaranteed, on a senior subordinated basis, by Danka Holding Company and Danka Office Imaging Company, our 100% owned subsidiaries. We intend to apply to list the new senior subordinated notes and the new 10% notes on the Luxembourg Stock Exchange. We will not receive any proceeds from the issuance of the new notes.

   If the conditions to this exchange offer are satisfied, or waived by us, we will accept for exchange any and all old notes that are validly tendered and not withdrawn before 8:00 a.m., New York City time, on the expiration date of this exchange offer. If the conditions are not satisfied or waived or if we otherwise terminate this exchange offer, tendered old notes will be returned, without expense to you.

   Both acceptance and rejection of this exchange offer involve a high degree of risk. See "Risk Factors" beginning on page 16 of this prospectus for a discussion of risk factors that you should consider in connection with this exchange offer and an investment in the new notes.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

           The exclusive dealer manager for this exchange offer is:

                        Banc of America Securities LLC

                 The date of this prospectus is June 29, 2001.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Information Incorporated By Reference......................................   1
Prospectus Summary.........................................................   2
Risk Factors...............................................................  16
Disclosure Regarding Forward-Looking Statements............................  31
Use of Proceeds............................................................  31
Capitalization.............................................................  32
This Exchange Offer........................................................  36
Sale of DSI................................................................  46
New Credit Facility........................................................  52
Legal Proceedings..........................................................  56
Selected Financial Data....................................................  57
Unaudited Pro Forma Consolidated Financial Statements......................  61
Comparison of the Old Notes and the New Notes..............................  70
Terms of the Old Notes.....................................................  76
Terms of the New Notes.....................................................  82
Description of Existing Indebtedness....................................... 127
Description of Capital Stock............................................... 130
Book-Entry; Delivery and Form.............................................. 135
Material United States Federal and United Kingdom Tax Consequences......... 142
Plan of Distribution....................................................... 155
Legal Matters.............................................................. 155
Experts.................................................................... 155
Where You Can Find More Information........................................ 156
Certain United Kingdom Regulatory Issues................................... 157

                     INFORMATION INCORPORATED BY REFERENCE

   The SEC allows us to provide information about our business and other important information to you by "incorporating by reference" the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC.

   We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

  SEC Filing (SEC File No. 0-20828)              Date or Period Covered
   Annual Report on Form 10-K,                     Year ended March 31, 2001
    as amended on Form 10-K/A
   Current Report on Form 8-K                      Form 8-K filed May 1, 2001
   Current Report on Form 8-K                     Form 8-K filed April 9, 2001
   Current Report on Form 8-K                     Form 8-K filed June 11, 2001
   Current Report on Form 8-K                     Form 8-K filed June 15, 2001

   You may request a copy of each of our filings at no cost, by writing or telephoning us at the following address, telephone or facsimile number:

                           Danka Business Systems PLC
                            11201 Danka Circle North
                         St. Petersburg, Florida 33716
                                Attn: Treasurer
                           Telephone: (727) 578-4766
                           Facsimile: (727) 577-4802

   You may also read and copy information that we incorporate by reference in this prospectus at the public reference facilities maintained by the SEC at:

      Securities and Exchange Commission     Securities and Exchange Commission
 450 Fifth Street, N.W., Room 1024            7 World Trade Center, 13th Floor
       Washington, D.C. 20549                     New York, New York 10048

                       Securities and Exchange Commission
                      500 West Madison Street, Suite 1400
                            Chicago, Illinois 60661

   You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC's EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains the information incorporated by reference in this prospectus.

   Exhibits to documents will not be provided unless they are specifically incorporated by reference in that document. You must request the filings no later than five business days before the date you must make your investment decision in order for you to obtain timely delivery of this information.

   The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before you make any decision regarding this exchange offer.

                              PROSPECTUS SUMMARY

   The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. To understand this exchange offer fully and for a more complete description of the legal terms of this exchange offer, you should read carefully this entire prospectus and the other documents to which we have referred you, including the letter of transmittal accompanying this prospectus.

Danka Business Systems PLC

   We are one of the world's largest independent suppliers, by revenue, of photocopiers and office imaging equipment. We primarily market these products, and photocopier services, parts and supplies directly to customers in approximately 30 countries.

Reason for this Exchange Offer

   We are making this exchange offer as a fundamental part of an overall plan to reduce and refinance our indebtedness.

Background of this Exchange Offer

   We are currently operating with a very high level of indebtedness. Our obligations to make regular payments of interest, fees and principal to service our indebtedness have had, and continue to have, a significant impact on our financial results. The impact on our financial performance of these obligations has been exacerbated in recent periods by a decline in our cash flow from operations resulting from the difficult business conditions in the photocopier industry that we, and our competitors, are currently experiencing.

   Our goal is to provide for the long-term financing of our business through a plan to reduce and refinance our indebtedness.

   Our plan has three parts:

  .  the refinancing of our old notes through this exchange offer;

  .  the sale of DSI; and

  .  the refinancing of our senior bank debt.

   We intend to close all three parts of our plan by June 29, 2001, but we cannot assure you that we will do so.

   Our two major items of indebtedness are our senior bank debt and the old notes. The senior bank debt is due for repayment in full on March 31, 2002 and the principal balance of the old notes is due for repayment on April 1, 2002. The old notes rank behind our senior bank debt in right of payment.

   We do not currently have, nor do we expect to have, sufficient liquidity to repay in full our senior bank debt and the old notes. Based on our recent history, expectations and the problems facing our industry generally, we do not anticipate that we will generate sufficient cash flow from operations to repay our senior bank debt or the old notes when they become due in 2002. Therefore, we wish now to refinance our senior bank debt and to exchange the old notes for a limited amount of cash and new subordinated debt of an extended maturity.

   If we are unable to consummate this exchange offer, we may have to seek bankruptcy protection or commence liquidation or administration proceeds. In that case, owners of old notes may only receive repayment of little or none of the principal amount of their old notes.

   Because of the uncertainty regarding our ability to repay our senior bank debt and the old notes when they become due for repayment, the report of our independent auditors on our United States GAAP fiscal year 2001 consolidated financial statements contains an explanatory paragraph stating there is substantial doubt about our ability to continue as a going concern.

   The trading price of our American depositary shares has fallen from a high of $14.0625 on December 7, 1999 to $0.89 on June 26, 2001. As a result of this decline, we have been required to transfer the Nasdaq listing of our American depositary shares from the Nasdaq National Market to the Nasdaq SmallCap Market. We presently have very limited, if any, access to capital markets.

  Purchase of DSI by Pitney Bowes

   The purchase of DSI by Pitney Bowes is a condition of this exchange offer. On April 9, 2001, we entered into an agreement to sell DSI to Pitney Bowes for $290 million in cash. We have convened a meeting of our shareholders for June 27, 2001 for the purpose of approving the sale of DSI. See "Sale of DSI" for a description of the principal terms and conditions of the sale.

   We will use the majority of the net proceeds of the sale of DSI to repay part of our senior bank debt. We will also use the net proceeds of the sale of DSI to finance the cash payable under the limited cash option of this exchange offer, and to finance the costs of, and taxes associated with, this exchange offer.

  Senior Bank Debt

   The consent of our existing senior bank lenders is a condition of this exchange offer.

   As discussed above, we will use the majority of the net proceeds of DSI to refinance part of our senior bank debt. We anticipate that we will refinance the remainder of our senior bank debt by drawing down on a new credit facility that we expect will consist of a new revolving facility, a letter of credit facility and a new term loan. We expect the new credit facility to be provided by some or all of our existing senior bank lenders. See "New Credit Facility" for a description of the anticipated material terms of the new credit facility. Closing of the new credit facility will be conditioned on the successful completion of this exchange offer.

   Effective March 28, 2001, we obtained an amendment to the existing credit agreement for our senior bank debt which modified the financial covenants contained in the credit agreement for the period from March 28, 2001 through July 16, 2001. Without this amendment, we would have been in violation of the financial covenants. As a result of the magnitude of write-offs and charges taken in the fourth quarter of our fiscal year 2001 and the explanatory paragraph contained in our independent auditors' report on our fiscal year 2001 financial statements stating that there is substantial doubt about our ability to continue as a going concern, we were in non-compliance with the financial covenants and a covenant that our independent auditors' report must not contain such an explanatory paragraph. On June 7, 2001, we obtained an additional amendment to our credit agreement that waives compliance with the covenant that requires that the independent auditors' report on our March 31, 2001 financial statements must not contain such an explanatory paragraph and which provides that certain of the fourth quarter write-offs and charges are not taken into account in determining whether the financial covenants have been met. After giving effect to the amendment, we are in compliance with the financial covenants that apply under the credit agreement for the period through July 16, 2001. We were not required to pay a fee in consideration of the June 7, 2001 amendment. During the period ending July 16, 2001, we may receive advances under the credit agreement only for ordinary operational needs.

   If we do not refinance our senior bank debt before July 17, 2001, we expect that we will require an additional amendment to, or further waiver of, the financial covenants that will be in effect under the credit agreement from that date. However, we cannot assure you that our lenders would agree to a further amendment or waiver.

Effects of this Exchange Offer on Owners of the Old Notes

   This exchange offer is conditioned on our receiving tenders of at least 92% of the outstanding $200 million in principal amount of old notes. If this exchange offer is successful, $16 million or less in principal amount of the old notes will remain outstanding.

   Any remaining old notes will be subordinated to all of our other indebtedness, including our new credit facility, the new senior subordinated notes and the new 10% notes. The following list describes the order of priority for repayment of our funded indebtedness and secured obligations that will be outstanding following this exchange offer, in descending order:

  . first, our senior indebtedness, including our new credit facility, and any commitments under our tax retention operating leases;

  . next, the new zero coupon senior subordinated notes due 2004;

  . next, the new 10% subordinated notes due 2008; and

  . finally, any remaining old notes.


   These priorities of repayment will apply in the event of our liquidation, insolvency or similar proceedings.

   In addition, the subordination terms of the old notes will prevent us from making payments on any remaining old notes if, and for so long as, we are in default of any of our payment obligations under our funded indebtedness beyond applicable grace periods.

   We will also be prohibited from making payments on any remaining old notes if any other event of default exists under any of our other funded indebtedness that permits the holders to declare that indebtedness due and payable prior to its scheduled maturity date. In these circumstances, payments on the old notes cannot be prevented for more than 179 days after we receive notice of the event of default on the other indebtedness, unless that other indebtedness has been declared due and payable in full.

   Failure to pay an aggregate of $25 million of principal amount of indebtedness when due, including amounts due on any remaining old notes, will constitute an event of default under the new notes, and we anticipate that failure to pay some lesser amount will constitute an event of default under our new credit facility.

   We believe that opportunities to trade any old notes that remain outstanding after this exchange offer will be extremely limited. Therefore, it will likely be very difficult to sell any remaining old notes.

   If you choose not to accept this exchange offer, your old notes will remain outstanding and convertible into American depositary shares or ordinary shares. The old notes are convertible into American depositary shares at a price of $29.125 per American depositary share and into ordinary shares at a price of $7.281 per ordinary share. As of close of business on June 26, 2001, the closing price of our American depositary shares on the Nasdaq SmallCap Market was $0.89 and the closing price of our ordinary shares on the London Stock Exchange was (Pounds)0.1500 (equivalent to approximately $0.2125 at a rate of UK(Pounds)1:$1.4168). Our American depositary shares represent beneficial ownership of four ordinary shares.

   A summary of the terms of the new notes is contained in "Prospectus Summary--Summary Description of the New Notes." The terms of the old notes, the new senior subordinated notes and the new 10% notes, and the principal differences between the old notes and the new notes, are described in more detail in "Comparison of the Old Notes and the New Notes," "Terms of the Old Notes" and "Terms of the New Notes."

   See "Unaudited Pro Forma Consolidated Financial Statements" for pro forma financial information which reflects the effect of this exchange offer, the sale of DSI and the refinancing of our senior bank debt on our business.

   Our board of directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender your old notes under this exchange offer because the risks and benefits of this exchange offer to you will depend on your particular situation or status. Our board of directors has made no determination that the exchange ratios represent a fair valuation of either the old notes, the new senior subordinated notes or the new 10% notes and we have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to us or to you. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender your old notes in this exchange offer based upon your own assessment of the market value of the old notes and the likely value of the new notes, your liquidity needs and your investment objectives.

Summary of the Terms of this Exchange Offer

   We summarize below the terms of this exchange offer. You should read the detailed description of the offer in the section entitled "This Exchange Offer." In addition, you should read the section entitled "Risk Factors" for a discussion of risk factors that you should consider in connection with this exchange offer.

Purpose of this exchange
offer.........................  We are making this exchange offer as part of an overall plan to reduce and refinance our
                                indebtedness. The other parts of our plan are the sale of DSI and the refinancing of our senior bank debt.
Securities for which we are
making this exchange offer....  $200 million in principal amount of 6.75%
                                convertible subordinated notes due April 1, 2002.

Securities offered under this
exchange offer................  Up to $160 million in principal amount of zero coupon senior subordinated notes due April 1, 2004 and up to $200 million in principal amount of 10% subordinated notes due April 1, 2008.

Cash offered under this         Up to $24 million.
exchange offer................

Consideration options.........  You can select the form of consideration that you will receive for your old notes from the following three options:

                                Limited Cash Option

                                $400 in cash for every $1,000 in principal amount of old notes tendered under this option, up to an aggregate maximum of $24 million in cash for $60 million in principal amount of old notes. If more than $60 million in principal amount of old notes are tendered under this option, we will exchange $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of old notes tendered. We will distribute the $24 million in cash so that everyone who tenders old notes under this option will receive cash and new senior subordinated notes in the same proportions as everyone else who tenders old notes under this option. We may issue new senior subordinated notes in denominations of less than $1,000. We will not determine whether the limited cash option is over-subscribed until after this exchange offer closes. You will not be able to withdraw your tender of old notes once we make this determination even though it may affect the type of exchange consideration that you will receive in this exchange offer.

                                Zero Coupon Note Option

                                $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of old notes tendered under this option. We may issue new senior subordinated notes in denominations of less than $1,000.

                                10% Note Option

                                $1,000 in principal amount of new 10%
                                subordinated notes due April 1, 2008 for every $1,000 in principal amount of old notes tendered under this option.

                                You do not have to choose the same option for all the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. However, this exchange offer is conditioned on us receiving valid tenders of at least 92% of the aggregate principal amount of the old notes.

Conditions to this exchange     This exchange offer is subject to the
offer.........................  conditions that:

                                . we receive valid tenders for at least 92% of
                                  the aggregate principal amount of the old notes;

                                . our senior bank lenders consent to this
                                  exchange offer;

                                . parties to our tax retention operating leases
                                  consent to this exchange offer;

                                . Pitney Bowes closes the purchase of DSI;

                                . this exchange offer complies with applicable
                                  laws and applicable interpretations of the staff of the SEC;

                                . this exchange offer complies with all
                                  applicable state securities or "blue sky" laws;

                                . no litigation has been instituted or
                                  threatened or law enacted that could prohibit this exchange offer, materially adversely affect our business, or limit the tax deductability of interest on the new notes or materially impair the benefits to us of this exchange offer;

                                . no event has occurred affecting our business
                                  that would reasonably be expected to
                                  prohibit, prevent or significantly delay this exchange offer or materially impair the benefits of this exchange offer;

                                . the trustee of the old notes has not objected
                                  to this exchange offer; and

                                . no tender or exchange offer for our equity
                                  securities or any business combination
                                  involving us has been proposed or announced or has occurred.

                                The sale of DSI is subject to the conditions described in "Sale of DSI." The refinancing of our senior bank debt will likely be subject to the conditions described in "New Credit Facility."

                                Subject to satisfaction or waiver of the conditions, we will accept for exchange any and all old notes that are validly tendered and not withdrawn before 8:00 a.m., New York City time, on June 29, 2001, the expiration date of this exchange offer. However, we reserve the right to:

                                . delay the acceptance of the old notes for
                                  exchange;

                                . terminate this exchange offer;

                                . extend the expiration date and retain all old
                                  notes that have been tendered, subject to the right of owners of old notes to withdraw their tendered old notes;

                                . refuse to accept the old notes and return all
                                  old notes that have been tendered to us; or

                                . waive any condition or otherwise amend the
                                  terms of this exchange offer in any respect.

                                We will not waive or amend any condition after the expiration date of this exchange offer.

Accrued interest..............  The last payment of interest on the old notes was made on April 1, 2001. This payment covered accrued interest at the rate of 6.75% from October 1, 2000 through March 31, 2001. The first payment of interest on the new 10% notes will be made on October 1, 2001. This payment will cover accrued interest at the rate of 10% effective from April 1, 2001 through September 30, 2001. There will be no separate payment of accrued interest on the old notes accepted in this exchange offer.

Procedures for tendering old    We anticipate that tenders will be effected by
notes.........................  book entry transfers. If you wish to tender old notes in this exchange offer and you are not a participant in DTC, Euroclear or Clearstream, you should contact your broker, dealer, commercial bank, trust company or other nominee regarding the procedures to follow in tendering your old notes.

                                Letters of transmittal and other documentation relating to the old notes and this exchange offer should not be sent to us. These documents should be sent only to the exchange agent. Questions regarding how to tender your old notes and requests for information should also be directed to the exchange agent.

                                See "This Exchange Offer--Procedures for
                                Exchanging Notes."

Acceptance of old notes and
delivery of new notes.........
                                We will accept all old notes validly tendered, and not withdrawn, on or prior to 8:00 a.m., New York City time, on the expiration date. See "This Exchange Offer--Procedures for Exchanging Notes." The exchange agent will deliver the appropriate credit for new notes issued in this exchange offer to the accounts of the owners of the new notes at the Depositary Trust Company, Euroclear or Clearstream and make the appropriate cash payments as soon as practicable after the expiration date. See "This Exchange Offer--Exchange of Notes and Payment of Cash."

Expiration date...............  The expiration date is 8:00 a.m., New York City time on June 29, 2001, unless extended. See
                                "This Exchange Offer--Amendment of this
                                Exchange Offer."

Withdrawal rights.............  The tender of old notes may be withdrawn at any time prior to our acceptance of the tendered notes for payment.

Notes not tendered or
accepted for exchange.........
                                Any old notes not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer. If you do not exchange your old notes in this exchange offer, or if your old notes are not accepted for exchange, you will continue to hold your old notes and will be entitled to all the rights and will be subject to all the limitations applicable to the old notes.

Use of proceeds...............  We will not receive any cash proceeds from the issuance of the new notes offered in this exchange offer.

Appraisal rights..............  You will have no dissenters' rights or appraisal rights in connection with this exchange offer.

United States and United
Kingdom tax consequences of
this exchange offer...........  You are referred to the discussion of the
                                United States federal income tax and United
                                Kingdom tax consequences of this exchange offer in the section entitled "Material United States Federal and United Kingdom Tax Consequences." The tax consequences to you of this exchange offer will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of this exchange offer.

No established markets........  Although we intend to apply to list the new senior subordinated notes and the new 10% notes on the Luxembourg Stock Exchange, we cannot assure you that any active trading markets in the new senior subordinated notes or the new 10% notes will develop.

"Blue Sky" compliance.........  We are not making this offer to, and we will not accept tenders from, holders of notes in any jurisdiction in which this exchange offer or the acceptance of notes would not comply with the applicable securities or "blue sky" laws of that jurisdiction.

Dealer manager................  Banc of America Securities LLC is the exclusive dealer manager for this exchange offer. Its address and telephone numbers are located in the section "Where You Can Find More Information."

Exchange agent................  HSBC Bank USA is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section "Where You Can Find More Information."

Information agent.............  D.F. King & Co., Inc. is the information agent for this exchange offer. Its address and telephone numbers are located in the section "Where You Can Find More Information."

Summary Description of the New Notes

                 Zero Coupon Senior Subordinated Notes Due 2004

Notes offered.................  Up to $160 million in aggregate principal amount.

Maturity......................  April 1, 2004

Guarantees....................  Danka Holding Company and Danka Office Imaging
                                Company, our 100% owned principal United States subsidiaries, will fully and unconditionally and jointly and severally guarantee, on a senior subordinated basis, the new senior subordinated notes.

Ranking.......................  The new senior subordinated notes will rank in right of payment behind our senior bank debt and all of our other existing and future senior debt. The new senior subordinated notes will rank in right of payment ahead of the new 10% notes and any remaining old notes. If we issue additional subordinated debt in the future, the new senior subordinated notes will rank in right of payment ahead of, or equal to, that debt. The new senior subordinated notes will be unsecured.

                                The new senior subordinated notes will
                                effectively rank in right of payment behind debt and other liabilities of our subsidiaries, including trade creditors. Because the new senior subordinated notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, owners of the new senior subordinated notes will not be entitled to receive any payment until the holders of our senior debt have been paid in full.

                                Assuming we complete all three parts of our overall refinancing plan, based on the assumptions for the pro forma financial information described on pages 61 and 62, on the closing of this exchange offer, the senior subordinated notes:

                                . will be subordinated to approximately $303 million of senior debt; and

                                .  will rank senior to approximately $87
                                   million of other subordinated debt.

                                The terms of the new senior subordinated notes impose limitations on the amount of additional new indebtedness that we can incur. The terms of the new senior subordinated notes also prevent us from assuming any new indebtedness which results in right of payment behind our senior debt but ahead of the new senior subordinated notes.

                                The guarantees of the new senior subordinated notes will rank junior in right of payment to all of our existing and future senior debt and all existing and future senior debt of Danka Holding Company and Danka Office Imaging Company and any guarantees by Danka Holding Company and Danka Office Imaging Company of any of our existing and future senior debt.

                                The guarantees will rank senior or equal to any existing and future senior subordinated indebtedness of Danka Holding Company and Danka Office Imaging Company and rank senior in right of payment to all other existing and future subordinated obligations of Danka Holding Company and Danka Office Imaging Company.

Interest payments.............  No interest payments will be made on the new senior subordinated notes. You will only receive a payment on the new senior subordinated notes on the maturity date of the notes.

Optional redemption...........  We will be permitted to redeem the new senior subordinated notes at any time in whole or in part for 100% of their principal amount.

Put right on a change of        Upon a change of control, owners of the new
control.......................  senior subordinated notes may require us to purchase their notes at a price equal to 109% of their principal amount.

Put right on asset sale.......  Owners of the new senior subordinated notes may require us to purchase their new notes at a price equal to 100% of their principal amount with the excess proceeds of an asset sale that we do not use to repay indebtedness senior to the new senior subordinated notes or to acquire replacement assets.

Covenants.....................  The new senior subordinated notes will include limitations on our ability, and certain of our subsidiaries' ability, to:

                                . incur additional indebtedness;

                                . provide guarantees;

                                . create liens;

                                . pay dividends on stock or repurchase stock;

                                . make investments;

                                . engage in transactions with our affiliates;

                                . merge or consolidate; and

                                . transfer or sell substantially all of our
                                  assets.

Events of default.............  The following are events of default under the indenture for the new senior subordinated notes:

                                .our failure to pay principal at maturity;

                                . our failure to pay the purchase price of the
                                  new senior subordinated notes on the exercise of the put rights which apply following a change of control or an asset sale;

                                . our failure to perform any other covenant for
                                  30 days after written notice;

                                . our failure to comply with limitations on
                                  mergers, consolidations and sales of assets;

                                . if we or our subsidiaries default on any
                                  indebtedness which in aggregate exceeds $25 million;

                                . the rendering of a final judgment against us
                                  or any of our subsidiaries in excess of $10 million remains unpaid for over 60 days; or

                                .some events of bankruptcy, insolvency or reorganization.

Listing.......................  We intend to apply to list the new senior subordinated notes on the Luxembourg Stock
                                Exchange.

Optional Conversion...........  If we fail to repay the new senior subordinated notes at maturity, there will be an event of default under the indenture for the new senior subordinated notes. In that event, holders of the new senior subordinated notes will be entitled, at their option, and in addition to all other rights and remedies, to convert all or part of their notes into our American depositary shares or ordinary shares. The conversion price will be calculated by reference to the closing market price of our American depositary shares for the twenty trading day period ending on the maturity date. This conversion right will be subject to the prior approval of our shareholders, which we will agree to use our reasonable efforts to obtain. The conversion right will also be subject to compliance with applicable laws and the obtaining of applicable regulatory approval. See "Terms of The New Notes--Zero Coupon Senior Subordinated Notes Due 2004-- Conversion Rights."

Payment of additional amounts   If we are required by the laws or regulations
 ..............................  of the United Kingdom to make any deduction or withholding for any present or future taxes in respect of amounts to be paid by us under the new senior subordinated notes, we will pay the owners of the new senior subordinated notes such additional amounts as are necessary so that the net amounts paid to the owners of the new senior subordinated notes after that deduction or withholding will not be less than the amounts to which the indenture for the senior subordinated notes specifies the owners are entitled.

United States GAAP accounting
treatment.....................
                                The new senior subordinated notes will be recorded at their principal amount.

                        10% Subordinated Notes Due 2008

Notes offered.................  Up to $200 million in aggregate principal amount.

Maturity......................  April 1, 2008

Ranking.......................  The new 10% notes will rank in right of payment behind our senior bank debt and all of our other existing and future senior debt. The new 10% notes will rank in right of payment behind the new senior subordinated notes. The new 10% notes will rank in right of payment ahead of any remaining old notes. If we issue additional subordinated debt in the future, the new 10% notes will rank in right of payment equal to, or behind, that debt. The new 10% notes will be unsecured.

                                The new 10% notes will effectively rank in right of payment behind debt and other liabilities of our subsidiaries, including trade creditors and the guarantees of the new senior subordinated notes. Because the new 10% notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, owners of the new 10% notes will not be entitled to receive any payment until the holders of our senior debt, including our new senior subordinated notes, have been paid in full.

                                Assuming we complete all three parts of our overall refinancing plan, based on the assumptions for the pro forma financial information described on pages 61 and 62 on the closing of this exchange offer, the new 10% notes:

                                . will be subordinated to approximately $303
                                  million of senior debt;

                                . will be subordinated to approximately $42
                                  million of new senior subordinated notes; and

                                . will not rank senior to any other debt.

                                The terms of the new 10% notes do not impose limitations on us incurring additional indebtedness senior to the new 10% notes.

Interest payments.............  Semi-annually in cash on April 1 and October 1, commencing October 1, 2001. Interest payable on the first interest payment date of October 1, 2001, will accrue effective from April 1, 2001 to October 1, 2001.

Optional redemption...........  We will be permitted to redeem the new 10%
                                notes at any time following April 1, 2005. We may redeem all or part of the new 10% notes at the redemption prices expressed as percentages of principal amount as follows:

                                                                      Redemption
                    Twelve Month Period Commencing                      Price
                    ------------------------------                    ----------
                    April 1, 2005....................................  105.000%
                    April 1, 2006....................................  102.500%
                    April 1, 2007 and thereafter.....................  100.000%

                                In addition, we will pay accrued and unpaid interest, if any, up to the date of redemption.

Optional redemption following
equity offerings..............
                                At any time before April 1, 2005, we will be permitted to redeem up to 35% in principal amount of the new 10% notes for their principal amount plus a premium of 10%, together with accrued and unpaid interest, if any, to the date of redemption, if:

                                . we use the net cash proceeds of a public or
                                  private offering of our equity securities to finance the redemption; and

                                . at least 65% of the aggregate principal
                                  amount of the new 10% notes originally issued remain outstanding after giving effect to the redemption.

Put right on a change of        Upon a change of control, owners of the new 10%
control.......................  notes may require us to purchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption.

Covenants.....................  The new 10% notes will include limitations on our ability, and certain of our subsidiaries' ability, to:

                                . engage in transactions with our affiliates;

                                . merge or consolidate; and

                                . transfer or sell substantially all of our
                                  assets.

Conversion....................  The new 10% notes will not be convertible into equity securities.

Events of default.............  The following are events of default under the indenture for the new 10% notes:

                                . our failure to pay principal at maturity;

                                . our failure to pay interest when due
                                  continued for 30 days;

                                . our failure to pay the purchase price for the
                                  new 10% notes on the exercise of the put rights which apply following a change of control;

                                . our failure to perform any other covenant for
                                  30 days after written notice;

                                . our failure to comply with limitations on
                                  mergers, consolidations and sales of assets;

                                . if we or any of our subsidiaries default on
                                  any indebtedness which in aggregate exceeds
                                  $25 million;

                                . if a final judgment against us or any of our
                                  subsidiaries in excess of $10 million remains unpaid for over 60 days; or

                                . some events of bankruptcy, insolvency or
                                  reorganization.

Listing.......................  We intend to apply to list the new 10% notes on the Luxembourg Stock Exchange.

Withholding taxes.............  Payments of interest on the new 10% notes may be made without withholding or deduction for or on account of United Kingdom income tax provided that, at the time of the payment, the new notes are listed on a recognized stock exchange, as defined in section 841 of the United Kingdom Income and Corporation Taxes Act 1988. The Luxembourg Stock Exchange is a recognized stock exchange.

Payment of additional amounts
and optional tax redemption...
                                If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes in respect of amounts to be paid by us under the new 10% notes, we will pay the owners of the new 10% notes such additional amounts as are necessary so that the net amounts paid to the owners of the new 10% notes after that deduction or withholding will not be less than the amounts to which the indenture for the 10% notes specifies the owners are entitled.

                                If we are required to pay these additional amounts because of any change in law or regulation, we may redeem the new 10% notes for their principal amount plus accrued and unpaid interest, if any, to the date of redemption.

United States GAAP accounting
treatment.....................
                                The new 10% notes will be recorded at the carrying amount of the old notes for which they are exchanged.

                                  RISK FACTORS

   Holding any of our indebtedness presents risks. You should consider these risks in making your decision regarding whether to tender your old notes under this exchange offer. After the discussion of risks relating to our business and financial condition, we discuss risks which are more specifically applicable to this exchange offer, risks associated with holding the new senior subordinated notes and the new 10% notes, and risks associated with failure to tender your old notes in this exchange offer.

Risks Associated with Our Business and Financial Condition

   The principal amount of our senior bank debt is due for repayment in full on March 31, 2002. If we are not able to refinance this indebtedness we will be unable to repay the principal amount of the old notes on its due date of April 1, 2002.

   If we are unable to refinance our senior bank debt, we will default on our obligation to repay the old notes on April 1, 2002. In those circumstances, it is highly likely that we would have to seek bankruptcy protection or commence liquidation or administration proceedings.

   The principal amount of our senior bank debt is due for repayment in full on March 31, 2002. We believe that it is highly unlikely that we will be able to repay this indebtedness with cash generated from our operations. Accordingly, we will have to refinance and/or extend the due date for the senior bank debt. Our ability to do so will depend on, among other things, our financial condition, market conditions and other factors beyond our control.

   The principal amount of the old notes is due for repayment on April 1, 2002, one day following the due date for repayment of our senior bank debt. We do not currently have, nor do we expect to have, sufficient liquidity to repay the old notes when they become due. Our independent auditors' report on our 2001 fiscal year United States GAAP consolidated financial statements contains an explanatory paragraph stating that there is a substantial doubt about our ability to continue as a going concern because of the uncertainty regarding our ability to repay our senior bank debt and the old notes when they become due for repayment.

   Our new credit facility will be conditioned on the successful completion of this exchange offer. It is highly unlikely that we will be able to refinance our senior bank debt beyond March 31, 2002 while any significant portion of the old notes remain outstanding.

   We may not reach a definitive agreement with our senior lenders for a new credit facility.

   We have reached an agreement with the steering committee of our existing consortium of banks on the principal terms of a new credit facility. However, the terms of a definitive agreement and our ability to draw down on the new credit facility will be subject to several conditions and we cannot assure you that these conditions will be satisfied. We anticipate that the conditions to the new credit facility will include:

  .  approval by 100% of our existing banks;

  .  finalization of definitive documentation;

  .  closing of the sale of DSI; and

  .  closing of this exchange offer.

   We have incurred losses in the past and we may incur losses in the future. If we incur losses in the future, our growth potential and our ability to service our indebtedness may be impaired.

   We incurred a loss from operations of approximately $169.2 million during our 2001 fiscal year, which ended March 31, 2001. If we continue to incur losses in the future, we may limit our growth potential and our ability to execute our business strategy. In addition, our ability to service our indebtedness may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.

   We believe that our results for our 2001 fiscal year are due in large part to competitive pressures and reduced demand for office products and that our situation is consistent with the experiences of our competitors. These difficult conditions are due in large part to changes in the nature of the photocopier industry and the types of products that our customers are now demanding, in particular the transition from analog to digital equipment. As a result of these difficult conditions, we recorded charges and write-offs totaling $84.1 million in our 2001 fiscal year in connection with write-offs of excess, obsolete and non-recoverable equipment and the closure and consolidation of certain of our facilities.

   Our industry is highly competitive. This high level of competition may prevent us from growing, and may even decrease, our business.

   Our industry is highly competitive. We have competitors in all markets in which we operate. Much of the competition in our industry is driven by rapid technological advances. Besides competition from within the photocopier industry, we are also experiencing competition from other sources as a result of the development of new document processing, retention and duplication technologies. We may not be able to keep, and we may even lose, our market share because of the high level of competition in our industry.

   Certain of our major competitors are currently experiencing financial difficulties similar to our own. Some or all of these competitors may respond to their financial difficulties by reducing prices on certain products to increase market share or by disposing of surplus inventory. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors.

   Technological changes may impair our future operating performance and our ability to compete.

   The photocopier industry is changing rapidly from analog to digital photocopiers. Digital photocopiers are more efficient than analog photocopiers, meaning that our customers require less of them. In addition, digital photocopiers are increasingly more reliable than analog photocopiers and require less maintenance. This has contributed to the decline in our service contract revenue, which has traditionally formed a significant portion of our revenues.

   Development of new technologies in our industry may impair our future operating performance and our ability to compete. For example, we may not be able to:

  . procure or gain access to new products and bring them to the marketplace;

  . make the capital expenditures necessary for us to retrain personnel or compete with other providers of the new technologies; and

  .  obtain new products.

   Our existing credit agreement imposes significant operating restrictions on us and contains significant financial covenants. Our new credit facility will impose similar restrictions and will contain similar covenants. If we fail to comply with the financial covenants, our lenders could demand that we repay them immediately. In addition, breach of the financial covenants in our existing credit agreement is also a breach of our tax retention operating leases.

   The credit agreement for our existing senior bank debt imposes significant operating restrictions on us and contains financial covenants. If we fail to comply with the financial covenants and do not obtain a waiver or amendment from our senior bank lenders, we will be in default under the credit agreement and lenders owning a majority of the senior bank debt will be permitted to demand immediate repayment. If we fail to repay our senior bank debt when it becomes due, our lenders could proceed against certain of our and our subsidiaries' assets and capital stock which we have pledged to them as security for the repayment of the senior bank debt. If our lenders exercise their right to accelerate repayment of our senior bank debt, we may have to seek bankruptcy protection or commence liquidation or administration proceedings because we will not have sufficient cash to repay the senior bank debt in full.

   Our new credit facility will impose similar restrictions and will contain similar covenants.

   We obtained an amendment from our senior bank lenders in March 2001 which modified the requirements of the financial covenants contained in our existing credit agreement until July 16, 2001 for a fee of $1.5 million. We obtained a further amendment of the covenants contained in our existing credit agreement in June 2001, for no fee.

   We are in discussions with our lenders regarding the refinancing of our senior bank debt by the new credit facility. If we do not reach agreement for the refinancing of our senior bank debt with our lenders, we expect that we will require an additional amendment to, or further waiver of, the financial covenants that will be in effect under the credit agreement on and after July 17, 2001. However, there is a significant risk that our lenders would not agree to a further amendment or waiver.

   Our tax retention operating leases incorporate the financial covenants included in the credit agreement. If we breach the financial covenants or other restrictions in the tax retention operating leases, then the banks who have financed the properties leased under those leases may terminate the leases. In that case, we may be required to purchase the properties that are subject to the tax retention operating leases or they may be sold to third parties. In addition, we may be required to make payments to the banks under guarantees that we have given regarding the value of the properties. All of these occurrences would harm our business because they may cause us to cease to occupy the properties and they may require us to make unscheduled payments with respect to the properties. In March 2001 we obtained an amendment to the financial covenants incorporated in our tax retention operating leases until July 16, 2001 for a fee of $106,000. We obtained a further amendment of the covenants in June 2001, for no fee.

   We have significant indebtedness and leverage which could prevent us from meeting our obligations under our debt instruments.

   We have significant outstanding indebtedness. At March 31, 2001, we had consolidated indebtedness of approximately $719.2 million. We will remain highly leveraged following this exchange offer. Our significant level of indebtedness may:

  . require us to dedicate a substantial portion of our operating cash flows to payments of interest and principal;

  . impair our ability to generate sufficient cash to pay the interest and principal on our indebtedness when due;

  . limit our ability to make capital expenditures necessary for us to keep pace with the technological changes currently affecting our industry because of the payment obligations and covenants under our indebtedness; and

  . cause us to be vulnerable to increases in interest rates because a substantial amount of our indebtedness bears interest at floating rates, and only a portion of the indebtedness is hedged.

   In addition, our credit rating was recently downgraded by Standard & Poors from "B-minus" to "CC," which is considered junk bond status. Standard & Poors has stated that our rating remains on CreditWatch. The downgrading of our credit rating and uncertainty regarding possible further downgrades may make our indebtedness less attractive to lenders and investors, which may increase our cost of borrowing and restrict our ability to borrow. It is possible that Standard & Poors may further reduce our credit rating in the future.

   If we breach our agreement with General Electric Capital Corporation, we may be unable to arrange for financing to our new customers through General Electric Capital Corporation.

   We have an agreement with General Electric Capital Corporation under which General Electric Capital Corporation agrees to provide financing to our customers to purchase equipment from us. Although we have other financing arrangements, General Electric Capital Corporation finances a significant part of our business. If we breach the covenants or other restrictions in our agreement with General Electric Capital Corporation then General Electric Capital Corporation may refuse to provide financing to our new customers. If General Electric Capital Corporation fails to provide financing to our new customers, those customers may be unable to purchase equipment from us if we are unable to provide comparable alternative financing arrangements on similar terms.

   A covenant in the agreement requires us to maintain a specified minimum consolidated net worth. If we breach that covenant, General Electric Capital Corporation can refuse to provide financing to our new customers and terminate the agreement as to any future financings. If, as a result, we are unable to provide a minimum level of customer leases under the agreement, we may be obligated to pay penalty payments to General Electric Capital Corporation, as described below. We recently obtained an amendment of the requirements of that covenant downwards for the period ended March 28, 2001. We were not required to pay a fee for the amendment. We expect that we will require a further amendment of the net worth covenant for a period of approximately four months starting March 29, 2001 and ending during July 2001, although we are not yet in breach of the covenant for that period. We intend to request the amendment from General Electric Capital Corporation, but we cannot assure you that General Electric Capital Corporation would agree to a further amendment.

   If we fail to provide a minimum level of customer leases under the agreement, we are required to pay penalty payments to General Electric Capital Corporation. We were obligated to pay a penalty payment of approximately $1.9 million to General Electric Capital Corporation because we did not satisfy minimum level requirements for the year ended March 31, 2001. The minimum level of customer leases required under the agreement for the year ended March 31, 2001 was $245 million. We provided $205.6 million of customer leases for that period. For the year ending March 31, 2002 we are required to provide a minimum level of $276 million of customer leases and for the year ending March 31, 2003 we are required to provide a minimum level of $289 million of customer leases. If we do not meet those minimum levels, we may be required to pay penalty payments equal to 4.75% of the amount of the shortfall. We presently anticipate that we may have a penalty payment of $4.5 million in fiscal year 2002 and a penalty payment of $5.5 million in 2003. However, we cannot assure you that any penalty payments will not be greater than these amounts.

   Closing of the purchase of DSI by Pitney Bowes is subject to the satisfaction of conditions which involve the actions of third parties whom we do not control. If those conditions are not satisfied, the purchase of DSI might not take place, meaning that we will not be able to complete this exchange offer or to achieve our overall refinancing plans. In addition, if the sale of DSI does not take place, we may be required to pay Pitney Bowes a termination fee of $6.25 million.

   The closing of the purchase of DSI by Pitney Bowes is a condition to this exchange offer and we will not close this exchange offer if we do not close the sale of DSI. The proceeds of the sale of DSI are the only available source of cash for the limited cash option under this exchange offer. Therefore, if we cannot close the sale of DSI, we will not be able to finance the limited cash option. If we cannot finance the limited cash option, we will not be able to complete this exchange offer. If we cannot complete this exchange offer, we will not be able to achieve our overall refinancing plan. In addition, if we cannot sell DSI, we will not be able to repay our senior bank debt in a sufficient amount so that we will be able to refinance the remainder.

   On April 9, 2001 we entered into a binding agreement for the purchase of DSI by Pitney Bowes. However, closing of the purchase is subject to conditions, including:

  .  approval of the sale by our shareholders;

  .  approval of the sale by our senior bank lenders;

  . clearance of the sale or expiration of the applicable waiting period under the competition laws of the United Kingdom; and

  .  other customary conditions (See "Sale of DSI.").

   We cannot guarantee that these conditions will be fulfilled so that the purchase will close, because satisfaction of the conditions is dependent on the actions of third parties whom we do not control.

   We will be required to pay Pitney Bowes a termination fee of $6.25 million if Pitney Bowes does not purchase DSI for one of the following reasons:

  . we do not obtain the approval of our shareholders to the purchase of DSI by Pitney Bowes and we enter into a definitive agreement to sell DSI to a third party on or before July 9, 2002;

  . our board of directors fails to recommend the purchase of DSI by Pitney Bowes to our shareholders or changes its recommendation in a way adverse to Pitney Bowes;

  . our board of directors recommends to our shareholders the purchase of DSI by a party other than Pitney Bowes; or

  . our board of directors takes any action or position with respect to a tender or exchange offer by a third party which is in any manner adverse to Pitney Bowes.

   Our business may be less profitable following the sale of DSI.

   DSI has historically been one of the most successful parts of our business. DSI represented 14% of our total revenue in fiscal year 2001 and was our only business segment to generate earnings from operations in fiscal year 2001. Following the sale of DSI, our business may be less profitable in the future.

  During the three fiscal years ended March 31, 2001, DSI was our only reporting segment to increase its total revenues and in each of those three fiscal years the operating margin of DSI on a percentage basis exceeded the operating margins for both of our other two principal business segments.

  Following the sale of DSI, we may not benefit from, or utilize opportunities for, growth in DSI's future business. The agreement for the sale of DSI to Pitney Bowes imposes obligations on us not to compete with the business of DSI and not to solicit employees of DSI for employment for two years following closing of the sale. In addition, we have agreed not to induce or attempt to persuade any current or prospective customers of DSI to terminate, fail to renew or fail to enter into a business relationships with DSI for two years following closing of the sale. DSI customers may stop purchasing products or services from our remaining businesses and our ability to market our other products and services to DSI customers may be limited.

  The sale of DSI will result in a reduction in our EBITDA, which may reduce our ability to service our indebtedness. EBITDA is our earnings before interest, taxes, depreciation and amortization.

   If we do not implement our restructuring plans in a timely manner, we may not be able to lower our costs to meet our current revenue and margin expectations and our profitability may be reduced.

   In December 2000, we announced that we would be eliminating approximately 1,200 positions, or approximately 8% of our worldwide workforce, and that we would be closing and consolidating several of our facilities in order to lower our costs to meet our current revenue and margin expectations. If we do not implement our restructuring plans within our projected time frames, our ability to achieve our anticipated savings and lower costs may be harmed which may reduce our profitability. We anticipate that the workforce reductions will be substantially completed by the second quarter of our 2002 fiscal year. We anticipate that the remaining lease obligations related to the facility closures will be substantially completed during our 2002 fiscal year.

   If our program to enhance and unify our United States management information systems is unsuccessful, we may have difficulties obtaining information that we need to manage our business on a timely basis and without additional expense.

   If we fail to successfully implement our program to enhance and unify our United States management information system, our business could suffer because we may have difficulties obtaining information that we need to manage our business, price our products, invoice and collect from our customers, and process and pay our creditors on a timely basis and without additional expense.

   We currently operate a number of different management information systems in the United States, our biggest market. In the past, we have encountered some difficulties with coordinating those systems. We have recently begun a $12 million program to enhance and unify our United States management information systems. We anticipate that the program will be completed by March 31, 2002, the end of our fiscal year 2002. The success of our program depends on our ability to develop a system which adequately fulfils our management information needs. We may be prevented from developing a suitable system by technological problems or if we have insufficient resources to finance the project.

   Our business is dependent upon close relationships with our vendors and our ability to purchase products from these vendors on competitive terms. Without those relationships, we may not be able to obtain enough products and supplies to conduct our business.

   Significant reductions in supplies from our major vendors, or the loss of any major vendor, would seriously harm our business because we may not be able to supply those vendors' products to our customers on a timely basis in sufficient quantities or at all.

   We have relationships with Canon, Heidelberg, Nexpress, Ricoh and Toshiba for those companies to manufacture equipment, parts, supplies and software for resale by us in the United States, Canada, South America, Europe and Australia. The sale of these vendors' products represented over 75% of our total retail equipment sales in fiscal year 2000. We also rely on our equipment vendors for related parts and supplies.

   Our vendors may not continue to provide products to us at current levels if our financial situation continues to deteriorate.

   Currency fluctuations may affect our financial results or our ability to pay our liabilities.

   As a multinational company, changes in currency exchange rates affect our revenues, cost of sales and operating expenses. Approximately 43% of our revenue was generated outside the United States in our 2001 fiscal year with the majority of this revenue generated in countries that have adopted the euro as their currency and the United Kingdom. Over the past 12 months the euro weakened approximately 8% against the United States dollar and the United Kingdom pound weakened approximately 11% against the United States dollar. The weakening of the euro has negatively impacted our revenue in the last few years. We generally pay for high-volume copier, parts and supplies in euro countries in United States dollars but we generally invoice our customers in local currency. This has resulted, and may continue to result, in reduced operating margins and cash flow.

   We are an English company and if we are liquidated under United Kingdom insolvency laws, the consequences for holders of the old notes and the new notes may be worse than if we seek bankruptcy protection under United States laws. In addition, holders of the old notes and the new 10% notes are not creditors of our subsidiaries and therefore will not have rights as creditors with respect to any United States bankruptcy proceedings in which the subsidiaries are debtors.

   We are an English company and we are therefore subject to United Kingdom insolvency laws. The ability of our subordinated creditors to participate in, and achieve recovery under, United Kingdom insolvency proceedings is generally more limited than under United States bankruptcy law. Therefore, if we become subject to insolvency proceedings in the United Kingdom, your ability to recover from us may be more limited than if we were a United States company.

   United Kingdom insolvency laws generally provide for liquidation of an insolvent entity under supervision of an appointed liquidator, and for payment of the proceeds to creditors strictly in accordance with legal priorities of payment. United Kingdom insolvency laws do not provide for reorganization of the entity under incumbent management, which is permitted under United States laws under Chapter 11 of the Bankruptcy Code, although there is a creditor-driven and creditor-supervised process called administration. Liquidation may result in recovery of lower values than a reorganization, and that could reduce the likelihood or amount of recovery by subordinate creditors. Unlike the United Kingdom, United States laws give unsecured creditors rights to participate in reorganizations under the Chapter 11 process. In practice, under United States laws, subordinate creditors may be able, through employment of these rights, to achieve a recovery greater than they could receive in a strict application of the legal priorities.

   The old notes and the new 10% notes are obligations of Danka Business Systems PLC, which is a holding company organized under the laws of England and Wales, and not obligations of our United States subsidiaries. Holders of the old notes and the new 10% notes would not be considered a creditor of our United States subsidiaries for the purposes of United States bankruptcy proceedings. Accordingly, in the event that our subsidiaries were to enter into a reorganization under Chapter 11 of the United States Bankruptcy Code, holders of the old notes and the new 10% notes would be unable to obtain the rights of a creditor in the Chapter 11 process.

Risks Associated with this Exchange Offer

   If we do not refinance our senior bank debt, we will not consummate this exchange offer.

   This exchange offer is conditioned on the consent of our senior bank lenders. We anticipate that our senior bank lenders will consent to this exchange offer only if we are able to refinance our senior bank debt. If we are unable to consummate this exchange offer, our overall refinancing plan will not succeed and we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, owners of old notes may only receive repayment of little or none of the principal amount of their notes.

   We are prohibited from consummating this exchange offer by the terms of our existing credit agreement. Our new credit facility is conditioned on the successful completion of this exchange offer. Therefore, provided that we reach agreement on the definitive terms of the new credit facility with our senior lenders, we anticipate that our senior bank lenders will permit us to consummate this exchange offer.

   This exchange offer will not be consummated unless we receive tenders of at least 92% of the aggregate principal amount of outstanding old notes.

   This exchange offer is conditioned on us receiving tenders of at least 92% aggregate principal amount of the outstanding old notes. We cannot assure you that we will receive tenders of at least 92% aggregate principal amount of the outstanding old notes. If we are unable to consummate this exchange offer, we may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, owners of old notes may only receive repayment of little or none of the principal amount of their old notes.

   If you choose the limited cash option and it is oversubscribed, you will have to accept new senior subordinated notes as part of your exchange consideration.

   If you choose the limited cash option under this exchange offer, and the limited cash option is oversubscribed, you will receive new senior subordinated notes as a portion of your consideration. We will not determine whether the limited cash option is oversubscribed until after this exchange offer closes. You will not be able to withdraw your tender of old notes at the time that we make this determination, even though it may affect the type of exchange consideration that you will receive in this exchange offer.

   The exchange ratios for this exchange offer do not reflect any valuation of the old notes, the new senior subordinated notes or the new 10% notes.

   Our board of directors has made no determination that the exchange ratios represent a fair valuation of either the old notes, the new senior subordinated notes or the new 10% notes. We have not obtained a fairness opinion from any financial advisor about the fairness of the exchange ratios to you or to us. We cannot assure you that if you tender your old notes you will receive more value than if you choose to keep them.

   Cash payments that we made under the limited cash option under this exchange offer to owners of the old notes may be subject to challenge as preferences if we file for bankruptcy in the United States within ninety days of the closing of this exchange offer or if we enter into liquidation or administration proceedings in the United Kingdom within six months of the closing of this exchange offer.

   Any cash payment that we made under this exchange offer to an owner of the old notes may be subject to challenge as a preference under United States bankruptcy law. If so, the recipient of the payment may be required to return the cash payment. A cash payment may be subject to challenge as a preference if:

  . it is made by us within ninety days of a bankruptcy filing by us, or within one year in the case of owners of the old notes who are determined to be our insiders;

  .  it is made when we are insolvent; and

  . it permits the owner of the old notes to receive more than the owner might otherwise receive in a liquidation under applicable bankruptcy laws.

   If any such payment were deemed to be a preference, the trustee in bankruptcy could recover the full amount of the payment from the recipient of the payment. The recipient of the payment would then be entitled to assert a claim in respect of the old notes against the bankruptcy estate. However, we may be unable to satisfy that claim in part or at all. The recipient of the payment will be reduced to the position of an owner of the old notes with the same priority as owners of old notes. Therefore, the recipient of the payment will rank behind holders of our senior debt and the new notes in right of payment. In addition, the recipient of the payment would not be able to assert any claims against the bankruptcy estate with respect to any new notes until the recipient of the payment returned any preferential cash payments to the trustee in bankruptcy.

   In addition, any payment that we made under this exchange offer to an owner of the old notes may be subject to challenge as a preference under United Kingdom insolvency law if it is shown that:

  . the payment is made by us with the intent of placing the owner of the old notes in a better position than otherwise in the event of our insolvent liquidation; and

  . the payment is made at a time that we are unable to pay our debts and our liquidation is commenced within six months of the payment, or within two years of the payment, in the case of persons connected to us.

   If any such payment were deemed to be a preference, the court would have wide powers to restore the position as if the preference had not been given. In particular, the full amount of such payment could be recovered by our liquidator. The recipient of the payment would then be entitled to assert a claim in respect of the old notes against us in our liquidation. However, we may be unable to satisfy that claim in part or at all. The recipient of the payment will be reduced to the position of an owner of the old notes with the same priority as owners of old notes. Therefore, the recipient of the payment will rank behind holders of our senior debt and the new notes in right of payment.

Risks Associated with the New Senior Subordinated Notes and the New 10% Notes

   The new senior subordinated notes will be subordinated to our senior debt. If we default on our senior debt, we may not be able to pay you principal on the new senior subordinated notes.

   The new senior subordinated notes will rank in right of payment behind all of our existing and future senior debt, including our indebtedness under the new credit facility.

   We may not pay any principal, or any other amounts owing on, or purchase, redeem or otherwise retire the new senior subordinated notes, if principal or interest on our senior debt is not paid when due. In addition, if we are in default on any of our other obligations under our senior debt, we may be prohibited from making payments to the owners of the new senior subordinated notes.

   The owners of our senior debt will be entitled to receive payment of all amounts due to them before the owners of the new senior subordinated notes upon any payment or distribution of our assets to our creditors upon our bankruptcy or liquidation or other insolvency or reorganization proceedings.

   We may not be able to convert your new senior subordinated notes into our American depositary shares or ordinary shares upon our failure to repay them.

   If we fail to repay the new senior subordinated notes on their maturity date, there will be an event of default on the new senior subordinated notes under the indenture for the new senior subordinated notes. In that event, holders of the new senior subordinated notes will be entitled, at their option, and in addition to all other rights and remedies, to convert all or part of their notes into American depositary shares or ordinary shares. However, conversion of the senior subordinated notes will be subject to prior shareholder approval and compliance with applicable laws and regulations, including any registration or listing requirements under United States and United Kingdom securities laws. Although we agree to use our reasonable efforts to obtain shareholder approval and to comply with applicable laws, we cannot assure you that we will obtain such approval or be in such compliance, whether promptly or at all.

   The new senior subordinated notes will not pay interest.

   The new senior subordinated notes will pay principal at their maturity date on April 1, 2004. You will not receive any interest payments on the senior subordinated notes.

   A court may void the guarantees of the new senior subordinated notes or subordinate the guarantees to other obligations of the guarantors.

   A court could void the guarantee of the new senior subordinated notes, or claims by holders of the new senior subordinated notes under those guarantees could be subordinated to all other debts of a guarantor. In addition, any payment by that guarantor under its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a court may void the guarantees of the new senior subordinated notes or subordinate the guarantees to other obligations if the court were to find that, at the time any guarantor of the new senior subordinated notes incurred the debt evidenced by its guarantee, the guarantor:

  . was insolvent or rendered insolvent by reason of such incurrence; was engaged in a business or a transaction for which that guarantor's remaining assets constituted unreasonably small capital; or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured; and

  . received less than reasonably equivalent value or fair consideration for the incurrence of such debt.

   The measures of insolvency for purposes of the above will vary depending upon the law applied in any proceeding. Generally, however, a guarantor would be considered insolvent if:

  . the sums of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

  . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

   A court may void the issuance of the old notes or the new notes in circumstances of a fraudulent transfer under federal or state fraudulent transfer laws.

   If a court determines the issuance of the old notes or the new notes constituted a fraudulent transfer, the holders of the old notes or the new notes may not receive payment on those notes.

   Under federal or state fraudulent transfer laws, if a court were to find that, at the time the old notes or the new notes were issued we:

  . issued the old notes or the new notes with the intent of hindering, delaying or defrauding current or future creditors, or

  . received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the old notes or the new notes, and we were insolvent or were rendered insolvent by reason of the issuance of the old notes or the new notes; or we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature, then a court could:

  . avoid all or a portion of our obligations to the holders of the old notes or the new notes

  . subordinate our obligations to the holders of those notes to other existing and future indebtedness of us, as the case may be, the effect of which would be to entitle the other creditors to be paid in full before any payment could be made on those notes, or

  . take other action harmful to the holders of the old notes or the new notes, including in certain circumstances, invalidating those notes.

   In any of these events, we could not assure you that the holders of the old notes or the new notes would ever receive payment on those notes.

   The measures of insolvency for the purposes of the above will be as described in the risk factor "A court may void the guarantees of the new senior subordinated notes." We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the old notes or the new notes were issued, or that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the old notes or the new notes were issued, that the issuance of the notes constituted fraudulent transfers on another ground.

   The new 10% notes will be subordinated to our senior debt and our senior subordinated debt. If we default on our senior debt or our senior subordinated debt, we may not be able to pay you principal or interest on the new 10% notes.

   The new 10% notes will rank in right of payment behind all of our existing and future senior debt and senior subordinated debt, including our indebtedness under our new credit facility and the new senior subordinated notes.

   We may not pay any principal or interest on, or other amounts owing on, or purchase, redeem or otherwise retire the new 10% notes, if principal or interest on our senior debt or senior subordinated debt is not paid when due. In addition, if we are in default on any of our other obligations under our senior debt or our senior subordinated debt, we may be prohibited from making payments to the owners of the new 10% notes.

   The owners of our senior debt and senior subordinated debt, including the new senior subordinated notes, will be entitled to receive payment of all amounts due to them before the owners of the new 10% notes upon any payment or distribution of our assets to our creditors upon our bankruptcy or liquidation or other insolvency or reorganization proceedings.

   We may not be able to repay or refinance the new senior subordinated notes or the new 10% notes when they become due for payment.

   We can give no assurance that we will have the cash resources required to meet our obligations to repay the new senior subordinated notes and the new 10% notes when they are due. Although this exchange offer is a necessary step in our refinancing plan, we will remain highly leveraged following its successful completion. Our ability to service our indebtedness following this exchange offer, including our payment obligations under the new senior subordinated notes, the new 10% notes and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control.

   We may not be able to repurchase the new senior subordinated notes or the new 10% notes upon a change of control in accordance with the terms of the indentures.

   Holders of the new senior subordinated notes and the new 10% notes may not have their new notes repurchased following a change of control because:

  .  we may have insufficient funds to repurchase the notes; or

  . we may be prohibited from repurchasing the notes by the terms of our senior indebtedness.

   Under the terms of the indentures for the new senior subordinated notes and new 10% notes, we may be required to repurchase all or a portion of the new senior subordinated notes then outstanding on a change of control at a purchase price equal to 109% of the principal amount of the senior subordinated notes, and the new 10% notes then outstanding on a change of control at a purchase price equal to 101% of the principal amount of the new 10% notes, plus accrued and unpaid interest, if any, to the date of purchase. Before we can repurchase the new senior subordinated notes or new 10% notes, we may be required to:

  . repay in full all of our indebtedness that is senior to the new senior subordinated notes and the new 10% notes; or

  .  obtain the consent of our senior lenders to make the repurchase.

   The terms of our senior indebtedness may prevent us from repurchasing the new notes without the consent of our senior lenders, unless we also repay our senior indebtedness in full. In those circumstances, we would be required to obtain the consent of our senior lenders, or otherwise repay our senior indebtedness in full, before we could repurchase the new notes following a change of control. If we were unable to obtain the required consents or otherwise repay our senior indebtedness, the put right on a change of control will be ineffective.

   Assuming that we complete all three parts of our overall refinancing plan, based on the assumptions for the pro forma financial information described on pages 61 and 62, we may be required to repay approximately $303 million of senior debt before we could repurchase any of the notes. In addition, we may be required to repurchase approximately $42 million of new senior subordinated notes before we could repurchase any new 10% notes.

   Therefore, if we have insufficient funds to repay our senior indebtedness in full prior to repurchasing the new notes or if we are unable to obtain any required consents, the put right will be ineffective.

   The subordination provisions of the indentures for the new senior subordinated notes and new 10% notes may prevent payments under a change of control offer. The put right may also be limited or unavailable in the event of a highly leveraged transaction or other transaction which may be prejudicial to the interests of the holders of the new senior subordinated notes and new 10% notes but which does not result in a change of control or otherwise violate the indentures for the new senior subordinated notes and the new 10% notes.

   The acquisition of a controlling interest in Danka by Cypress Associates II LLC or its affiliates is not a change of control event under the terms of the indentures for the new senior subordinated notes and new 10% notes. Therefore, the put right would not be available to holders of the new senior subordinated notes and the new 10% notes in those circumstances.

   The indentures for the new notes provide that a sale, lease, exchange or transfer of "all or substantially all" of our assets is a change of control event. However, there is no precise definition of the phrase "all or substantially all" under applicable law. Accordingly, the ability of holders of the new notes to require us to repurchase their notes upon the sale, lease, exchange or transfer of "all or substantially all" of our assets is uncertain.

   We may not be required, or we may not be able, to repurchase the new senior subordinated notes upon an asset sale.

   Holders of new senior subordinated notes may not have all or any of their notes repurchased following an asset sale because:

  . we are only required to repurchase the notes if there are excess proceeds of the asset sale; or

  . we may be prohibited from repurchasing the notes by the terms of our senior indebtedness.

   Under the terms of the indenture for the new senior subordinated notes, we may be required to repurchase all or a portion of the new senior subordinated notes following an asset sale at a purchase price equal to 100% of the principal amount of the notes. However, we are only required to repurchase notes from the excess proceeds of the asset sale that we do not use to repay indebtedness senior to the new senior subordinated notes or to acquire replacement assets. We can also defer the offer to you until there are excess proceeds in an amount greater than $5 million. It is likely that the terms of our senior indebtedness will require us to apply most, if not all, of the proceeds of an asset sale to repay that indebtedness, in which case there may be no excess proceeds of the asset sale for the repurchase of new senior subordinated notes.

   In addition, the terms of our senior indebtedness may prevent us from repurchasing the new senior subordinated notes without the consent of our senior lenders. In those circumstances, we would be required to obtain the consent of our senior lenders before we could repurchase the new senior subordinated notes with the excess proceeds of an asset sale. If we were unable to obtain any required consents, the requirement that we purchase the new senior subordinated notes from the excess proceeds of an asset sale will be ineffective.

   Assuming that we complete all three parts of our overall refinancing plan, based on the assumptions for the pro forma financial information described on pages 61 and 62, we may be required to repay approximately $303 million of senior debt before we could repurchase any of the senior subordinated notes.

   If we make a sale, lease, exchange or transfer of "all or substantially all" of our assets as permitted under the limitations contained in the indenture for the new senior subordinated notes regarding mergers, consolidations and sales of assets, then we will not be required to repurchase the new senior subordinated notes from the excess proceeds of that transaction. However, there is no precise definition of the phrase "all or substantially all" under applicable law. Accordingly, the ability of holders of the new senior subordinated notes to require us to repurchase their notes upon the sale, lease, exchange or transfer of "all or substantially all" of our assets is uncertain.

   We may not be able to service the new notes because of our operational structure.

   We rely on our operating subsidiaries for cash, but our operating subsidiaries may not be able to pay cash to us. Except for the guarantees given by Danka Holding Company and Danka Office Imaging Company of our indebtedness under the new senior subordinated notes, holders of the new notes cannot demand repayment of the new notes from our subsidiaries because the new notes are not obligations of our subsidiaries. Therefore, although our operating subsidiaries may have cash, we may not be able to make payments on our indebtedness. In addition, the guarantees given by Danka Holding Company and Danka Office Imaging Company of our indebtedness under the new senior subordinated notes will be subordinated to any guarantees that those companies give of our senior indebtedness.

   We are a holding company and, as such, our operations are conducted through our subsidiaries. Our subsidiaries are our primary source of income and we rely on that income to make payments on our indebtedness. Our subsidiaries are separate and distinct legal entities. Except for the guarantees given by Danka

Holding Company and Danka Office Imaging Company, our subsidiaries have no obligations, contingent or otherwise, to pay any amounts due under the new notes, whether by dividends, loans or other payments. The ability of our subsidiaries to make payments to us will also be affected by their obligations to their own creditors which as of March 31, 2001 amounted to $457.5 million in the aggregate. Some of our subsidiaries, including Danka Holding Company and Danka Office Imaging Company, guarantee our obligations under the credit agreement for our senior bank debt, which guarantees had been given in respect of approximately $560.0 million in commitments as of March 31, 2001. We anticipate that some of our subsidiaries will guarantee our obligations under the new credit facility. If we default on our senior bank debt, our lenders could require our subsidiaries to pay them under these guarantees, in which case the cash used to make these payments would not be available to us. In addition, applicable state or foreign laws may impose restrictions that limit payments to us from our subsidiaries, for instance laws that require our subsidiaries to maintain minimum amounts of capital or to make payments to shareholders only from profits or foreign laws that regulate the repatriation of assets.

   We expect a limited trading market for the new notes. A limited trading market will make it difficult for you to sell the new notes.

   Although we intend to list the new notes on the Luxembourg Stock Exchange, we do not expect an active trading market to develop in either the new senior subordinated notes or the new 10% notes. Accordingly, you may have difficulty selling them.

   Owners of the new 10% notes may become subject to United Kingdom withholding tax if the new 10% notes are not listed on a recognized stock exchange.

   If the new 10% notes are not listed on a stock exchange which is a "recognized stock exchange" for the purposes of United Kingdom tax law on any interest payment date, then we may be required to withhold United Kingdom income tax, currently at a rate of 20%, on any interest that we pay to you on the new 10% notes.

   We intend to list the new 10% notes on the Luxembourg Stock Exchange, which is a recognized stock exchange, before the first interest payment date, but we cannot assure you that our application to list the new 10% notes on the Luxembourg Stock Exchange will be successful or that the new 10% notes will be listed on the Luxembourg Stock Exchange prior to the first interest payment date.

   The exchange of old notes solely for cash by a United States holder will be a taxable exchange for United States federal income tax purposes, resulting in the recognition of gain or loss by the United States holder. The exchange of old notes solely for new senior subordinated notes or a combination of cash and new senior subordinated notes will also be a taxable exchange, unless the new senior subordinated notes are considered "securities" for United States federal income tax purposes.

   The exchange of old notes solely for cash by a United States holder will be a taxable exchange. A United States holder making such an exchange will recognize ordinary income to the extent of any accrued and unpaid interest on the holder's old notes that has not previously been included in income, and gain or loss equal to the difference between the amount of cash received (excluding any amount that is allocable to accrued but unpaid interest on the old notes) and the United States holder's basis in its old notes. The tax consequences to a United States holder that exchanges old notes solely for new senior subordinated notes, or for a combination of new senior subordinated notes and cash, will depend on whether the new senior subordinated notes are considered "securities" for United States federal income tax purposes. The term "securities" is not clearly defined in the Internal Revenue Code, the applicable Treasury regulations, or judicial decisions. We have been advised by our counsel, Altheimer & Gray, that the new senior subordinated notes should not be considered "securities." Assuming that the new senior subordinated notes are not securities, a United States holder exchanging old notes for new senior subordinated notes, or a combination of new senior subordinated notes and cash, will recognize ordinary income to the extent of any accrued but unpaid interest on the old notes that has not previously been included in income, and will recognize gain or loss equal to the difference between the issue price of the new senior subordinated notes plus any cash received (excluding any amount allocable to accrued but unpaid interest on the old notes) and the United States holder's tax basis in the old notes. See "Material United States Federal Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to holders of acquiring, owning and disposing of the new notes, including a discussion of the considerations relevant to whether the new senior subordinated notes qualify as "securities" for United States federal income tax purposes. Holders should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences to them of tendering old notes in this exchange offer.

   The exchange by a United States holder of old notes for either (1) new 10% notes together with new senior subordinated notes, cash, or a combination of both or (2) solely new 10% notes will be treated as a recapitalization, unless either the old notes or the new 10% notes do not constitute securities for United States federal income tax purposes. If such an exchange qualifies as a recapitalization, the United States holder could not recognize loss, but may recognize gain on the exchange.

   The exchange by a United States holder of old notes solely for new 10% notes or for new 10% notes together with new senior subordinated notes, cash, or a combination of both will constitute a recapitalization under section 368(a)(1)(E) of the Internal Revenue Code so long as both the old notes and the new 10% notes are considered "securities" for United States federal income tax purposes. The term "securities" is not clearly defined in the Internal Revenue Code, the applicable Treasury regulations, or judicial decisions. We have been advised by our counsel, Altheimer & Gray, that the old notes and the new 10% notes should be treated as "securities" for United States federal income tax purposes. Assuming that the old notes and new 10% notes are securities, and that the new senior subordinated notes are not securities, a United States holder making such an exchange would not be permitted to recognize any loss, but would be required to recognize gain (if any) equal to the lesser of the issue price of the new senior subordinated notes plus any cash received, or the amount of gain realized on the exchange. See "Material United States Federal Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to holders of acquiring, owning and disposing of the new notes, including a discussion of the uncertainty as to whether the old notes, the new 10% notes and the new senior subordinated notes qualify as "securities" for United States federal income tax purposes, and a discussion of the treatment of accrued but unpaid interest on the old notes. Holders should consult their tax advisors regarding the United States federal, state, local and foreign tax consequences to them of tendering old notes in this exchange offer.

   You may be required to recognize original issue discount as taxable income on the new senior subordinated notes and the new 10% notes before you receive the cash payments to which the income is attributable.

   The new senior subordinated notes and the new 10% notes will be issued with original issue discount for tax purposes. Accordingly, holders of such new notes may be required to include amounts in gross income for United States federal income tax purposes before they receive the cash payments to which the income is attributable. The amount, if any, of original issue discount that a holder will be required to include in income will depend upon the exchange option that the holder chooses, certain facts relating to the trading activity and value of the new notes and old notes, and each holder's individual circumstances. See "Material United States Federal Income Tax Consequences" for a more detailed discussion of the United States federal income tax consequences to holders of acquiring, owning and disposing of the new notes.

Risks Associated with Retaining the Old Notes

   Failure of this exchange offer may lead to our bankruptcy, liquidation or administration.

   In the event that this exchange offer fails to close, we are unlikely to be able to refinance our senior bank debt. If we fail to refinance our senior bank debt, we may have to seek bankruptcy protection and/or commence liquidation or administration proceedings. In that case, we expect that it is highly unlikely that owners of the old notes will receive repayment in full of the principal amount of their notes. In that case, owners of the old notes may only receive repayment of little or none of the principal amount of their notes.

   In the event of our bankruptcy, liquidation or administration, we may not be able to pay principal or interest on the old notes when due. We may also be prohibited from making those payments if we are in default on our indebtedness that is senior to the old notes.

   The holders of our senior debt, our other subordinated debt, and lessors under our tax retention operating leases will be entitled to receive payment of all amounts due to them before the owners of the old notes upon any payment or distribution of our assets to our creditors upon our bankruptcy, liquidation or other insolvency or reorganization proceedings.

   The old notes will rank in right of payment behind all of our existing and future senior debt, other secured liabilities and other subordinated debt. This includes our senior bank debt, the new senior subordinated notes and the new 10% notes.

   We may not pay any principal or interest on, or any amounts owing on, or purchase, redeem or otherwise retire the old notes if our senior debt or other subordinated debt is not paid when due. In addition, if we are in default of any of our other obligations under our senior debt or other subordinated debt, we may be prohibited from making payments to the owners of the old notes for specified periods of time.

   If you do not exchange your old notes in this exchange offer, it is likely you will not be able to sell them in the secondary market.

   Any old notes tendered and exchanged in this exchange offer will reduce the aggregate principal amount of the old notes outstanding. Because it is a condition of this exchange offer that at least 92% of the old notes are tendered, we anticipate that the liquidity of the market for any old notes remaining outstanding after this exchange offer will be extremely limited.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of this exchange offer on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this exchange offer.

   In evaluating this exchange offer, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 16 to 30 of this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new notes offered in this exchange offer. We will receive the old notes in consideration for issuing the new notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not increase our indebtedness and, given the terms of this exchange offer, should decrease our indebtedness.

   The following table shows the sources and uses of cash for all three parts of our overall plan to reduce and refinance our indebtedness, which consists of this exchange offer, the sale of DSI and the refinancing of our senior bank debt, as if all three transactions were completed at March 31, 2001. The DSI sale price is subject to adjustment depending on the value of DSI's net assets at closing of the sale. If the sale had closed at March 31, 2001, the sale price would have been reduced by $7.2 million to $282.8 million primarily as a result of the level of DSI's accounts payable on that date. However, we anticipate that the actual DSI sale price should not be subject to so large an adjustment as we expect that the level of DSI's liabilities will be lower on the closing date of the sale than on March 31, 2001. The pro forma assumptions that we have used to prepare this table are set out in the Unaudited Pro Forma Financial Statements on pages 61 and 62 of this prospectus.


                                                 Sources  Uses
                                                 ------- ------
                                                 (in millions)
         Sale of DSI............................ $290.0
         New borrowings under our senior credit
          facility..............................  303.1
         Adjustment to DSI sale proceeds due to
          decrease in net assets................         $  7.2
         Repayment of our existing senior bank
          debt..................................          515.0
         Cash portion of exchange offer.........           24.0
         Payment of current taxes...............           19.3
         Payment of transaction expenses........           27.6
                                                 ------  ------
                                                 $593.1  $593.1
                                                 ======  ======

                                 CAPITALIZATION

   The table below describes our debt and capitalization as of March 31, 2001 as if this exchange offer, the sale of DSI and the refinancing of our senior debt as described below had occurred on that date.

   You should read this information in conjunction with our consolidated financial information and accompanying notes included in our Annual Report on Form 10-K/A for the year ended March 31, 2001, which is incorporated into this prospectus by reference. The pro forma column does not purport to represent what our financial condition would actually have been if these transactions and events occurred on the date specified. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The pro forma adjustments have been prepared on the following assumptions:

Exchange Offer

  . $112.5 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $24 million in cash, which will be funded from the proceeds of the sale of DSI, and $42.0 million in principal amount of new senior subordinated notes.

  . $87.5 million in principal amount of old notes are tendered under the 10% note option and are exchanged for $87.5 million in principal amount of new 10% notes.

  . Interest expense on the new senior subordinated notes will not be recognized in future periods as the total interest expense has been recorded in the carrying amount of the new senior subordinated notes. Interest expense on the new 10% notes will be $8.7 million per year.

  .  Fees and expenses associated with this exchange offer are $5.4 million.

  . We will pay a current United Kingdom corporation tax charge of $11.8 million, at an effective tax rate of 23.5%, in connection with this exchange offer.

  . The accompanying pro forma adjustments have been prepared on assumptions noted above relating to elections made by holders of the old notes as of May 31, 2001. However, we will not know the final adjustments until we receive the final elections to this exchange offer from the holders of the old notes.

  . The pro forma balance sheet assumes that 100% of all holders of the old notes will participate in this exchange offer and that 56.3% of the old notes will be exchanged for a combination of cash and the new senior subordinated notes and 43.7% of the old notes will be exchanged for the new 10% notes. These percentages are based on the tenders received as of May 31, 2001.

Sale of DSI

   On April 9, 2001, we entered into an agreement to sell DSI to Pitney Bowes Inc. for $290.0 million in cash. The sale is on the terms and subject to the conditions and approvals described in "Sale of DSI." The sale price is subject to adjustment depending on the value of DSI's net assets at closing of the sale. If the sale had closed at March 31, 2001, the sale price would have been reduced by $7.2 million to $282.8 million, primarily as a result of the level of DSI's accounts payable on that date. The following assumptions have been made for the purposes of the pro forma adjustments as of March 31, 2001 only. We anticipate that the DSI sale price should not be subject to so large an adjustment as we expect that the level of DSI's liabilities will be lower on the closing date of the sale than on March 31, 2001.

  . We will sell DSI for $282.8 million and incur expenses in connection with the sale of $8.4 million, plus income taxes of $75.4 million, with an effective tax rate of 39.4%.

  . We will apply $39.7 million of the proceeds of the sale of DSI to fund the limited cash portion of this exchange offer of $24 million, costs of the sale of DSI of $8.4 million, and current taxes resulting from the sale of DSI of $7.5 million.

  . We will apply the remainder of the proceeds of the sale of DSI to partially repay our senior bank debt, to pay costs and taxes associated with this exchange offer and to pay costs associated with the refinancing of our senior bank debt.

  . We will incur a deferred tax liability in association with the sale of DSI of $67.9 million.

Refinancing of Senior Bank Debt

  . Our new credit facility will be variable rate debt with an estimated rate at time of refinancing of 9.0% per annum and the amount outstanding based on the pro forma balance sheet at March 31, 2001, is $303.1 million, which includes $13.8 million of estimated debt issue costs associated with the refinancing.

  . Fees and expenses associated with the refinancing of senior bank debt will be $13.8 million, $3.0 million of which will be deferred and will be amortized over the term of the new credit facility. Interest expense on the new credit facility will include $1.0 million of annual amortization of debt issue costs related to the refinancing.

   We refer you to "Unaudited Pro Forma Consolidated Financial Statements" beginning on page 61 for a presentation of pro forma adjustments based on other assumptions.

                                               Adjustments
                                     --------------------------------------
                                                   Refinancing
                                      Sale of       of Senior     Exchange        Pro
                         Historical     DSI         Bank Debt       Offer        Forma
                         ----------  ---------     -----------    ---------     --------
                              (In thousands, except per share amounts)
Current maturities of
 long-term debt and
 notes payable.......... $ 517,447   $(243,127)(a)  $(289,276)(d) $  17,150 (g) $  2,194
                         ---------   ---------      ---------     ---------     --------
                           517,447    (243,127)      (289,276)       17,150        2,194
                         ---------   ---------      ---------     ---------     --------
Long-term debt:
  6.75% convertible
   subordinated notes
   due April 1, 2002....   200,000         --             --       (200,000)(h)      --
  Zero coupon senior
   subordinated notes
   due April 1, 2004....       --          --             --         42,032 (h)   42,032
  10% subordinated notes
   due April 1, 2008....       --          --             --         87,460 (h)   87,460
                                                       13,800(e)
  Senior bank notes.....       --          --         289,276(d)        --       303,076
  Other long-term debt
   and notes payable,
   less current
   maturities...........     1,731      (1,322)(b)        --            --           409
                         ---------   ---------      ---------     ---------     --------
    Total long-term
     debt...............   201,731      (1,322)       303,076       (70,508)     432,977
                         ---------   ---------      ---------     ---------     --------

6.50% convertible
 participating shares--
 redeemable; $1.00
 stated value: 500,000
 authorized; 234,993
 issued and
 outstanding............   223,713         --             --            --       223,713
                         ---------   ---------      ---------     ---------     --------
Shareholders' equity
 (deficit):
Ordinary shares; 1.25
 pence stated value:
 500,000,000 authorized;
 247,570,566
 issued and
 outstanding............     5,130         --             --            --         5,130
Additional paid-in
 capital................   325,399         --             --            --       325,399
Accumulated deficit.....  (302,619)    109,256(c)      (8,160)(f)    30,847(i)  (170,676)
Accumulated other
 comprehensive (loss)
 income.................  (100,260)      6,709(c)         --            --       (93,551)
                         ---------   ---------      ---------     ---------     --------
  Total shareholders'
   equity (deficit).....   (72,350)    115,965         (8,160)       30,847       66,302
                         ---------   ---------      ---------     ---------     --------
    Total
     capitalization..... $ 870,541   $(128,484)     $   5,640     $ (22,511)    $725,186
                         =========   =========      =========     =========     ========

--------
(a) Pro forma adjustment to reflect the use of the remaining estimated cash proceeds from the sale of DSI ($242,841) to repay a portion of the senior debt outstanding and remove debt of DSI ($286).

(b) Pro forma adjustment to remove long-term debt of DSI resulting from the sale of DSI.

(c) Pro forma adjustment to reflect the impact on equity resulting from the gain realized from the sale of DSI ($109,256), and the write-off of DSI's cumulative currency translation adjustment ($6,709).

(d) Pro forma adjustment to reflect the reclassification of the new senior debt from current to long-term ($289,276).

(e) Pro forma adjustment to record the liability for estimated debt issue costs associated with the refinancing of senior debt ($13,800).

(f) Pro forma adjustment to reflect write-off of old debt issue costs ($1,166), write-off of estimated fees to be paid to creditors ($9,500), and deferred taxes related to both write-offs ($2,506).

                                             (Notes continued on following page)

(Notes continued from previous page)

(g) Pro forma adjustment to reflect funds required for transaction costs of exchange offer ($5,400) and current taxes due from the exchange offer ($11,750).

(h) Pro forma adjustment to reflect the exchange of the remaining $140,000 of old notes (after the exchange of $60,000 of old notes tendered for cash) for $32,014 of new senior subordinated notes plus accrued interest of $10,018 ($42,032) and $87,460 of new senior 10% notes ($87,460). The present value of the new senior subordinated notes was determined using an annual discount factor of 9.5%.

    This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new senior subordinated notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest expense over the life of the new senior subordinated notes has been included in the carrying amount of the new notes ($10,018). Accordingly, interest expense will not be recognized in future financial statements for the new senior subordinated notes. Interest expense will be recognized in future financial statements for the new 10% notes.

    Other alternative exchange possibilities that may be helpful in understanding the pro forma effect of this exchange offer are shown in the footnotes to the Pro Forma Consolidated Balance Sheet.

(i) Pro forma adjustment to reflect the impact on equity resulting from the gain realized from this exchange offer ($40,323), less estimated income taxes ($9,476).

                              THIS EXCHANGE OFFER

   This section of the prospectus describes our proposed exchange offer. While we believe that the description covers the material terms of this exchange offer, this summary may not contain all the information that is important to you. You should read the entire document and the other documents we refer to carefully for a more complete understanding of this exchange offer.

Purpose of this Exchange Offer

   We are making this exchange offer as part of an overall plan to reduce and refinance our indebtedness. The other parts of our plan are the sale of DSI and the refinancing of our senior bank debt.

Terms of this Exchange Offer

   You can select the form of consideration that you will receive for your old notes from the following three options:

  . Limited Cash Option

    $400 in cash for every $1,000 in principal amount of old notes tendered under this option, up to an aggregate maximum of $24 million in cash for $60 million in principal amount of old notes. If more than $60 million in principal amount of old notes are tendered under this option, we will exchange $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every additional $1,000 in principal amount of old notes tendered. We will distribute the $24 million in cash so that everyone who tenders old notes under this option will receive cash and new senior subordinated notes in the same proportions as everyone else who tenders old notes under this option. We may issue new senior subordinated notes in denominations of less than $1,000.

  . Zero Coupon Note Option

    $800 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 for every $1,000 in principal amount of old notes tendered under this option. We may issue new senior subordinated notes in denominations of less than $1,000.

  . 10% Note Option

    $1,000 in principal amount of new 10% subordinated notes due April 1, 2008 for every $1,000 in principal amount of old notes tendered under this option.

   You do not have to choose the same option for all of the old notes that you tender. You do not have to tender all of your old notes to participate in this exchange offer. However, this exchange offer is conditioned on our receiving valid tenders of at least 92% of the aggregate principal amount of the old notes. You may withdraw your tender of old notes or change your choice of consideration options at any time before the expiration of this exchange offer.

   The limited cash option will likely be over-subscribed. Therefore, if you choose the limited cash option you should expect to receive new senior subordinated notes for a significant portion of the old notes that you tender for cash.

   The following table illustrates how cash and new senior subordinated notes will be distributed for every $1,000 in principal amount of old notes to persons who choose the limited cash option, in the following scenarios: if $60 million or less, exactly $100 million, exactly $112.5 million, exactly $150 million or exactly $200 million in principal amount of old notes are tendered for the limited cash option. We have chosen to show the scenario that $112.5 million in principal amount of old notes are tendered for the limited cash option on the basis of elections made by holders of the old notes as of May 31, 2001. In the event that the principal amount of old notes tendered for the limited cash option is between one of the amounts shown in the table, the amount of cash and new senior subordinated notes distributed for every $1,000 in principal amount of old notes will vary proportionately.

                                                       Principal amount of
                                                         new zero coupon
   Principal amount of       Cash received             senior subordinated
   old notes tendered      for each $1,000 in        notes due April 1, 2004
     for the limited        principal amount       received for each $1,000 in
       cash option            of old notes        principal amount of old notes
   -------------------     ------------------     -----------------------------
   $60,000,000 or less          $400.00                      $  0.00
   $100,000,000                 $240.00                      $320.00
   $112,500,000                 $213.26                      $373.48
   $150,000,000                 $160.00                      $480.00
   $200,000,000                 $120.00                      $560.00

   We will not determine whether the limited cash option is over-subscribed until after this exchange offer closes. You will not be able to withdraw your tender of old notes once we make this determination even though it may affect the type of exchange consideration that you will receive in this exchange offer. We will make a press announcement regarding the extent to which the limited cash option is over-subscribed and the amount of cash and new senior subordinated notes that persons who choose the limited cash option can expect to receive as soon as practicable following the expiration date of this exchange offer.

Market and Trading Information Regarding the Old Notes

   The old notes currently are traded over-the-counter. The old notes are listed on the London Stock Exchange. However, there is no established reporting system and there are no publicly available quotations for the old notes. Accordingly, Banc of America Securities LLC has advised us that there is no practical way to determine the trading history of the old notes. We believe that trading in the old notes has been limited and sporadic. We believe that opportunities to trade old notes that remain outstanding after this exchange offer will be extremely limited.

Conditions to this Exchange Offer

   This exchange offer is subject to the following conditions:

  . we receive valid tenders under this exchange offer of at least 92% of the aggregate principal amount of the outstanding old notes and those tenders are not withdrawn;

  .  our senior bank lenders consent to this exchange offer;

  . parties to our tax retention operating leases consent to this exchange offer;

  .  Pitney Bowes closes the purchase of DSI;

  . this exchange offer complies with applicable laws and applicable interpretations of the staff of the SEC;

  . this exchange offer complies with all applicable state securities or "blue sky" laws;

  . no action or proceeding has been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction has been proposed, including any proposal which is in existence as of the date of this prospectus, enacted, entered or enforced by any court or government agency that would reasonably be expected to:

      . prohibit, prevent or materially impair our ability to proceed with this exchange offer;

      .  materially adversely affect our business;

      . limit the tax deductibility of interest on or indebtedness on the new notes or any other debt connection to this exchange offer or that would materially increase the after-tax cost to us of this exchange offer; or

      .  materially impair the benefits to us of this exchange offer;

  . no event has occurred or is reasonably likely to occur affecting our business that would reasonably be expected to:

      . prohibit, prevent or significantly delay consummation of this exchange offer; or

      . materially impair our contemplated benefits of this exchange offer;

  . the trustee of the old notes has not objected or taken any action that would reasonably be expected to prevent, prohibit or materially adversely affect the consummation of this exchange offer; and

  . no tender or exchange offer for any class of our equity securities and no merger, acquisition, business continuation or similar transaction involving us has occurred, been proposed or announced.

   All conditions to this exchange offer must be satisfied or waived on or before the expiration date for this exchange offer. Subject to the satisfaction or waiver of the conditions, we will accept for exchange any and all old notes that are validly tendered and not withdrawn at any time prior to acceptance for payment. Failure by us to enforce any conditions will not be considered a waiver of that condition.

   The sale of DSI is subject to the conditions described in "Sale of DSI." The refinancing of our senior bank debt will likely be subject to the conditions described in "New Credit Facility."

Period for Tendering Old Notes

   As set forth in this exchange offer and prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 8:00 a.m., New York City time on June 29, 2001. However, if we extend the period of time for which this exchange offer is open, the term "expiration date" means the latest time and date to which this exchange offer is extended.

   We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of any old notes, by announcing an extension of this exchange offer as described below. During any extension, all old notes previously tendered will remain subject to this exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering owner as promptly as practicable after the expiration or termination of this exchange offer.

   We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to this exchange offer have been satisfied, subject to applicable law, to:

  .  extend the expiration date for this exchange offer;

  .  to amend this exchange offer and solicitation in any respect;

  . to terminate this exchange offer prior to the expiration date and return the old notes tendered pursuant thereto; or

  .  to delay the acceptance of the old notes under this exchange offer;

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service and to the Company Announcements Office of the London Stock Exchange.

   In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer. Tendered old notes may be withdrawn at any time on or prior to the expiration date.

Procedures for Exchanging Notes

   We contemplate that the new notes will be delivered in book-entry form through DTC, Euroclear and Clearstream. Cash payment will be paid to you by the exchange agent. If you have any questions or need assistance in tendering your old notes, please call D.F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled "The Exchange Agent" below.

   Only holders of record are authorized to tender their old notes for exchange. We have been informed by the trustee for the old notes that none of the old notes are held in physical form. If you wish to tender old notes in this exchange offer and you are not a participant in DTC, Euroclear or Clearstream, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your old notes. If you wish to exchange notes in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering the old notes, make appropriate arrangements to register the ownership of the notes in your name. This may take considerable time and may not be able to be completed before the expiration date of this exchange offer.

   Tender of old notes held through a custodian. If your old notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your old notes on your behalf. Any beneficial owner of old notes held of record by DTC, Euroclear or Clearstream or their nominee, through authority granted by DTC, Euroclear or Clearstream, may direct the holder of record to tender on the beneficial owner's behalf.

   Tender of old notes held through DTC, Euroclear or Clearstream. To tender notes that are held through DTC, the holder should transmit its acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. To tender old notes held through Euroclear or Clearstream, the holder should transmit its acceptance to Euroclear or Clearstream, as appropriate, and Euroclear or Clearstream will then edit or verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. Delivery of tendered old notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

   You should send letters of transmittal only to the exchange agent and not to us, D.F. King & Co., Inc. or Banc of America Securities LLC.

   The delivery of old notes and letter of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, Euroclear, or Clearstream and any acceptance of an Agent's Message transmitted through the Automated Tender Offer Program or otherwise, is at the election and risk of the person tendering old notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

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

   Except as provided below, unless the old notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message, we may, at our option, treat the tender of the old notes as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the old notes will be made only against deposit of the tendered old notes and delivery of all other required documents.

   Book-entry delivery procedures. The exchange agent will establish accounts with respect to the old notes at DTC, Euroclear and Clearstream for purposes of this exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC, Euroclear or Clearstream may make book-entry delivery of the notes by causing DTC, Euroclear or Clearstream, as appropriate, to transfer such notes into the exchange agent's account in accordance with DTC's, Euroclear's, or Clearstream's procedures for such transfer.

   Although delivery of notes may be effected through book-entry into the exchange agent's account at DTC, Euroclear or Clearstream, the letter of transmittal, or facsimile of it, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the exchange agent.

   The confirmation of a book-entry transfer into the exchange agent's account at DTC, Euroclear or Clearstream as described above is referred to as a "Book-Entry Confirmation."

   "Agent's Message" means a message transmitted by DTC, Euroclear or Clearstream, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC, Euroclear or Clearstream has received an express acknowledgement from the person tendering the old notes that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

   Signature guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, unless the relevant old notes are tendered:

  . by a participant in DTC, Euroclear or Clearstream whose name appears on a security position listing as the owner of such old notes who has not completed the box entitled "Special Delivery Instructions" or "Special Exchange Instructions" on the letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

   The signatures on the letter of transmittal accompanying the tendered old notes must be guaranteed by a Medallion Signature Guarantor if:

  . the old notes are registered in the name of a person other than the signer of the letter of transmittal; or

  . the old notes not accepted for exchange or not tendered are to be returned.

   Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered old notes. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of old notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   Backup United States federal income tax withholding. To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal.

Withdrawals of Tenders

   You may withdraw tenders of old notes at any time on or prior to the expiration of this exchange offer, but the exchange consideration shall not be payable in respect of old notes that are withdrawn. We will not determine whether the limited cash option for the exchange consideration has been oversubscribed until after the expiration of this exchange offer. You will not be able to withdraw your tender of old notes at the time we make this determination even though it may affect the type of consideration that you will receive in this exchange offer.

   Except as otherwise provided in this prospectus, tenders of notes may be withdrawn at any time prior to 8:00 a.m., New York City time on the expiration date.

   For a withdrawal of tendered old notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under "Exchange Agent." Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn;

  . identify the old notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the notes into the name of the person withdrawing the tender.

   If you have tendered your old notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer.

   All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old notes withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no cash will be paid or new notes will be issued in exchange unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC, Euroclear or Clearstream, without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn old notes may be retendered by following one of the procedures described above under "Procedures for Exchanging Notes" at any time prior to the expiration date.

Exchange of Notes and Payment of Cash

   We will pay cash and issue new senior subordinated notes and new 10% notes upon the terms of this exchange offer and applicable law with respect to the old notes validly tendered and not withdrawn for exchange under this exchange offer promptly after the expiration date. We will pay any cash due on the old notes validly tendered and not withdrawn by deposit of funds with the exchange agent, who will act as agent of the owners of old notes tendering for cash for the purposes of receiving cash payments from us and transmitting those payments to the owners tendering for cash. We will exchange the old notes for new senior subordinated notes and new 10% notes by the credit to the account of the tendering owner at DTC, Euroclear or Clearstream, as appropriate, of the appropriate amount of new senior subordinated notes or new 10% notes, in the name of, or pursuant to the instructions of, the tendering owner.

   In all cases, cash payments or credits of new senior subordinated notes or new 10% notes for old notes will only be made as soon as practicable after the expiration date of this exchange offer and assuming receipt by the exchange agent of:

  . timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in "Procedures for Exchanging Notes--Book-Entry Delivery Procedures" above;

  . a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted Agent's Message; and

  .  any other documents required by the letter of transmittal.

   If we do not accept any tendered old notes for exchange pursuant to this exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of this exchange offer credit the old notes to the account maintained at DTC, Euroclear or Clearstream from which the old notes were delivered.

Interest on Notes

   The last payment of interest on the old notes was made on April 1, 2001. This payment covered accrued interest at the rate of 6.75% from October 1, 2000 through March 31, 2001. The first payment of interest on the new 10% notes will be made on October 1, 2001. This payment will cover accrued interest at the rate of 10% effective from April 1, 2001 through September 30, 2001. There will be no separate payment of accrued interest on the old notes accepted in this exchange offer.

Amendment of this Exchange Offer

   We reserve the right to amend this exchange offer, in our sole discretion, to:

  .  delay the acceptance of your old notes for exchange;

  .  terminate this exchange offer;

  . extend the expiration date and retain all old notes that have been tendered, subject to the rights of owners of the old notes to withdraw their old notes;

  . refuse to accept the old notes and return all old notes that have been tendered to us; or

  . waive any condition to, or otherwise amend the terms of, this exchange offer in any respect and accept all properly tendered old notes that have not been withdrawn.

   We reserve the right, in our sole discretion, to reduce the amount of old notes that we will exchange under this exchange offer. We may also change the consideration that we are offering. If we change the consideration that we are offering, or decrease the amount of old notes being sought, we will give at least 10 business days' notice of the change. If that is less than the time remaining before the expiration date, the expiration date will be extended until a date that is no earlier than the 10th business day after the announcement.

   Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to the Dow Jones News Service and the Company Announcements Office of the London Stock Exchange.

Future Transactions Involving Old Notes

   We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any old notes that remain outstanding after the expiration date of this exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of this exchange offer. It is possible that future purchases, if any, of old notes may be on less or more favorable terms than the terms offered in this exchange offer. We make no promises that we will purchase or make offers for any old notes that remain outstanding after the expiration date of this exchange offer. We do not currently contemplate that any circumstances will arise in which we will make any such purchases and, in any event, we may not have the financing to do so.

"Blue Sky" Compliance

   We are making this exchange offer to all holders of old notes. We are not aware of any jurisdiction in which making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer will not be made to, nor will tenders of old notes be accepted from or on behalf of, the holders of old notes residing in such jurisdiction.

Exchange Agent

   HSBC Bank USA has been appointed as the exchange agent for this exchange offer of the notes. We have agreed to pay HSBC Bank USA reasonable and customary fees for its services and will reimburse HSBC Bank USA for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

   HSBC Bank USA
   One Hanson Place
   Lower Level
   Brooklyn, New York 11243

   By Facsimile:

   (718) 488-4488

   Confirm Facsimile by Telephone:

   (718) 488-4475

   Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Dealer Manager

   We have retained Banc of America Securities LLC as our exclusive dealer manager in connection with this exchange offer. We will pay Banc of America Securities LLC a customary fee for its services. We have also agreed to reimburse Banc of America Securities LLC for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws.

Information Agent

   D.F. King & Co., Inc. has been appointed the information agent for this exchange offer of the notes. We have agreed to pay D.F. King reasonable and customary fees for its services and will reimburse D.F. King for its reasonable out-of-pocket expenses. Any questions concerning the procedures of this exchange offer or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

   D.F. King & Co., Inc.
   77 Water Street
   New York, New York 10005

   Bank and brokers, call collect:
   (212) 269-5500

   Others, call toll free:
   (800) 769-4414

   Nebraska residents should contact:
   Banc of America Securities LLC
   100 North Tryon Street, 7th Floor
   Charlotte, North Carolina 28255
   Attention: High Yield Special Products
   (704) 388-1457 (collect)
   (888) 292-0070 (toll free)

Fees and Expenses

   We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates.

   We have retained Banc of America Securities LLC as our exclusive dealer manager in connection with this exchange offer. In addition, we may make payments to brokers, dealers or others soliciting acceptance of this exchange offer. We will also pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with this exchange offer and are estimated in the aggregate to be approximately $5.4 million. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

   Owners who tender their old notes for exchange will not be obligated to pay any transfer taxes. If, however,

  . new notes are to be delivered to, or issued in the name of, any person other than the registered owner of the old notes; or

  . old notes are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of new notes for old notes in connection with this exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

United States GAAP Accounting Treatment

   We do not currently believe that we have sufficient liquid resources to repay the principal balance to satisfy the obligations of the old notes when they are due on April 1, 2002. In addition, we do not believe that we can obtain alternate financing with reasonable interest rates that would otherwise permit us to repay the old notes at that time. This exchange offer contains concessions by the holders of the old notes, including accepting new notes with an extended maturity date and accepting an interest rate on the new notes which is lower than we could obtain from other lenders, and, subject to the amount of old notes tendered for cash, a reduction in the face amount of our obligations. Accordingly, this exchange offer will be treated as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," or SFAS 15. SFAS 15 applies to debt restructurings where a creditor for reasons related to the debtor's financial difficulties grants a concession to the debtor that it would not otherwise consider.

United States Federal and United Kingdom Tax Considerations

   See "Material United States Federal and United Kingdom Tax Consequences" for a discussion of the United States federal and United Kingdom tax consequences to holders of old notes acquiring, owning, and disposing of the new notes.

Appraisal Rights

   You will not have any right to dissent and receive appraisal of your old notes in connection with this exchange offer.

                                  SALE OF DSI

   On April 9, 2001, we entered into an asset purchase agreement to sell DSI to Pitney Bowes Inc. for $290 million in cash plus the assumption of some of the liabilities relating to the business of DSI. The closing of the purchase of DSI by Pitney Bowes is a condition to this exchange offer. This section summarizes the material terms of the asset purchase agreement. We urge you to read the complete asset purchase agreement for the precise legal terms of the agreement and other information that may be important to you. You may obtain copies of the asset purchase agreement from us. See "Where You Can Find More Information."

Form of Sale of DSI

   Pitney Bowes will buy from us the assets used in or related to DSI's business, including DSI's inventory, fixed assets, leases of real and personal property, receivables and contracts, but not cash or intercompany accounts. We expect that, based on DSI's audited December 31, 2000 balance sheet, the liabilities assumed by Pitney Bowes will total approximately $25.9 million at closing of the sale and that the liabilities that we retain will total approximately $7.6 million at closing of the sale.

   Pitney Bowes will also assume the liabilities relating to DSI's business, including accounts payable, accrued and unpaid expenses, capital leases and contracts, but not DSI's tax liabilities, severance obligations, indebtedness for borrowed money, intercompany accounts or environmental liabilities, if any.

   Because DSI's operations are conducted through our subsidiaries in various countries, DSI's assets and liabilities will be transferred pursuant to separate agreements between each of those subsidiaries and Pitney Bowes, or subsidiaries of Pitney Bowes.

Purchase Price

   The purchase price for DSI is $290 million in cash subject to adjustments. Pitney Bowes will also assume some of the liabilities related to DSI's business, as described above.

   The purchase price is subject to adjustment, as described below. $5 million of the purchase price will be set aside in an escrow account on closing. The net amount held in escrow, if any, will be paid to us within five business days after the resolution of the post closing adjustment described below.

Adjustment to Purchase Price at Closing

   We are required to obtain the consent of some of DSI's customers to the assignment of their contracts with DSI to Pitney Bowes prior to the closing of the sale of DSI. If we do not obtain the consent of some customers who generate revenues for DSI of more than $5 million per year, the purchase price for DSI will be reduced at closing dollar-for-dollar by the amount of revenue generated by each non-consenting customer during the year ended March 31, 2001. As of May 31, 2001, we had received the consents to assignment from each of these seven customers. Therefore, no adjustment will be required to the purchase price by reason of our failure to obtain customer consents.

   If the purchase price were to be reduced for this reason, Pitney Bowes would pay us the following amounts, if any, within thirty days after one year following the closing date:

  . an amount equal to the lesser of the revenues generated by a non-consenting customer for Pitney Bowes in operating the DSI business during the one-year period following the closing date and the amount by which the purchase price was reduced at closing in respect of that non-consenting customer; and

  . if the non-consenting customer solicits bids for its business and Pitney Bowes is the successful bidder, an amount equal to the lesser of the revenues generated by the customer for Pitney Bowes in operating the DSI business during the one-year period following the closing date and the amount by which the purchase price was reduced at closing.

Post Closing Adjustment

   The purchase price for DSI is subject to adjustment depending on the value of DSI's net assets as of the closing of the sale, adjusted to account for assets and liabilities excluded from the sale. If the value of DSI's net assets as of the closing date exceeds $81.7 million, Pitney Bowes will pay us an amount equal to the excess on a dollar-for-dollar basis and the $5 million in escrow will be released. If the value of DSI's net assets is less than $81.7 million, we will pay Pitney Bowes an amount equal to the shortfall, or the amount will be paid from the escrow account established at closing, on a dollar-for-dollar basis. Any adjustment to the purchase price must be paid within three business days following the date on which the value of the net assets is agreed or finally determined and the balance of the escrow account will be released to us. The asset purchase agreement does not specify any limit on the amount payable by way of post closing adjustment.

   The value of DSI's net assets as of the closing date will be determined by reference to an audited balance sheet for DSI as of the closing date that we must prepare and provide to Pitney Bowes as soon as practicable, and no more than 90 days, after the closing of the sale of DSI. Pitney Bowes will have the opportunity to review and object to the determination of the audited balance sheet and we and Pitney Bowes will calculate the value of DSI's net assets following the resolution of any objections.

Conditions to the Closing of the Sale of DSI

   Closing of the sale of DSI is subject to the following conditions:

  .  Our shareholders must approve the sale.

  . The applicable waiting period under the Hart-Scott-Rodino Act has expired or been terminated.

  . The applicable waiting period under the German Act Against Restraints of Competition has expired.

  . The sale has been cleared by, or the applicable waiting period has expired, under United Kingdom competition legislation.

  . There is no suit, proceeding or investigation by a governmental authority or other person seeking to restrain, enjoin or hinder the sale.

  .  We and Pitney Bowes deliver to each other customary closing documents.

   In addition, we will not be obligated to complete the sale of DSI unless:

  . The representations and warranties of Pitney Bowes contained in the asset purchase agreement are true and correct as of the closing date.

  . Pitney Bowes has performed and complied in all material respects with all agreements and obligations required by the asset purchase agreement to be performed and complied with by it on or prior to the closing date.

   We may waive any or all of these conditions.

   Pitney Bowes will not be obligated to complete the purchase of DSI unless:

  . Our representations and warranties contained in asset purchase agreement are true and correct as of the closing date.

  . We have performed and complied in all material respects with all agreements and obligations required by the asset purchase agreement to be performed and complied with by us on or prior to the closing date.

  . We have received the consent of our senior bank lenders to the sale of DSI and their release of liens on the assets of DSI being acquired by Pitney Bowes.

  . We have delivered to Pitney Bowes specified material third party consents, except to the extent the failure to deliver such a consent results in a reduction to the purchase price.

  . We have assigned to Pitney Bowes significant permits and significant environmental permits relating to DSI's business.

   Pitney Bowes may waive any or all of these conditions.

   We and Pitney Bowes have agreed to use our respective commercially reasonable best efforts to do all things necessary to consummate the transaction contemplated by the asset purchase agreement as soon as possible.

   We have agreed to take all steps necessary to call, give notice of, convene and hold a meeting of our shareholders for the purpose of securing the approval of the sale of DSI. We have agreed to use our commercially reasonable best efforts to cause a proxy statement to be mailed to our shareholders as promptly as practicable and to cause a circular prepared in accordance with the rules and regulations of the United Kingdom Listing Authority to be delivered to our United Kingdom shareholders as promptly as practicable. We also agreed to provide Pitney Bowes with an opportunity to review and comment on the proxy statement and circular.

Representations and Warranties

   The asset purchase agreement includes customary representations and warranties from us to Pitney Bowes, including representations and warranties regarding the business and assets of DSI, and our ability to perform our obligations under the asset purchase agreement. The asset purchase agreement also includes customary representations and warranties from Pitney Bowes to us, including representations and warranties regarding Pitney Bowes' ability to perform its obligations under the asset purchase agreement.

Termination of the DSI Sale Agreement

   We and Pitney Bowes can agree to terminate the asset purchase agreement at any time before the sale closes.

   In addition, the asset purchase agreement may be terminated if specified events occur. These include:

  . By either party, if the conditions to closing, including the approval of our shareholders, have not been satisfied by 11:59 p.m., Eastern time, on June 30, 2001. However, either we or Pitney Bowes may extend this date for three successive one-month periods.

  . By either party, if the obligations to closing of the other party become impossible to fulfill. However, Pitney Bowes will have no right to terminate the agreement because of our failure to satisfy the condition to closing that our representations and warranties are true and correct, unless our aggregate liability for breach of our representations and warranties exceeds $1.25 million and Pitney Bowes has given us thirty days' notice of its intention to terminate the agreement, during which time we may cure the breach, retain or assume the liability arising out of the breach or pay Pitney Bowes an amount to make it whole for the breach.

  . By either party, if the other party or, in the case of Pitney Bowes, if any of our subsidiaries which operate DSI, enters into bankruptcy or similar insolvency proceeding.

  . By Pitney Bowes, if there is a material adverse change in the condition, financial or otherwise, or of the operations of, DSI taken as a whole.

Termination Fee

   We must pay a termination fee to Pitney Bowes of $6.25 million if the sale of DSI does not close for one of the following reasons:

  . We do not obtain the approval of our shareholders to the sale of DSI to Pitney Bowes and we enter into a definitive agreement to sell DSI to a third party on or before July 9, 2002.

  . Our board of directors fails to recommend the sale of DSI to Pitney Bowes to our shareholders or changes its recommendation in a way adverse to Pitney Bowes.

  . Our board of directors recommends to our shareholders the sale of DSI to some party other than Pitney Bowes.

  . Our board of directors takes any action or position with respect to a tender or exchange offer by a third party which is in any manner adverse to Pitney Bowes.

Accounting Treatment

   We expect to account for the sale of DSI as a discontinued business segment.

Income Tax Consequences for Danka of the Sale of DSI

   The sale of DSI will be a taxable transaction to us for income tax purposes. In general, we will recognize taxable gains or losses in the United States and each foreign country in which we are selling DSI's assets equal to the difference, if any, between the amount realized by us from the sale of the assets and our adjusted tax basis in the assets. The amount realized by us from the sale will equal the sum of the amount of cash received by us plus the amount of our liabilities that are assumed by Pitney Bowes in consideration for the assets.

Non-Competition, Confidentiality and Non-Solicitation Covenants

   We have agreed, that for a period of two years from the closing of the sale of DSI, we and our subsidiaries will not compete with DSI's business anywhere in the world. We have also covenanted that after the closing date, we and our subsidiaries will not disclose any confidential information relating to the DSI business.

   For a period of two years from the closing date, we and our subsidiaries will not solicit for employment any employees of DSI or employees of Pitney Bowes involved with the DSI business. In addition, we have agreed that, for a period of two years from the closing date of the DSI sale, we and our subsidiaries will not induce or attempt to persuade any current or prospective customer of DSI to terminate, fail to renew or enter into, a business relationship with DSI.

Indemnification

   We have agreed to indemnify Pitney Bowes, subject to the limits described below, from and against each of the following:

  . The breach by us of any of our representations, warranties or covenants contained in the asset purchase agreement or in any document delivered by us pursuant to the asset purchase agreement.

  . Any liability of the DSI business not assumed by Pitney Bowes under the asset purchase agreement.

  . Any failure by us to comply with bulk sales laws existing in the United States and foreign jurisdictions regarding the transfer in bulk of a major part of DSI's assets outside the ordinary course of DSI's business that require notification to trade creditors in order for Pitney Bowes to avoid liability to those creditors for our trade payables.

  . Any employee benefit liability of the DSI business not expressly assumed by Pitney Bowes under the asset purchase agreement.

  .  Any environmental liabilities associated with the DSI business.

   Pitney Bowes has agreed to indemnify us under the asset purchase agreement from and against each of the following liabilities:

  . Breach by Pitney Bowes of any of its representations, warranties or covenants contained in the asset purchase agreement or in any document delivered by Pitney Bowes pursuant to the asset purchase agreement.

  . Any liability of the DSI business assumed by Pitney Bowes under the asset purchase agreement.

  .  Any acts or omissions of Pitney Bowes after the closing date.

   No indemnified party will be entitled to recover with respect to any matter or group of related matters until the damages with respect to that matter or those matters exceeds $250,000, after which damages may be recovered without regard to that limitation. No indemnified party will be entitled to recover any damages until the total amount for which that party would recover exceeds $10 million. No indemnified party will have any right to recover damages in excess of $45 million. The foregoing limitations will not apply with respect to liability for assumed or excluded liabilities.

   The representations and warranties made in the asset purchase agreement survive for one year after the closing of the sale of DSI, except as follows. Our representations and warranties with respect to taxes, environmental matters and employee benefit matters survive until 90 days after the expiration of the applicable statute of limitations. Our representations and warranties with respect to our power and authority to engage in the transactions contemplated by the asset purchase agreement will survive forever.

Services and Supplies Agreement

   At the closing, we will enter into a services and supplies agreement with Pitney Bowes pursuant to which we will continue to provide equipment services and supplies with respect to the installed base of equipment used in connection with DSI's business for a period of two years following the closing date. We will continue to provide these services and supplies to Pitney Bowes during this period on terms no less favorable than those upon which we provided such services and supplies to DSI during the fiscal year ended March 31, 2001.

Transitional Support Services Agreement

   At the closing, we will enter into a transitional support services agreement with Pitney Bowes pursuant to which we will provide administrative services to Pitney Bowes for DSI until the earlier of Pitney Bowes' assumption of responsibility for each such service or six months after the closing date. We will continue to provide these services to Pitney Bowes during this period on terms no less favorable than those upon which we provided such services to DSI prior to the closing.

Regulatory and Anti-Trust Approvals

   Under the Hart-Scott-Rodino Act, we and Pitney Bowes cannot close the sale of DSI until required information has been furnished to the Antitrust Division of the United States Department of Justice and the United Stated Federal Trade Commission and waiting period requirements have been satisfied. We and Pitney Bowes made relevant filings on May 4, 2001. We received notice of early termination of the waiting period from the Federal Trade Commission on May 14, 2001.

   We and Pitney Bowes cannot close the sale of DSI until required information has been filed with the German Bundeskartellamt and waiting period requirements have been satisfied under the German Act Against Restraints of Competition. Pitney Bowes made the relevant filings on May 11, 2001. Pitney Bowes received notice that the transaction has been cleared by the Bundeskartellamt on May 22, 2001.

   Closing of the sale of DSI is also conditional on clearance of the sale being obtained from the United Kingdom Secretary of State for Trade and Industry under United Kingdom competition legislation. Pitney Bowes submitted a statutory merger notice to the United Kingdom Director General of Fair Trading on May 21, 2001. The Director General of Fair Trading has an initial period of 20 working days, beginning with the first day following receipt of the notice and payment of the relevant fee, to consider the notice and make a recommendation to the Secretary of State as to whether the transaction should be cleared or referred to the

United Kingdom Competition Commission for further investigation. The initial period expired on June 21, 2001. The initial period was extended by the Director General of Fair Trading for a further period of 15 working days, which extended period expires on July 12, 2001. If the Director General of Fair Trading does not refer the transaction to the Competition Commission, or if the Director General of Fair Trading does not otherwise extend the initial period, then the transaction may proceed. If a reference is made to the Competition Commission, the Secretary of State will make a final decision whether to clear the transaction approximately four months following the referral decision, during which time the Competition Commission will investigate the transaction.

   We do not believe that the sale of DSI to Pitney Bowes raises any material anti-trust concerns but we cannot assure you that a challenge to the sale of DSI on anti-trust grounds will be made or, if a challenge is made, that it would be unsuccessful.

                              NEW CREDIT FACILITY

   We have reached an agreement with the steering committee of our existing senior bank lenders on the principal terms of a new credit facility which will consist of revolver, term loan and letter of credit commitments. We plan to draw down on the new credit facility to refinance our indebtedness under our existing senior credit facility. The consent of our senior bank lenders is a condition to this exchange offer. We anticipate that our senior bank lenders will consent to this exchange offer if we agree definitive terms with our senior bank lenders for the new credit facility. This section summarizes the likely material terms of the new credit facility. The new credit facility is subject to the approval by all of our existing senior bank lenders, finalization of definitive documentation, the completion of the sale of DSI, and the closing of this exchange offer. We anticipate that the documentation for the new credit facility will consist of an amendment and restatement of the existing credit agreement for our senior bank debt.

Lenders

   The lenders under the new credit facility will be all or substantially all of our existing lenders under our existing senior credit facility.

   Bank of America will be administrative agent for the new credit facility

Amount and components of the new credit facility

   The total amount of indebtedness that we may incur under the new credit facility will be $320 million.

   The new credit facility will consist of the following components:

                                                                 Principal
     Component                                               amount/commitment
     ---------                                               -----------------
            Term loan                                          $190 million
         Revolving line                                        $100 million
      Letter of credit line                                    $ 30 million

   Our borrowings under the new credit facility will be in U.S. dollars only.

   Bank of America will provide swingline commitments under the new credit facility.

Maturity

   The new credit facility will mature on the earlier of:

  . one business day prior to the date of maturity of the new senior subordinated notes. The new senior subordinated notes mature on April 1, 2004; and

  . the date which is 36 months from the closing date of the new credit facility. We anticipate that we will close the new credit facility on or about June 29, 2001.

Fees

   We will be required to pay the lenders under the new credit facility the following fees on the following dates:

       Date                                                 Fee
       ----                                                 ---
     Closing of the new credit facility  $11.2 million, which is equal to 350 basis points (3.5%) of the initial amount of the
                                                     total commitments
        First anniversary of closing        An amount equal to 150 basis points
                                            (1.5%) of the then total commitments
       Second anniversary of closing        An amount equal to 400 basis points
                                            (4.0%) of the then total commitments

Interest

   Interest under the new credit facility will be payable monthly in arrears.

   The interest rate payable under the new credit facility will initially be LIBOR, which is approximately 4% at the date of this prospectus, plus 500 basis points (5.0%). The interest rate will increase as follows:

       Date                                                    Increase
       ----                                                    --------
             Six month anniversary of closing           50 basis points (0.5%)
           Twelve month anniversary of closing          50 basis points (0.5%)
     Quarterly following the twelve month anniversary   50 basis points (0.5%)

   The interest rate will decrease by 50 basis points (0.5%) for every $25 million reduction in the principal amount outstanding under the term loan and every $25 million permanent reduction in commitments under the revolving line or the letter of credit line.

Ranking and security

   Our indebtedness under the new credit facility will rank senior to all of our other indebtedness.

   Our indebtedness under the new credit facility will be secured by first liens on substantially all of the assets, including real property, of our United States subsidiaries and a pledge of 100% of the outstanding stock of each of our United States and non-United States subsidiaries.

Repayment schedule

   Our borrowings under the term loan portion of the new credit facility will be repayable as follows:

       Date                                                         Repayment
       ----                                                         ---------
                       December 31, 2001                            $2 million
                         March 31, 2002                             $3 million
               June 30, 2002, September 30, 2002,                   $4 million
              December 31, 2002 and March 31, 2003
     June 30, 2003 and each calendar quarter end thereafter         $8 million

   The remaining outstanding balance under the term loan, revolving line and letter of credit line will be payable in full on maturity of the new credit facility.

   In addition to the above repayment schedule, we will be required to make additional repayments of our indebtedness using available cash generated by our business each fiscal year.

Financial Covenants


   We anticipate that our new credit facility will include the following financial covenants:

  .  A minimum consolidated net worth covenant

       This covenant will require that our consolidated net worth, excluding some of our foreign subsidiaries that do not execute guarantees of our indebtedness under the new credit facility, is not less than the sum of:

      . an amount equal to 75% of our consolidated net worth as of June 30, 2001; and

  . an amount equal to 50% of our consolidated net income for each calendar quarter commencing on or after July 1, 2001, on a cumulative basis.

 .  A minimum interest coverage ratio covenant

   This covenant will require that the ratio of our consolidated EBITDA, our earnings before interest, tax, depreciation and amortization, to our cumulative interest payments and bank fees for the periods specified below must not be less than as follows:

     Relevant Period                                                 Ratio
     ---------------                                                 -----
              Quarter ending September 30, 2001                   0.55 to 1.00
            Two quarters ending December 31, 2001                 1.45 to 1.00
            Three quarters ending March 31, 2002                  2.04 to 1.00
             Four quarters ending June 30, 2002                   2.11 to 1.00
           Four quarters ending September 30, 2002                2.37 to 1.00
           Four quarters ending December 31, 2002                 2.56 to 1.00
           Four quarters ending March 31, 2003 and                2.74 to 1.00
               each rolling four quarter period
                          thereafter

 .  A minimum cumulative consolidated EBITDA covenant

   This covenant requires that our minimum EBITDA, our earnings before interest, tax, depreciation and amortization, for the periods specified below must not be less than as follows:

     Relevant Period                                            Minimum EBITDA
     ---------------                                            --------------
              Quarter ending September 30, 2001                   $5,000,000
            Two quarters ending December 31, 2001                $25,900,000
            Three quarters ending March 31, 2002                 $54,000,000
             Four quarters ending June 30, 2002                  $83,200,000
           Four quarters ending September 30, 2002               $91,500,000
           Four quarters ending December 31, 2002                $97,200,000
           Four quarters ending March 31, 2003 and               $103,200,000
               each rolling four quarter period
                          thereafter

 .  A limit on our capital expenditures

   Our capital expenditures will to be limited to the following amounts:

     Fiscal Year                                                     Amount
     -----------                                                     ------
       Year ending March 31, 2002                                  $50,100,000
       Year ending March 31, 2003                                  $83,200,000
       Year ending March 31, 2004                                  $79,100,000

   Our existing credit agreement includes a consolidated net worth covenant, a minimum interest coverage covenant and a minimum consolidated EBITDA covenant. However, the requirements of the proposed covenants in the new credit facility take account of our current financial position and our proposed sale of DSI. Our existing credit agreement also includes a consolidated fixed charge ratio covenant and a consolidated total leverage ratio covenant, which we anticipate will not be included in the new credit facility.

Other Covenants

   The new credit facility will also contain negative and affirmative covenants similar to our existing credit agreement and that will likely place restrictions on us regarding:

  .  disposing of assets

  .  incurring additional indebtedness

  .  repaying subordinated indebtedness, including the new notes.

  .  creating liens over our assets

  . paying dividends, other than payment-in-kind dividends on our participating shares

  .  acquiring new businesses

Foreign Indebtedness

   Our non-US subsidiaries will be permitted to borrow up to a maximum aggregate principal amount of $25 million on a secured or unsecured basis. However, our non-US subsidiaries which have pledged their assets to secure our obligations under the new senior credit facility will not be permitted to incur any additional indebtedness and will not be permitted to guarantee any indebtedness.

Mandatory Prepayments

   We will be required to prepay our indebtedness under the new credit facility by the following amounts in the following circumstances:

  . By 90% of the net proceeds of the sale of our assets outside the ordinary course of business.

  . By 100% of the net proceeds of any new debt or equity financings that are not permitted under the new credit facility but subsequently permitted by our lenders.

   These amounts will be applied first in prepayment of the principal amount of the term loan, second to reduce permanently the amount of commitments available under the revolving facility and third to reduce permanently the amount of commitments available under the letter of credit facility, or to cash collateralize any outstanding letters of credit.

                               LEGAL PROCEEDINGS

   On March 22, 2000, the United States District Court for the Middle District of Florida, Tampa Division entered an order dismissing a consolidated class action complaint brought against us and certain former directors and executives on June 18, 1998. The complaint alleged, principally, that we and the other defendants had issued materially false and misleading statements regarding our progress integrating Kodak's office imaging and outsourcing businesses, had engaged in improper accounting practices and that certain former officers had utilized insider information, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5. We have reached a tentative settlement agreement with the plaintiff class in which we have agreed to pay $2.7 million to the plaintiffs. The full payment will be covered by insurance. A fairness hearing, at which the parties will seek the court's approval of the settlement agreement, is scheduled for August 17, 2001. It is anticipated that approval will be granted by the court.

   On or about December 11, 2000, Danka's former chief executive officer, Larry
K. Switzer, filed a demand for arbitration with the American Arbitration Association to be heard in St. Petersburg, Florida. The demand alleges that Mr. Switzer is entitled to damages for an alleged breach of his employment contract with us, an alleged breach of the amendments to his employment agreement, an alleged breach of an agreement to provide split-dollar insurance, and other and further relief. Mr. Switzer is seeking four annual payments of approximately $900,000 each for split-dollar life insurance premiums and a $1.6 million bonus payment. Management believes that the potential outcome of these proceedings will not have a material effect on our financial position, results of operations or liquidity.

   We are also subject to other legal proceedings and claims which arise in the ordinary course of our business. We do not expect these legal proceedings to have a material effect upon our financial position, results of operations or liquidity.

                            SELECTED FINANCIAL DATA

   The following table presents our summary selected consolidated financial and pro forma information which takes into account the possible effect of this exchange offer, the sale of DSI and the refinancing of our senior bank debt. This information should be read in conjunction with our consolidated financial statements, and accompanying notes included in our annual report on Form 10-K/A for the year ended March 31, 2001, which is incorporated into this prospectus by reference and the Unaudited Pro Forma Consolidated Financial Statements beginning on page 61 of this prospectus. Certain prior year amounts have been reclassified to conform with the current year presentation.

   The unaudited pro forma column does not purport to represent what our financial condition would actually have been if these transactions and events occurred on the date specified. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The pro forma adjustments have been prepared on the following assumptions:

Exchange Offer

  . $112.5 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $24 million in cash, which will be funded from the proceeds of the sale of DSI and $42.0 million in principal amount of new senior subordinated notes.

  . $87.5 million in principal amount of old notes are tendered under the 10% note option and are exchanged for $87.5 million in principal amount of new 10% notes.

  . Interest expense on the new senior subordinated notes will not be recognized in future periods as the total interest expense has been recorded as part of the carrying amount of the new senior subordinated notes. Interest expense on the new 10% notes will be $8.7 million per year.

  .  Fees and expenses associated with this exchange offer are $5.4 million.

  . We will pay a current United Kingdom corporation tax charge of $11.8 million at a tax rate of 23.5% in connection with this exchange offer.

  . The accompanying unaudited pro forma statements have been prepared on assumptions noted above relating to elections made by the holders of the old notes as of May 31, 2001. However, we will not know the final adjustments until we receive the final elections to this exchange offer from the holders of the old notes.

  . The pro forma balance sheet assumes that 100% of all holders of the old notes will participate in this exchange offer and that 56.3% of the old notes will be exchanged for a combination of cash and the new senior subordinated notes and 43.7% of the old notes will be exchanged for the new 10% notes. These percentages are based on the tenders received as of May 31, 2001.

Sale of DSI

   On April 9, 2001, we entered into an agreement to sell DSI to Pitney Bowes Inc. for $290.0 million in cash. The sale is on the terms and subject to the conditions and approvals described in "Sale of DSI." The sale price is subject to adjustment depending on the value of DSI's net assets at closing of the sale. If the sale had closed at March 31, 2001, the sale price would have been reduced by $7.2 million to $282.8 million. The following assumptions have been made for the purposes of the pro forma adjustments as of March 31, 2001 only and we anticipate that the DSI sale price should not be subject to such a large adjustment.

  . We will sell DSI for $282.8 million and incur expenses in connection with the sale of $8.4 million plus income taxes of $75.4 million, at an effective tax rate of 39.4%.

  . We will apply $39.7 million of the proceeds of the sale of DSI to fund the limited cash portion of this exchange offer of $24 million, costs of the sale of DSI of $8.4 million, and current taxes resulting from the sale of DSI of $7.5 million.

  . We will apply the remainder of the proceeds of the sale of DSI to partially repay our senior bank debt, to pay costs and taxes associated with this exchange offer and to pay costs associated with the refinancing of our senior bank debt.

  . We will incur a deferred tax liability in connection with the sale of DSI of $67.9 million.

Refinancing of Senior Bank Debt

  . We are assuming that our new credit facility will be variable rate debt with an estimated rate at time of refinancing of 9.0% per annum and the amount outstanding based on the pro forma balance sheet at March 31, 2001, is $303.1 million, which includes $13.8 million of estimated debt issue costs associated with the refinancing.

  . United Kingdom corporation tax on interest is computed using a 23.5% tax rate.

  . Fees and expenses associated with the refinancing of senior bank debt will be $13.8 million, $3.0 million of which will be deferred and will be amortized over the term of the new credit facility. Interest expense on new facility will include $1.0 million of annual amortization of debt issue costs related to the refinancing.

   We refer you to "Unaudited Pro Forma Consolidated Financial Statements" beginning on page 61 for a presentation of pro forma adjustments based on other assumptions.

                                                                                        Pro forma
                                                                                      for the twelve
                                           For the years ended                         months ended
                                                 March 31                                March 31
                          ----------------------------------------------------------  --------------
                             1997        1998        1999        2000        2001          2001
                          ----------  ----------  ----------  ----------  ----------  --------------
                                           In thousands, except share amounts
REVENUE:
 Retail.................  $1,851,766  $3,065,694  $2,689,090  $2,390,153  $1,966,132    $1,676,113
 Wholesale..............     240,531     257,042     208,130     105,469      97,128        97,128
                          ----------  ----------  ----------  ----------  ----------    ----------
                           2,092,297   3,322,736   2,897,220   2,495,622   2,063,260     1,773,241
                          ----------  ----------  ----------  ----------  ----------    ----------
GROSS PROFIT:
 Retail equipment
  sales.................     735,457   1,132,209     906,161     851,759     555,720       497,650
 Special charges, retail
  gross profit..........         --      (10,000)    (57,853)        --          --            --
 Wholesale..............      44,061      49,136      28,992      18,654      16,206        16,206
 Special charges,
  wholesale gross
  profit................         --          --         (514)        --          --            --
                          ----------  ----------  ----------  ----------  ----------    ----------
                             779,518   1,171,345     876,786     870,413     571,926       513,856
                          ----------  ----------  ----------  ----------  ----------    ----------
Selling, general and
 administrative
 expenses...............     610,770     941,707     919,897     738,319     676,953       639,885
Special charges, general
 and administrative
 expenses...............         --          --       16,805         --          --            --
Amortization of
 intangible assets......      19,386      21,232      19,714      14,258      13,252        12,842
Write-off of goodwill
 and other long-lived
 assets.................         --          --      109,474         --       25,577        25,577
Commitment to Kodak
 under R&D agreements...      12,500      50,000      53,434         --          --            --
Restructuring charges
 (credits)..............      35,000      11,000      40,818      (4,148)     15,705        15,705
Other income............         --         (896)     (2,668)        --          --            --
Other expense...........       1,626         --          --        4,879       9,622         8,968
                          ----------  ----------  ----------  ----------  ----------    ----------
EARNINGS (LOSS) FROM
 OPERATIONS.............     100,236     148,302    (280,688)    117,105    (169,183)     (189,121)
Interest expense........     (34,947)    (68,253)    (79,540)   (105,060)    (82,639)      (65,795)
Interest income                2,588       3,143       2,675       4,369       3,163         3,163
Loss on sale of business
 .......................         --          --          --       (2,061)        --            --
                          ----------  ----------  ----------  ----------  ----------    ----------
EARNINGS (LOSS) BEFORE
 INCOME TAXES...........      67,877      83,192    (357,553)     14,353    (248,659)     (251,753)
Provision (benefit) for
 income taxes...........      25,522      30,958     (62,773)      4,019     (28,099)      (32,431)
                          ----------  ----------  ----------  ----------  ----------    ----------
EARNINGS (LOSS) BEFORE
EXTRAORDINARY ITEMS           42,355      52,234   (294,780)      10,334    (220,560)     (219,322)
Extraordinary items--
 early extinguishment of
 debt, net of tax.......        (578)        --          --          --          --            --
                          ----------  ----------  ----------  ----------  ----------    ----------
NET EARNINGS (LOSS) ....  $   41,777  $   52,234  $ (294,780) $   10,334  $ (220,560)   $ (219,322)
                          ==========  ==========  ==========  ==========  ==========    ==========
BASIC (LOSS) EARNINGS
 PER ADS:
 Income before
  extraordinary items...  $     0.75  $     0.92  $    (5.18) $     0.10  $    (3.91)   $    (3.89)
 Extraordinary items....       (0.01)        --          --          --          --            --
                          ----------  ----------  ----------  ----------  ----------    ----------
 Total..................  $     0.74  $     0.92  $    (5.18) $     0.10  $    (3.91)   $    (3.89)
                          ==========  ==========  ==========  ==========  ==========    ==========

                                                                                    Pro forma
                                                                                  for the twelve
                                         For the years ended                       months ended
                                              March 31                               March 31
                          ------------------------------------------------------  --------------
                            1997        1998       1999       2000       2001          2001
                          ---------   ---------  ---------  ---------  ---------  --------------
                                         In thousands, except share amounts
DILUTED EARNINGS (LOSS) PER ADS:
 Income before
  extraordinary items...  $    0.73   $    0.90  $   (5.18) $    0.10  $   (3.91)     $(3.88)
 Extraordinary items....      (0.01)        --         --         --         --          --
                          ---------   ---------  ---------  ---------  ---------      ------
 Total..................  $    0.72   $    0.90  $   (5.18) $    0.10  $   (3.91)     $(3.88)
                          =========   =========  =========  =========  =========      ======
 Dividends per ADS......  $    0.16   $    0.20        --         --         --          --
                          ---------   ---------  ---------  ---------  ---------      ------
OPERATING DATA:
 Ratio of earnings to
  fixed charges.........       2.29        1.86        N/A       1.08        N/A         N/A
                          ---------   ---------  ---------  ---------  ---------      ------
OTHER DATA:
 EBITDA(a)..............  $ 199,238   $ 322,718  $(114,692) $ 279,704  $   3,250
 Cash flows:
 From operating
  activities............    192,654     171,391     36,564    180,559    146,479
 From investing
  activities............   (871,587)    (75,299)  (190,340)   (78,830)   (82,311)
 From financing
  activities............    707,503    (135,199)   185,749   (106,077)   (67,640)
 Cash capital
  expenditures, net.....     92,747     189,133    191,054    126,879     88,419
BALANCE SHEET DATA:
Total assets............  2,352,704   2,178,941  1,905,142  1,667,697  1,282,943
Long-term debt, less
 current maturities.....  1,059,823     858,892  1,052,415    715,406    201,731
Total debt..............  1,101,208     943,382  1,142,147    802,182    719,178
Redeemable convertible
 participating shares...        --          --         --     207,878    223,713
Shareholders' equity
 (deficit) .............    465,731     480,307    171,164    176,714    (72,350)
--------
(a) Reconciliation of EBITDA to Net Earnings (Loss)

 EBITDA.................  $ 199,238   $ 322,718  $(114,692) $ 279,704  $   3,250
 Less: Interest expense     (34,947)    (68,253)   (79,540)  (105,060)   (82,639)
 (Provision) benefit for
  income taxes..........    (25,522)    (30,958)    62,773     (4,019)    28,099
 Depreciation and
  Amortization..........    (96,414)   (171,273)  (163,321)  (160,292)  (169,270)
 Extraordinary item.....       (578)        --         --         --         --
                          ---------   ---------  ---------  ---------  ---------
 Net Earnings (loss)....  $  41,777   $  52,234  $(294,780) $  10,334  $(220,560)
                          =========   =========  =========  =========  =========

   You should find the following explanations useful in understanding our financial data:

  . The ratio of earnings to fixed charges is computed by dividing income (before income taxes, extraordinary items, discontinued operations and fixed charges) by fixed charges. Fixed charges include interest expense, participating dividends and the portion of rental expenses which are deemed to represent interest.

  . The ratio of earnings to fixed charges for fiscal year 1999 and 2001 are not presented because of the loss before income taxes incurred for these periods. Earnings were inadequate to cover fixed charges by $357.6 million in our fiscal year 1999, $262.8 million for fiscal year 2001, and $243.5 million for pro forma fiscal year 2001.

  . EBITDA means earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure utilized under generally accepted accounting principles. However, we believe that EBITDA provides additional information for measuring our ability to generate funds for liquidity and capital requirements as a supplement to the information presented under generally accepted accounting principles and that this data is useful for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash from operating activities and other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

   In addition, in reviewing our pro forma financial information you should refer to the assumptions and notes which accompany our pro forma financial information on pages 61 to 69 of this prospectus.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We have set out our unaudited pro forma consolidated financial statements on the following pages.

   The unaudited pro forma consolidated balance sheet as of March 31, 2001 has been prepared on the basis that this exchange offer, the sale of DSI and the refinancing of our senior debt as described below, had occurred on March 31, 2001. The unaudited pro forma combined consolidated statements of operations for the year ended March 31, 2001 has been prepared on the basis that this exchange offer as described below had occurred on April 1, 2000.

   You should read this information in conjunction with our consolidated financial information and the accompanying notes included in our Annual Report on Form 10-K/A for the year ended March 31, 2001, which is incorporated into this prospectus by reference. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been had if these transactions and events occurred on the dates specified, or to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The pro forma financial statements have been prepared on the following assumptions:

Exchange Offer

  . $112.5 million in principal amount of old notes are tendered under the limited cash option and are exchanged for $24 million in cash, which will be funded from the proceeds of the sale of DSI, and $42.0 million in principal amount of new senior subordinated notes.

  . $87.5 million in principal amount of old notes are tendered under the 10% note option and are exchanged for $87.5 million in principal amount of new 10% notes.

  . Interest expense on the new senior subordinated notes will not be recognized in future periods as the total interest expense has been recorded as part of the carrying amount of the new senior subordinated notes. Interest expense on the new 10% notes will be $8.7 million per year.

  .  Fees and expenses associated with this exchange offer are $5.4 million.

  . We will pay a current United Kingdom corporation tax charge of $11.8 million, at a tax rate of 23.5%, in connection with this exchange offer.

  . The accompanying unaudited pro forma statements have been prepared on the assumptions noted above relating to elections made by the holders of the old notes as of May 31, 2001. However, we will not know the final adjustments until we receive the final elections to this exchange offer from the holders of the old notes.

  . The pro forma balance sheet assumes that 100% of all holders of the old notes will participate in this exchange offer and that 56.3% of the old notes will be exchanged for a combination of cash and the new senior subordinated notes and 43.7% of the old notes will be exchanged for the new 10% notes. These percentages are based on the tenders received as of May 31, 2001.

Sale of DSI

   On April 9, 2001, we entered into an agreement to sell DSI to Pitney Bowes Inc. for $290.0 million in cash. The sale is on the terms and subject to the conditions and approvals described in "Sale of DSI." The sale price is subject to adjustment depending on the value of DSI's net assets at closing of the sale. If the sale had closed at March 31, 2001, the sale price would have been reduced by $7.2 million to $282.8 million. The following assumptions have been made for the purposes of the pro forma adjustments as of March 31, 2001 only and we anticipate that the DSI sale price should not be subject to such a large adjustment.

  . We will sell DSI for $282.8 million and incur expenses in connection with the sale of $8.4 million plus income taxes of $75.4 million, at an effective tax rate of 39.4%.

  . We will apply up to $39.7 million of the proceeds of the sale of DSI to fund the limited cash portion of this exchange offer of $24 million, costs of the sale of DSI of $8.4 million, and current taxes resulting from the sale of DSI of $7.5 million.

  . We will apply the remainder of the proceeds of the sale of DSI to partially repay our senior bank debt, to pay costs and taxes associated with this exchange offer and to pay costs associated with the refinancing of our senior bank debt.

  . We will incur a deferred tax liability in association with the sale of DSI of $67.9 million.

Refinancing of Senior Debt

  . Our new credit facility will be variable rate debt with an estimated rate at time of refinancing of 9.0% per annum and the amount outstanding based on the pro forma balance sheet at March 31, 2001, is $303.1 million, which includes $13.8 million of estimated debt issue costs associated with the refinancing.

  . United Kingdom corporation tax on interest is computed using a 23.5% tax rate.

  . Fees and expenses associated with the refinancing of senior bank debt will be $13.8 million, $3.0 million of which will be deferred and will be amortized over the term of the new credit facility. Interest expense on the new facility will include $1.0 million of annual amortization of debt issue costs related to the refinancing.

   Other alternative exchange possibilities that may be helpful in understanding the pro forma effect of this exchange offer are shown in the footnotes to the Pro Forma Consolidated Balance Sheet.

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 March 31, 2001
                    (In thousands, except per share amounts)

                                                 Adjustments
                                      ---------------------------------------
                                                     Refinancing
                                                      of Senior     Exchange
                          Historical  Sale of DSI     Bank Debt       Offer       Pro Forma
                          ----------  -----------    -----------    ---------     ----------
         ASSETS
Current Assets:
 Cash and cash equiva-
  lents.................  $   69,085   $  24,000 (a)  $     --      $ (24,000)(a) $   69,085
 Accounts receivable,
  net...................     395,849     (49,451)(b)        --            --         346,398
 Inventories............     201,645      (2,122)(b)        --            --         199,523
 Prepaid expenses, de-
  ferred income taxes
  and other current
  assets................      83,229      (2,203)(b)        --            --          81,026
                          ----------   ---------      ---------     ---------     ----------
 Total Current Assets...     749,808     (29,776)           --        (24,000)       696,032
Equipment on operating
 leases, net............     134,434     (46,532)(b)        --            --          87,902
Property and equipment,
 net....................      77,716      (5,099)(b)        --            --          72,617
Intangible assets, net..     252,699      (8,528)(b)        --            --         244,171
Other assets............      68,286        (480)(b)      5,640 (f)     1,489 (j)     74,935
                          ----------   ---------      ---------     ---------     ----------
 Total Assets...........  $1,282,943   $ (90,415)     $   5,640     $ (22,511)    $1,175,657
                          ==========   =========      =========     =========     ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
Current Liabilities:                   $(242,841)(c)
 Current maturities of
  long-term debt and
  notes payable.........  $  517,447   $    (286)(b)  $(289,276)(g) $  17,150 (k) $    2,194
 Accounts payable.......     153,392     (16,789)(b)        --            --         136,603
 Accrued expenses and
  other current liabili-
  ties..................     194,509     (12,049)(b)        --            --         182,460
 Deferred revenue.......      35,158        (189)(b)        --            --          34,969
                          ----------   ---------      ---------     ---------     ----------
 Total Current Liabili-
  ties..................     900,506    (272,154)      (289,276)       17,150        356,226
6.75% convertible subor-
 dinated notes due April
 1, 2002................     200,000         --             --       (200,000)(l)        --
Zero coupon senior sub-
 ordinated notes due
 April 1, 2004..........         --          --             --         42,032 (l)     42,032
10% subordinated notes
 due April 1, 2008......         --          --             --         87,460 (l)     87,460
                                                         13,800 (h)       --             --
Senior bank debt........         --          --         289,276 (g)       --         303,076
Other long-term debt and
 notes payable..........       1,731      (1,322)(b)        --            --             409
                                          67,897 (d)        --            --             --
Deferred income taxes
 and other long-term li-
 abilities..............      29,343        (801)(b)        --            --          96,439
                          ----------   ---------      ---------     ---------     ----------
 Total Liabilities......   1,131,580    (206,380)        13,800       (53,358)       885,642
                          ----------   ---------      ---------     ---------     ----------
6.50% Convertible Par-
 ticipating Shares--Re-
 deemable:
 $1.00 stated value;
 500,000 authorized;
 234,993 issued and
 outstanding............     223,713         --             --            --         223,713
Shareholders' Equity:
 Ordinary Shares 1.25
  pence stated value;
  500,000,000
  authorized;
  247,570,566 issued and
  outstanding...........       5,130         --             --            --           5,130
 Additional paid-in cap-
  ital..................     325,399         --             --            --         325,399
 Accumulated deficit....    (302,619)    109,256 (e)     (8,160)(i)    30,847 (l)   (170,676)
 Accumulated other com-
  prehensive loss ......    (100,260)      6,709 (e)        --            --         (93,551)
                          ----------   ---------      ---------     ---------     ----------
 Total Shareholders' Eq-
  uity (Deficit)........     (72,350)    115,965         (8,160)       30,769         66,224
                          ----------   ---------      ---------     ---------     ----------
 Total Liabilities and
  Shareholders' Equity..  $1,282,943   $ (90,415)     $   5,640     $ (22,511)    $1,175,657
                          ==========   =========      =========     =========     ==========

--------
(a) Pro forma adjustment to reflect use of proceeds from sale of DSI.
(b) Pro forma adjustment to remove the assets and liabilities of DSI resulting from the sale of DSI.
(c) Pro forma adjustment to reflect the use of the remaining estimated cash proceeds from the sale of DSI ($242,841) to repay a portion of the senior debt outstanding, after use of cash to pay DSI transaction costs ($8,400); current income taxes resulting from the sale of DSI ($7,500); and cash portion of this exchange offer ($24,000).
(d) Pro forma adjustment to recognize estimated deferred income taxes resulting from the sale of DSI ($67,897).
(e) Pro forma adjustment to reflect the impact on equity resulting from the gain realized from the sale of DSI ($109,256), and the write-off of DSI's cumulative currency translation adjustment ($6,790).

                                             (Notes continued on following page)

(Notes continued from previous page)

(f) Pro forma adjustment to record new debt issue costs ($4,300); write-off of old debt issue costs ($1,166); and deferred taxes ($2,506).
(g) Pro forma adjustment to reflect the reclassification of the new senior debt from current to long-term ($289,276).
(h) Pro forma adjustment to record the liability for estimated debt issue costs associated with the refinancing of senior debt ($13,800).
(i) Pro forma adjustment to reflect write-off of old debt issue costs ($1,166), write-off of estimated fees to be paid to creditors ($9,500), and deferred taxes related to both write-offs ($2,506).
(j) Pro forma adjustment to reflect deferred income taxes on gain realized from this exchange offer ($2,274) and write-off of old debt issue costs ($785).
(k) Pro forma adjustment to reflect funds required for transaction costs of exchange offer ($5,400) and current taxes due from the exchange offer ($11,750).
(l) Pro forma adjustment to reflect the exchange of the remaining $140,000 of old notes (after the exchange of $60,000 of old notes tendered for cash) for $32,014 of new senior subordinated notes plus accrued interest of $10,018 ($42,032) and $87,460 of new 10% notes ($87,460).

    This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new senior subordinated notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest expense over the life of the new senior subordinated notes has been included in the carrying amount of the new notes ($10,018). Accordingly, interest expense will not be recognized in future financial statements for the new zero coupon notes. Interest expense will be recognized in future financial statements for the new 10% notes.

    The pro forma balance sheet assumes that 100% of all holders of the old notes will participate in this exchange offer and that 56.3% of the old notes will be exchanged for a combination of cash and the new senior subordinated notes and 43.7% of the old notes will be exchanged for the new 10% notes. These percentages are based on the tenders received as of May 31, 2001. As of May 31, 2001 approximately 78% of outstanding old notes had been tendered. As of May 31, 2001 the cash portion of this exchange offer was fully subscribed; however, we can not predict which exchange option holders of the old notes not yet tendered will choose. Presented below are alternative exchange possibilities that we believe may be helpful in understanding the pro forma effect of this exchange offer.

                                          Cash                 New
                                       portion of             zero
                                        exchange  Old 6.75%  coupon  New 10%
                                         offer      notes     notes   notes
                                       ---------- ---------- ------- --------
   1. 100% of old notes exchanged
     (56.3% cash offer and senior
     subordinated notes,
     43.7% new 10% notes).............  $24,000   $(200,000) $42,032 $ 87,460

   2. 95% of old notes exchanged
     (56.3% cash offer and senior
     subordinated notes,
     43.7% new 10% notes).............  $24,000   $(190,000) $37,530 $ 83,087

   3. 100% of old notes exchanged
     (65.8% cash offer and senior
     subordinated notes,
     34.2% new 10% notes).............  $24,000   $(200,000) $57,295 $ 68,381

   4. 100% of old notes exchanged
     (44.0% cash offer and senior
     subordinated notes,
     56.0% new 10% notes).............  $24,000   $(200,000) $22,390 $112,012

   The principal amount of the senior subordinated notes includes the interest expense over the life of the new notes. The net gain on this exchange offer ($30,847) as presented in the Pro Forma Consolidated Balance Sheet is the carrying amount of the old notes being tendered under the limited cash option ($112,540), net of cash paid ($24,000), new senior subordinated notes issued ($32,014), interest over the term of the new senior subordinated notes ($10,018), debt issue costs from the old and the new notes ($6,185), and income taxes ($9,476).

           Unaudited Pro Forma Consolidated Statements Of Operations
                   For the Twelve Months Ended March 31, 2001
                    (In thousands, except per share amounts)

                                                        Adjustments
                                              -------------------------------------
                                                             Refinancing
                                                              of Senior    Exchange
                                  Historical  Sale of DSI     Bank Debt     Offer       Pro Forma
                                  ----------  -----------    -----------   --------     ----------
REVENUE:
 Retail equipment sales.........  $  626,717   $ (12,610)(a)   $   --      $    --      $  614,107
 Retail service, supplies and
  rentals.......................   1,339,415    (277,409)(a)       --           --       1,062,006
 Wholesale......................      97,128         --            --           --          97,128
                                  ----------   ---------       -------     --------     ----------
 Total Revenue..................   2,063,260    (290,019)          --           --       1,773,241
                                  ----------   ---------       -------     --------     ----------
COSTS AND OPERATING EXPENSES:
 Cost of retail equipment
  sales.........................     528,287      (9,991)(a)       --           --         518,296
 Retail service, supplies and
  rental costs..................     882,125    (221,958)(a)       --           --         660,167
 Wholesale costs of revenue.....      80,922         --            --           --          80,922
 Selling, general and adminis-
  trative expenses..............     676,953     (37,068)(a)       --           --         639,885
 Amortization of intangible as-
  sets..........................      13,252        (410)(a)       --           --          12,842
 Write-off of goodwill and other
  long-lived assets.............      25,577         --            --           --          25,577
 Restructuring charges (cred-
  its)..........................      15,705         --            --           --          15,705
 Other expense..................       9,622        (654)(a)       --           --           8,968
                                  ----------   ---------       -------     --------     ----------
 Total costs and operating ex-
  penses........................   2,232,443    (270,081)          --           --       1,962,362
                                  ----------   ---------       -------     --------     ----------
(Loss) earnings from opera-
 tions..........................    (169,183)    (19,938)          --           --        (189,121)
Interest expense................     (82,639)        --         12,090 (b)    4,754 (d)    (65,795)
Interest income.................       3,163         --            --           --           3,163
                                  ----------   ---------       -------     --------     ----------
(Loss)
 earnings before income taxes ..    (248,659)    (19,938)       12,090        4,754       (251,753)
Provision (benefit) for income
 taxes..........................     (28,099)     (8,290)(a)     2,841 (c)    1,117 (e)    (32,431)
                                  ----------   ---------       -------     --------     ----------
Net (loss) earnings.............  $ (220,560)  $ (11,648)      $ 9,249     $  3,637     $ (219,322)
                                  ==========   =========       =======     ========     ==========
Basic earnings (loss) per ADS:
 From continuing operations
  before extraordinary items and
  discontinued operations.......  $    (3.91)                                           $    (3.89)
                                  ==========                                            ==========
 Weighted average ADSs..........      60,438                                                60,438
                                  ==========                                            ==========
Diluted earnings (loss) per ADS:
 From continuing operations be-
  fore extraordinary items and
  discontinued operations.......  $    (3.91)                                           $    (3.89)
                                  ==========                                            ==========
 Weighted average ADSs..........      60,438                                                60,438
                                  ==========                                            ==========

--------
(a) Pro forma adjustment to reflect the elimination of historical revenue and expenses resulting from the sale of DSI.
(b) Pro forma adjustment reflects the reduction of interest expense resulting from lower borrowing from the refinancing of senior debt. The adjustment ($12,090) assumes a 1.5% increase in the interest rate on variable rate bank debt which results in additional pro forma interest expense ($10,208) which is offset by lower interest on reduced borrowings ($22,298). The affect of a one-quarter percent change in the pro forma interest rate is ($903).
(c) Pro forma adjustment to reflect income taxes based on an estimated income tax rate of 23.5%.
(d) Pro forma adjustment to record interest expense associated with new 10% notes ($8,746); less interest expense associated with the old notes ($13,500).
(e) Pro forma adjustment to reflect estimated income taxes resulting from the interest adjustment noted in (d) above at an estimated income tax rate of 23.5%.

  A gain on discounted operations resulting from the sale of DSI is not included in the Unaudited Pro Forma Consolidated Statements of Operations. The estimated gain from the sale of DSI is $109.3 million and assumes gross proceeds from the sale of $282.8 million. The book value of net assets to be sold at March

  31, 2001 is $74.5 million. Other deductions from gross proceeds include the estimated expenses of the sale ($8.4 million), income taxes ($75.4 million) and the write-off of DSI's cumulative translation adjustment ($6.7 million) and goodwill ($8.5).

  An extraordinary loss resulting from the refinancing of bank debt is not included in the Unaudited Pro Forma Consolidated Statements of Operations. The extraordinary loss includes the write-off of old debt issue costs ($2.3 million), fees paid to creditors on new borrowings ($9.5 million), and related tax benefits ($2.8 million).

  This exchange offer is being accounted for as a troubled debt restructuring. As the total consideration being paid to owners tendering old notes under the limited cash option and the new senior subordinated notes, including interest, is estimated to be less than the carrying amount of the old notes being tendered, a gain on the extinguishment of the old notes is expected to be recognized. As a result, interest expense over the life of the new senior subordinated notes has been included in the carrying amount of the new notes presented on the unaudited pro forma consolidated balance sheet ($10,018). Accordingly, interest expense on the senior subordinated is not recognized in these unaudited pro forma consolidated statements of operations.

  At May 31, 2001 the cash portion of this exchange offer was fully subscribed; however, for old notes not yet tendered we can not predict which exchange option holders of the old notes will choose. Presented below are alternative exchange possibilities that we believe may be helpful in understanding the pro forma effect of this exchange offer.

                                                                 Extraordinary
                                                        Interest   gain--net
                                                        Expense     of tax
                                                        -------- -------------
   1. 100% of old notes exchanged
     (56.3% cash offer and senior subordinated notes,
    43.7% new 10% notes)...............................  $4,754     $30,108
   2. 95% of old notes exchanged
     (56.3% cash offer and senior subordinated notes,
    43.7% new 10% notes)...............................  $4,041     $29,247
   3. 100% of old notes exchanged
     (65.8% cash offer and senior subordinated notes,
    34.2% new 10% notes)...............................  $6,662     $33,027
   4. 100% of old notes exchanged
     (44.0% cash offer and senior subordinated notes,
    56.0% new 10% notes)...............................  $2,299     $26,352

             Unaudited Pro Forma Consolidated Financial Statements
                         for the Subsidiary Guarantors

   We have set out unaudited pro forma consolidated financial statements for Danka Holding Company and Danka Office Imaging Company on the following pages.

   Danka Holding Company and Danka Office Imaging Company will fully and unconditionally guarantee the new zero coupon senior subordinated notes on a joint and several basis. The senior subordinated notes and the guarantees are subordinated to all our existing and future senior indebtedness. Danka Holding Company and Danka Office Imaging Company are our 100% owned subsidiaries and represent substantially all of our operations in the United States.

   Danka Office Imaging Company owns the United States operations of DSI. On April 9, 2001, we entered into an agreement to sell DSI, including DSI's United States operations, to Pitney Bowes Inc. for $290.0 million in cash. The sale of DSI is on the terms and subject to the conditions and approvals described in "Sale of DSI."

   The unaudited pro forma consolidated balance sheet as of March 31, 2001 has been prepared on the basis that the sale of DSI on the terms described below had occurred on March 31, 2001. The unaudited pro forma consolidated statements of operations for the year ended March 31, 2001 has been prepared on the basis that the sale of DSI on the terms described below had occurred on April 1, 2000. The unaudited pro forma financial information does not take into account this exchange offer or the refinancing of our senior bank debt because we do not believe that to do so would provide additional material information regarding Danka Holding Company or Danka Office Imaging Company.

   You should read this information in conjunction with the consolidated financial information and the accompanying notes included in our Annual Report on Form 10-K/A for the year ended March 31, 2001, which is incorporated into this prospectus by reference. The unaudited pro forma consolidated financial data does not purport to represent what Danka Holding Company's and Danka Office Imaging Company's results of operations would actually have been had the sale of DSI occurred on the dates specified, or to project Danka Holding Company's and Danka Office Imaging Company's results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the sale of DSI will take place or, if it does take place, that it will take place on the terms specified in the assumptions.

   The DSI sale price is subject to adjustment depending on the value of DSI's net assets, as defined, at closing of the sale. If the sale had closed on March 31, 2001, the sale price would have been reduced by $7.2 million to $282.8 million primarily as a result of the level of DSI's accounts payable on that date. The following assumptions have been made for the purposes of the pro forma adjustments as of March 31, 2001 only. We anticipate that the DSI sale price should not be subject to so large an adjustment as we expect that the level of DSI's liabilities to be lower on the closing date of the sale than on March 31, 2001.

  . We will sell the United States operations of DSI owned by Danka Office Imaging Company for $181.1 million and incur current income taxes on the sale of $7.5 million.

  . The net proceeds of sale of the United States operations of DSI will be utilized to reduce Danka Office Imaging Company's intercompany indebtedness to Danka Business Systems PLC. Danka Business Systems PLC will utilize the net proceeds of the sale of DSI as described in "Prospectus Summary--Sale of DSI."

  . The estimated after-tax gain resulting from the sale of the United States operations of DSI is $73.7 million. Danka Office Imaging Company will incur a deferred tax liability in connection with the sale of the United States operations of DSI of $45.0 million.

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 March 31, 2001
                                 (In thousands)

                                            Subsidiary
                                            Guarantors
                                            Historical  Sale of DSI    Pro Forma
                                            ----------  -----------    ---------
                  ASSETS
Current Assets:
 Cash.....................................  $  27,723    $      --     $  27,723
 Accounts receivable, net.................    195,596      (24,167)(a)   171,429
 Inventories..............................     88,959         (672)(a)    88,287
 Prepaid expenses, deferred income taxes
  and other current assets................     68,285          (26)(a)    68,259
                                            ---------    ---------     ---------
 Total Current Assets.....................    380,563      (24,865)      355,698
 Equipment on operating leases, net.......     71,293      (30,114)(a)    41,179
 Property and equipment, net..............     58,563       (1,442)(a)    57,121
 Intangible assets, net...................     85,171       (8,507)(a)    76,664
 Other assets.............................     52,698           --        52,698
                                            ---------    ---------     ---------
 Total Assets.............................  $ 648,288    $ (64,928)    $ 583,360
                                            =========    =========     =========
   LIABILITIES AND SHAREHOLDERS' EQUITY
                 (DEFICIT)
Current Liabilities:
 Current maturities of long-term debt and
  notes payable...........................  $  44,199    $     (47)(a) $  44,152
 Accounts payable.........................     89,154       (6,060)(a)    83,094
 Accrued expenses and other current
  liabilities.............................     72,090       (3,950)(a)    68,140
 Deferred revenue.........................     19,810          (10)(a)    19,800
 Due to (from) affiliate..................    518,928     (173,586)(b)   345,342
                                            ---------    ---------     ---------
 Total Current Liabilities................    744,181     (183,653)      560,528
 Due to (from) affiliate -- long-term.....    200,000           --       200,000
 Long-term debt and notes payable.........        780           --           780
 Deferred income taxes and other long-term
  liabilities.............................      4,445       44,984 (c)    49,429
                                            ---------    ---------     ---------
 Total Liabilities........................    949,406     (138,669)      810,737
Shareholders' Equity (Deficit):
 Share capital............................        258           --           258
 Additional paid-in-capital...............    106,644           --       106,644
 Accumulated deficit......................   (408,020)      73,741 (d)  (334,279)
                                            ---------    ---------     ---------
 Total Shareholders' Equity (Deficit).....   (301,118)      73,741      (227,377)
                                            ---------    ---------     ---------
 Total Liabilities and Shareholders'
  Equity (Deficit)........................  $ 648,288    $ (64,928)    $ 583,360
                                            =========    =========     =========

--------
(a) Pro forma adjustment to remove the assets and liabilities resulting from the sale of the United States operations of DSI.
(b) Pro forma adjustment to reflect the net proceeds from the sale of the United States operations of DSI ($181,086), less payment of current income taxes ($7,500).
(c) Pro forma adjustment to recognize estimated deferred income taxes resulting from the sale of the United States operations of DSI.
(d) Pro forma adjustment to reflect the impact on equity resulting from the gain realized from the sale of the United States operations of DSI.

           Unaudited Pro Forma Consolidated Statements of Operations
                   For the Twelve Months Ended March 31, 2001
                                 (In thousands)

                                          Subsidiary
                                          Guarantors
                                          Historical  Sale of DSI    Pro Forma
                                          ----------  -----------    ----------
REVENUE
 Retail equipment sales.................  $  356,024   $ (12,610)(a) $  343,414
 Retail service, supplies & rentals.....     819,928    (158,705)(a)    661,223
                                          ----------   ---------     ----------
 Total revenue..........................   1,175,952    (171,315)     1,004,637
                                          ----------   ---------     ----------
COSTS AND OPERATING EXPENSES
 Cost of retail equipment sales.........     318,888      (9,991)(a)    308,897
 Retail service, supplies & rental
  costs.................................     506,724    (121,281)(a)    385,443
 Selling, general & administrative
  expenses..............................     417,587     (19,878)(a)    397,709
 Amortization of intangible assets......       4,813        (408)(a)      4,405
 Restructuring charges..................       4,661          --          4,661
 Other (income) expense.................     (14,312)         --        (14,312)
                                          ----------   ---------     ----------
 Total costs and operating expenses.....   1,238,361    (151,558)     1,086,803
                                          ----------   ---------     ----------
Loss from operations....................     (62,409)    (19,757)       (82,166)
Interest expense........................     (81,759)         --        (81,759)
                                          ----------   ---------     ----------
Loss before income taxes................    (144,168)    (19,757)      (163,925)
Provision (benefit) for income taxes....     (25,685)     (8,215)(a)    (33,900)
                                          ----------   ---------     ----------
Net loss................................  $ (118,483)  $ (11,542)    $ (130,025)
                                          ==========   =========     ==========

--------
(a) Pro forma adjustment to reflect the elimination of historical revenue and expenses resulting from the sale of the United States operations of DSI.

                 COMPARISON OF THE OLD NOTES AND THE NEW NOTES

                                                        New Senior
                                 Old Notes          Subordinated Notes     New 10% Notes
----------------------------------------------------------------------------------------------
Aggregate principal       $200 million            Up to $160 million      Up to $200
amount outstanding on                                                     million
initial issuance
----------------------------------------------------------------------------------------------
Maturity date             April 1, 2002           April 1, 2004           April 1,
                                                                          2008
----------------------------------------------------------------------------------------------
Interest rate             6.75% annual rate,      No interest payments    10% annual
                          payable in cash on      will be made on the     rate,
                          April 1 and October 1   senior subordinated     payable in
                          of each year.           notes.                  cash on
                                                                          April 1 and
                                                                          October 1
                                                                          of each
                                                                          year.
                                                                          Interest
                                                                          payable on
                                                                          October 1,
                                                                          2001 will
                                                                          include
                                                                          accrued
                                                                          interest
                                                                          effective
                                                                          from April
                                                                          1, 2001.
----------------------------------------------------------------------------------------------
Guarantees                Our obligations under   Our obligations under   Our
                          the old notes are not   the new senior          obligations
                          guaranteed.             subordinated notes      under the
                                                  will be fully and       new 10%
                                                  unconditionally         notes are
                                                  guaranteed, on a        not
                                                  senior subordinated     guaranteed.
                                                  basis, by Danka
                                                  Holding Company and
                                                  Danka Office Imaging
                                                  Company, our principal
                                                  United States
                                                  subsidiaries.
----------------------------------------------------------------------------------------------
Redemption at our option  We can redeem the old   We can redeem the new   We can
                          notes at any time in    senior subordinated     redeem the
                          whole or part for       notes at any time in    new 10%
                          their principal amount  whole or part for 100%  notes at
                          plus accrued and        of their principal      any time
                          unpaid interest, if     amount.                 following
                          any, to the date of                             the fourth
                          redemption. The                                 anniversary
                          current redemption                              of their
                          price is 100.964% of                            initial
                          principal amount.                               issue date.
                                                                          The
                                                                          redemption
                                                                          price, as a
                                                                          percentage
                                                                          of
                                                                          principal
                                                                          amount, is:

                                                                      Twelve Month
                                                                      Period        Redemption
                                                                      Commencing    Price
                                                                      ------------  ----------
                                                                      April 1, 2005 105.000%
                                                                      April 1, 2006 102.500%
                                                                      April 1, 2007 100.000%
                                                                      and
                                                                      thereafter
                                                                      In addition,
                                                                      we will pay
                                                                      accrued and
                                                                      unpaid
                                                                      interest, if
                                                                      any, to the
                                                                      date of
                                                                      redemption.
----------------------------------------------------------------------------------------------

                                                    New Senior
                             Old Notes          Subordinated Notes         New 10% Notes
-------------------------------------------------------------------------------------------------
Redemption at our     None                    None                    At any time before
option following                                                      April 1, 2005, we can
equity offerings                                                      redeem up to 35% of
                                                                      the principal amount
                                                                      of the new 10% notes
                                                                      originally issued for
                                                                      their principal amount
                                                                      plus a premium of 10%,
                                                                      together with accrued
                                                                      and unpaid interest,
                                                                      if any, to the date of
                                                                      redemption, if:

                                                                      . we use the net cash
                                                                        proceeds of a public
                                                                        or private offering
                                                                        of our equity
                                                                        securities to
                                                                        finance the
                                                                        redemption; and

                                                                      . at least 65% of the
                                                                        aggregate principal
                                                                        amount of the new
                                                                        10% notes originally
                                                                        issued remain
                                                                        outstanding after
                                                                        giving effect to the
                                                                        redemption.
-------------------------------------------------------------------------------------------------
Repurchase at option  Upon a change of        Upon a change of        Upon a change of
of holders--change    control, owners of the  control, owners of the  control, owners of the
of control            old notes can require   new senior              new 10% notes can
                      us to purchase their    subordinated notes can  require us to purchase
                      old notes at a price    require us to purchase  their new notes at a
                      equal to 101% of their  their new notes at a    price equal to 101% of
                      principal amount, plus  price equal to 109% of  their principal
                      accrued and unpaid      their principal         amount, plus accrued
                      interest, if any, to    amount, so long as we   and unpaid interest,
                      the date of             have satisfied other    if any, to the date of
                      redemption, so long as  of our payment          redemption, so long as
                      we have satisfied       obligations.            we have satisfied
                      other of our payment                            other of our payment
                      obligations.                                    obligations.
-------------------------------------------------------------------------------------------------
Repurchase at option  None                    Owners of the new       None
of holders--asset                             senior subordinated
sale                                          notes can require us
                                              to purchase their new
                                              notes at a price equal
                                              to 100% of their
                                              principal amount with
                                              excess proceeds of an
                                              asset sale.
-------------------------------------------------------------------------------------------------

                                                    New Senior
                             Old Notes          Subordinated Notes     New 10% Notes
------------------------------------------------------------------------------------------
Conversion            The old notes are       If we fail to repay     The new 10%
                      convertible at any      the new senior          notes are
                      time into our American  subordinated notes at   not
                      depositary shares at a  maturity, there will    convertible
                      price of $29.125 per    be an event of default  into equity
                      American depositary     under the indenture     securities.
                      share or our ordinary   for the new senior
                      shares at a price of    subordinated notes. In
                      $7.281 per ordinary     that event, holders of
                      share, subject to       the new senior
                      adjustment in limited   subordinated notes
                      circumstances.          will be entitled, at
                                              their option, and in
                                              addition to any and
                                              all other rights and
                                              remedies, to convert
                                              all, or any part, of
                                              their notes into our
                                              American depositary
                                              shares or ordinary
                                              shares. The conversion
                                              price will be
                                              calculated by
                                              reference to the
                                              closing market price
                                              of our American
                                              depositary shares for
                                              the twenty trading day
                                              period ending on the
                                              maturity date. This
                                              conversion right will
                                              be subject to the
                                              prior approval of our
                                              shareholders, which we
                                              will agree to use our
                                              reasonable efforts to
                                              obtain. The conversion
                                              right will also be
                                              subject to compliance
                                              with applicable laws
                                              and the obtaining of
                                              applicable regulatory
                                              approval.
------------------------------------------------------------------------------------------
Ranking and security  The old notes rank in   The new senior          The new 10%
                      right of payment        subordinated notes      notes will
                      behind our senior bank  will rank in right of   rank in
                      debt and all of our     payment behind our      right of
                      other existing and      senior bank debt and    payment
                      future senior debt.     all of our other        behind our
                      The old notes will      existing and future     senior bank
                      rank in right of        senior debt. The new    debt and
                      payment behind the new  senior subordinated     all of our
                      senior subordinated     notes will rank in      other
                      notes and the new 10%   right of payment ahead  existing
                      notes. If we issue      of the new 10% notes    and future
                      additional              and any remaining old   senior
                      subordinated debt in    notes. If we issue      debt. The
                      the future, the old     additional              new 10%
                      notes will rank in      subordinated debt in    notes will
                      right of payment        the future, the new     rank in
                      behind, or equal to,    senior subordinated     right of
                      that debt. The old      notes will rank in      payment
                      notes are unsecured.    right of payment ahead  behind the
                                              of, or equal to, that   new senior
                                              debt. The new senior    subordinated
                                              subordinated notes      notes. The
                                              will be unsecured.      new 10%
                                                                      notes will
                                                                      rank in
                                                                      right of
                                                                      payment
                                                                      ahead of
                                                                      any
                                                                      remaining
                                                                      old notes.
                                                                      If we issue
                                                                      additional
                                                                      subordinated
                                                                      debt in the
                                                                      future, the
                                                                      new 10%
                                                                      notes will
                                                                      rank in
                                                                      right of
                                                                      payment
                                                                      equal to,
                                                                      or behind,
                                                                      that debt.
                                                                      The new 10%
                                                                      notes will
                                                                      be
                                                                      unsecured.
------------------------------------------------------------------------------------------

                         New Senior
           Old Notes Subordinated Notes New 10% Notes
-----------------------------------------------------
Affirmative       The old notes        The new senior      The new 10% notes
Covenants         include the          subordinated        include the
                  following            notes include the   following
                  required actions:    following           required actions:
                                       required actions:


                  . maintenance of
                    an office for
                    notices in New
                    York, New York;

                                                           . maintenance of
                                       . maintenance of      an office for
                                         an office for       notices in New
                                         notices in New      York, New York;
                                         York, New York;


                  . a compliance
                    certificate
                    delivered by an
                    officer at
                    least once
                    yearly;

                                                           . maintenance of
                                       . maintenance of      property and
                                         property and        insurance;
                                         insurance;


                                                           . a compliance
                                       . a compliance        certificate by
                                         certificate         counsel at
                                         given by            least once
                                         counsel at          yearly;
                                         least once
                                         yearly;

                  . maintenance of
                    corporate
                    existence;


                                                           . timely payment
                  . maintenance of                           of taxes and
                    London Stock                             other claims;
                    Exchange
                    listing;

                                       . timely payment
                                         of taxes and
                                         other claims;

                                                           . maintenance of
                                                             corporate
                                                             existence;


                  . the payment of     . maintenance of
                    additional           corporate
                    amounts in the       existence;
                    event of the
                    imposition of
                    United Kingdom
                    withholding
                    tax;

                                                           . maintenance of
                                                             all
                                                             registration,
                                                             regulations and
                                                             licenses;

                                       . maintenance of
                                         all
                                         registration,
                                         regulations and
                                         licenses;


                                                           . the payment of
                  . timely payment                           additional
                    of principal                             amounts in the
                    and interest on                          event of the
                    the old notes;                           imposition of
                    and                                      United Kingdom
                                                             withholding
                                                             tax;

                                       . the payment of
                                         additional
                                         amounts in the
                                         event of the
                                         imposition of
                                         United Kingdom
                                         withholding
                                         tax;

                  . filing of
                    public reports.

                                                           . timely payment
                                                             of principal
                                                             and interest on
                                                             the new 10%
                                                             notes; and

                                       . timely payment
                                         of principal on
                                         the new senior
                                         subordinated
                                         notes;

                                                           . filing of
                                                             public reports.

                                       . addition of
                                         subsidiary
                                         guarantees in
                                         specified
                                         circumstances;
                                         and

                                       . filing of
                                         public reports.

--------------------------------------------------------------------------------

                                                  New Senior
                           Old Notes          Subordinated Notes         New 10% Notes
-----------------------------------------------------------------------------------------------
Negative Covenants  The old notes include   The new senior          The new 10% notes
                    limitations on our and  subordinated notes      include limitations on
                    our subsidiaries'       include limitations on  our and our
                    ability to, among       our and our             subsidiaries' ability
                    other things:           subsidiaries' ability   to, among other
                                            to, among other         things:
                                            things:

                    . merge or              . incur additional      . engage in
                      consolidate; and        indebtedness;           transactions with
                                                                      our affiliates;

                    . transfer or sell      . incur any debt that   . merge or
                      substantially all of    ranks below our         consolidate;
                      our assets.             senior debt but         .transfer or sell
                                              ranks ahead of the      substantially all of
                                              new senior              our assets;
                                              subordinated notes;     .make payments on
                                              .pay dividends on       our indebtedness
                                              our shares, purchase    which is
                                              or redeem our           subordinated to the
                                              shares, make            new 10% notes,
                                              investments or make     including the old
                                              payments on debt        notes; and
                                              which is                .engage in business
                                              subordinated to the     activities that are
                                              new senior              not reasonably
                                              subordinated notes;     related to our
                                              . create or permit      existing businesses.
                                              any encumbrance or
                                              restriction on the
                                              ability of our
                                              subsidiaries to pay
                                              money to us;
                                              .issue or sell
                                              capital stock of our
                                              subsidiaries;
                                              .create liens;
                                              .engage in
                                              transactions with
                                              our affiliates;
                                              .merge or
                                              consolidate;
                                              .transfer or sell
                                              substantially all of
                                              our assets;
                                              .make payments on
                                              our indebtedness
                                              which is
                                              subordinated to the
                                              new senior
                                              subordinated notes,
                                              including the old
                                              notes;
                                              .engage in any new
                                              business activities
                                              that are not
                                              reasonably related
                                              to our existing
                                              businesses; and
                                              .provide guarantees
                                              of other
                                              subordinated debt.
-----------------------------------------------------------------------------------------------

                                                     New Senior
                              Old Notes          Subordinated Notes         New 10% Notes
--------------------------------------------------------------------------------------------------
Events of default      The following are       The following are       The following are
                       events of default       events of default       events of default
                       under the terms of the  under the terms of the  under the terms of the
                       old notes:              new senior              new 10% notes:
                                               subordinated notes:

                       . our failure to pay    . our failure to pay    . our failure to pay
                         principal when due;     principal at            principal at
                                                 maturity;               maturity;

                       . our failure to pay    . our failure to pay    . our failure to pay
                         interest when due       the purchase price      interest when due
                         continued for 30        of the new senior       continued for 30
                         days;                   subordinated notes      days;
                         .our failure to         on the exercise of      .our failure to pay
                         provide notice of a     the repurchase          the purchase price
                         designated event as     rights which apply      of the new 10% notes
                         provided in the         following a change      on the exercise of
                         indenture;              of control or an        the repurchase
                         .our failure to         asset sale;             rights which apply
                         perform any other       .our failure to         following a change
                         covenant for 90 days    perform any other       of control;
                         after written           covenant for 30 days    .our failure to
                         notice;                 after written           perform any other
                         .some events of         notice;                 covenant for 30 days
                         bankruptcy,             .our failure to         after written
                         insolvency or           comply with the         notice;
                         reorganization; or      provisions on           .our failure to
                         .our failure to         limitations on          comply with the
                         repurchase any          mergers,                provisions on
                         securities as           consolidations and      limitations on
                         provided in the         sale of assets;         mergers,
                         indenture.              .if we or our           consolidations and
                                                 subsidiaries default    sale of assets;
                                                 on any indebtedness     .if we or our
                                                 which in aggregate      subsidiaries default
                                                 exceeds $25 million;    on any indebtedness
                                                 .our rendering of a     which in aggregate
                                                 final judgment          exceeds $25 million;
                                                 against us or any of    .our rendering of a
                                                 our subsidiaries in     final judgment
                                                 excess of $10           against us or any of
                                                 million remains         our subsidiaries in
                                                 unpaid for over 60      excess of $10
                                                 days; or                million remains
                                                 .some events of         unpaid for over 60
                                                 bankruptcy,             days; or
                                                 insolvency or           .some events of
                                                 reorganization.         bankruptcy,
                                                                         insolvency or
                                                                         reorganization.
--------------------------------------------------------------------------------------------------
Remedies upon default  If an event of default  If an event of default  If an event of default
                       occurs, either the      occurs, either the      occurs, either the
                       trustee or holders of   trustee or holders of   trustee or holders of
                       at least 25% in         at least 25% in         at least 25% in
                       aggregate principal     aggregate principal     aggregate principal
                       amount of the old       amount of the           amount of the
                       notes may accelerate    outstanding new senior  outstanding new 10%
                       the maturity of all of  subordinated notes may  notes may accelerate
                       the old notes.          accelerate the          the maturity of all of
                                               maturity of all of the  the new 10% notes.
                                               new senior
                                               subordinated notes.
--------------------------------------------------------------------------------------------------

                             TERMS OF THE OLD NOTES

   The following is a summary of the terms of the old notes that we are offering to exchange under this exchange offer. The terms of the old notes include those terms stated in the indenture for the old notes dated as of March 13, 1995, as amended as of December 10, 1999 and those terms made part of the indenture by reference to the Trust Indenture Act of 1939. We urge you to read the indenture in its entirety. You may obtain copies of the indenture from us. See "Where You Can Find More Information."

Principal, Maturity and Interest

   $200 million in principal amount of old notes is outstanding.

   The old notes have a maturity date of April 1, 2002. On maturity, owners of the old notes are entitled to receive 100% of the principal amount of the old notes plus accrued interest.

   The old notes bear interest at a rate of 6.75% per annum. We pay the interest semi-annually in cash on April 1 and October 1 (or the next following business day after those dates). Upon conversion (unless otherwise called for redemption), each old note ceases to bear interest from the interest payment date immediately preceding the conversion date. Interest is computed on the basis of a 360-day year comprised of 12 months of 30 days each.

Ranking

   The old notes rank in right of payment behind substantially all of our indebtedness, including the new senior subordinated notes and the new 10% notes. The old notes are unsecured.

Form

   We issued the old notes in bearer form in the form of global notes. No old notes have been issued in definitive form.

Conversion

   The old notes are convertible into:

  . American depositary shares representing ordinary shares, at an initial conversion price of $29.125 per American depositary share (inclusive of United Kingdom stamp duty reserve tax); or

  . $7.281 per ordinary share (equivalent to an initial conversion rate of approximately 34.335 American depositary shares or 137.339 ordinary shares per $1,000 principal amount of old notes).

   Conversion rights can only be exercised with respect to $100,000 principal amount of old notes or integral multiples of $1,000 in excess of $100,000. Conversion rights cannot be exercised on the business day immediately preceding any interest payment date, unless the interest payment date is also a redemption date. If the interest payment date is also a redemption date, the conversion right may be exercised prior to the close of business on that day.

   Fractions of ordinary shares or American depositary shares are not issued on conversion of old notes and no cash adjustments are made in respect of fractional entitlements.

   Adjustment of conversion price: The conversion price for the old notes is subject to adjustment upon the occurrence of the following events:

  . the issuance of ordinary shares as a dividend or distribution on our ordinary shares;

  . the issuance to all holders of our ordinary shares of rights or warrants to subscribe for or purchase ordinary shares at less than the current market price at the time of issuance or rights or warrants to subscribe for or purchase any other securities or indebtedness;

  .  subdivisions, combinations and reclassifications of our ordinary shares;

  . the distribution to all holders of our ordinary shares of cash or other assets (other than any regular semi-annual or quarterly dividends payable solely in cash that may from time to time be fixed by our board of directors); or

  . some repurchases by us or any of our subsidiaries of our ordinary shares for a price in excess of the then current market price of the ordinary shares.

Trustee and Agents

   HSBC Bank USA (formerly Marine Midland) is trustee for the old notes. The principal office of HSBC Bank USA is 140 Broadway, New York, New York 10005. HSBC Bank USA is also the principal paying agent, transfer agent and conversion agent for the old notes. HSBC is responsible, among other things, for:

  .  accepting old notes for exchange and registering transfers of old notes;

  . ensuring that payments of principal and interest in respect of the old notes received by the trustee are duly paid to owners of the old notes;

  .  transmitting to us any notices from owners of the old notes; and

  .  accepting conversion notices and related documents.

   We have appointed HSBC Bank plc at its office in London, England as an additional paying agent, transfer agent and conversion agent.

   We may vary or terminate the appointment of the trustee, the registrar and any paying agent, transfer agent or conversion agent at any time with or without cause. In addition, we may appoint another registrar or additional or other agents or approve any change in the office through which the registrar or any agent acts. However, there must always be a registrar, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, the City of New York, New York and in London, England.

Redemption at Our Option

   We can redeem old notes at our option in whole or in part at any time prior to maturity upon not less than 30 nor more than 60 days' notice. Upon redemption, owners of old notes will receive the redemption price set out below, expressed as a percentage of the principal amount of the old notes, together with accrued interest to the redemption date.

     Twelve Month Period Commencing                             Redemption Price
     ------------------------------                             ----------------
     April 1, 2000.............................................     101.929%
     April 1, 2001.............................................     100.964%

   If less than all of the old notes are redeemed, the trustee will select which old notes will be redeemed (in principal amounts of $100,000 or integral multiples of $1,000 in excess thereof) by lot or, in its discretion, on a pro rata basis.

Repurchase Rights of Owners of the Old Notes

   Owners of the old notes have the right, at their option, to require us to repurchase all or a portion of their old notes for a price equal to 100% of the principal amount of the old notes plus accrued interest (if any) on the occurrence of the following events:

  . On a change in control. A change of control includes, among others, the following events:

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   .  if any person or group becomes the beneficial owner of more than 50%
      of our outstanding voting stock;

   . if any person or group has the right to elect or designate for election a majority of our board of directors;

   . we merge with another entity or sell all, or substantially all, of our assets to another person, in any event pursuant to a transaction in which more than 50% of our total voting stock outstanding is reclassified or changed into or exchanged for cash, securities or other property; or

   . if our continuing directors cease to form a majority of our board of directors. For these purposes our continuing directors are (a) our directors as of March 13, 1995, and (b) all directors appointed since March 13, 1995 whose appointment was approved by a majority of our directors then still in office who were either directors as of March 31, 1995 or whose election was previously so approved.

  . On a termination of trading. A termination of trading occurs if our ordinary shares or our American depository shares are not:

   . listed for trading on the London Stock Exchange, in the case of the ordinary shares, or the Nasdaq National Market, in the case of the American depository shares; or/and

   .  listed for trading on a United States national securities exchange;
      or/and

   . approved for trading on an established automated over-the-counter trading market in the U.S.

   If a designated event occurs, any repurchase of the old notes could, absent payment in full of any outstanding senior debt or waiver, be prevented by the subordination provisions of the indenture. In addition, the repurchase of old notes upon a designated event may be prohibited by the terms of our senior debt. As a result, absent payment in full of our senior debt or waiver, repurchase of the old notes could be prevented.

Payment of Additional Amounts and Tax Redemption

   If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes, assessments or other governmental charges in respect of any amounts to be paid by us under the old notes, we will pay owners of the old notes, as additional interest, such additional amounts as may be necessary so that the net amounts paid to owners of the old notes after that deduction or withholding will be not less than the amounts specified in the note to which owners of the old notes are entitled. However, we are not required to make any payment of additional amounts in some limited circumstances, which are outlined in the indenture for the old notes.

   We may redeem the old notes in whole, but not in part, at any time, upon not less than 30 nor more than 60 days' notice if we are required to pay the additional amounts described above because of any change in the laws or regulations of the United Kingdom.

Subordination

   The payment of the principal of, any premium and interest on the old notes is subordinated in right of prior payment in full of all our existing and future senior debt. Upon any payment or distribution of assets to our creditors upon any liquidation, insolvency or similar proceedings of Danka, then the holders of all existing and future senior debt will be entitled to receive payment in full of all amounts due or to become due to them before owners of the old notes are entitled to receive any payment in respect of the principal of, any premium, or interest on the old notes. In addition, no payment on the old notes may be made if:

  . any default in the payment of principal of, any premium, or interest on, or rent under, or any other payment obligation under all existing and future senior debt beyond any applicable grace period; or

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

  . any event of default with respect to all existing and future senior debt, permitting the holders of such debt, or a trustee or other representative on behalf of the holders thereof, to declare such debt due and payable prior to the date on which it would otherwise have become due and payable.

   However, payments on the old notes may not be prevented for a period of more than 179 days after an applicable default notice has been received by the trustee, unless the debt for which such event of default exists has been declared due and payable in its entirety. If the debt has been declared due and payable in its entirety, then no payment on the old notes may be made until such acceleration has been rescinded or annulled or such debt has been paid in full.

   We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the old notes. The trustee's claims for such payments is senior to claims of owners of the old notes in respect of all funds collected or held by the trustee.

Events of Default

   The following are events of default under the indenture for the old notes:

  . failure by us to pay principal, including any redemption price or repurchase price, of, or premium, if any, on any note when due;

  . failure by us to pay any interest, including any additional amounts, on any note when due, which continues for 30 days;

  . failure by us to provide notice of an event which entitles owners of old notes to require us to repurchase their old notes, or to purchase old notes when they are due;

  . failure by us to perform any of our other covenants in the indenture continuing for 90 days; and

  . events of insolvency or reorganization involving us or our material subsidiaries.

   If certain of these events of default occur and continue, the aggregate principal amount of the old notes will automatically become immediately due and payable. If any other event of default with respect to the old notes occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of the old notes outstanding may, by notice, declare the principal amount of all of the old notes to be due and payable immediately. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the old notes outstanding, under certain circumstances, may rescind and annul such declaration.

   Except in limited situations, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of owners of old notes unless the owners offer to indemnify the trustee. The owners of a majority in aggregate principal amount of the old notes have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee. This right is limited by the trustee's indemnity from those persons.

   You do not have any right to institute any proceeding with respect to the indenture or the old notes, unless:

  . you have given to the trustee written notice of a continuing event of default;

  . the holders of at least 25% in aggregate principal amount of the old notes outstanding have made a written request, and offered reasonable indemnity, to the trustee to institute such proceedings as trustee;

  . the trustee has not received from the holders of a majority, in principal amount, of the old notes outstanding a direction inconsistent with such request; and

  .  the trustee has failed to institute such proceeding within 60 days.

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

   These limitations do not apply to a suit instituted by an owner of the old notes to enforce the payment of the principal of, or interest on, old notes on or after the appropriate due date.

Mergers, Consolidations and Certain Purchases of Assets

   We cannot consolidate or merge with any other person and will not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless, immediately after giving effect to such transaction:

  . no event of default or an event or condition which, after the giving of notice or lapse of time or both, would constitute an event of default under the indenture for the old notes will have occurred and be continuing;

  . the person formed by such consolidation or merger, or the person which acquires by transfer, conveyance, sale, lease or other disposition all or substantially all of our properties and assets as an entirety, will be a company organized and validly existing under the laws of England and Wales or the United States or any political subdivision thereof and, if not Danka, will expressly assume all our obligations under the old notes and the indenture and the performance of every covenant of the indenture on our part to be performed or observed and will have provided for conversion rights in accordance with the indenture; and

  . we, or our successor, expressly agree to indemnify each holder of a note, or a beneficial interest therein, against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such holder solely as a consequence of such transaction with respect to payments in respect of the old notes or any purchase by us of old notes.

Modification and Waiver

   We and the trustee may make modifications and amendments to the indenture for the old notes with the consent of the holders of not less than a majority in principal amount of the old notes to be affected. However, we cannot make any of the following modifications or amendments to the old notes without the consent of each owner of the old notes who is affected by any of the following:

  . changes to the stated maturity of the principal, or premium, or any installment of interest;

  .  reduction of the principal or the interest rate;

  .  changes to our obligations to pay additional amounts;

  .  adverse changes to our obligations to repurchase the old notes;

  . modifications to the subordination provisions which is adverse to owners of the old notes;

  .  changes to the currency in which principal or interest is payable;

  . impairment of the right to institute a lawsuit for the enforcement of any payment on the old notes;

  . change to the right to convert any old notes which is adverse to the owners of the old notes;

  . reduction in the percentage in principal amount of old notes required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or the waiver of certain defaults; or

  .  increase to the conversion price.

   The holders of not less than a majority in aggregate principal amount of the old notes outstanding may waive any past default under the indenture, except a default in the payment of principal of, or any interest on, any old note.

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

Consent to Service

   We have irrevocably designated CT Corporation Systems as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the old notes. Any such legal action or proceeding must be brought in any federal or state court in the Borough of Manhattan, the City of New York. In addition, we have irrevocably submitted to the non-exclusive jurisdiction of those courts.

Governing Law

   The indenture and the old notes are governed by the laws of the State of New York.

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

                             TERMS OF THE NEW NOTES

Zero Coupon Senior Subordinated Notes Due 2004

   The following is a summary of the terms of the new senior subordinated notes that Danka proposes to issue in this exchange offer. The new senior subordinated notes will be issued under an indenture between Danka and HSBC Bank USA, as the trustee for the new senior subordinated notes. The terms of the new senior subordinated notes include those terms stated in the senior subordinated indenture and those terms made part of the senior subordinated indenture by reference to the Trust Indenture Act of 1939. This section is only a summary of the material provisions of the senior subordinated indenture. This section, however, does not restate the senior subordinated indenture in its entirety. We urge you to read the senior subordinated indenture because the senior subordinated indenture and not this description defines your rights as holders of the new senior subordinated notes. You may obtain copies of the senior subordinated indenture from Danka. See "Where You Can Find More Information." This section uses defined terms. See "Definitions" on page 96.

Principal and Maturity

 The new senior subordinated notes

  .  have a maximum aggregate principal amount of $160.0 million; and

  .  will mature on April 1, 2004.

   Danka will issue the new senior subordinated notes in denominations of $1,000 and integral multiples of $1,000, except that Danka may also issue new senior subordinated notes in denominations of less than $1,000.

   The new senior subordinated notes will initially be issued in the form of a global note in bearer form. See "Book Entry; Delivery and Form." If definitive registered notes are issued, the following will apply. Principal of, and premium, if any, on each new senior subordinated note will be payable and the new senior subordinated notes may be presented for transfer or exchange at the office or agency of Danka maintained for those purposes. Danka will not charge a service fee for any exchange or registration of transfer of the new senior subordinated notes, but Danka may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any exchange or registration of transfer. Unless otherwise designated by Danka, Danka's office or agency will be the corporate trust office of the trustee.

Subsidiary Guarantees

   The new senior subordinated notes are guaranteed by Danka Holding Company and Danka Office Imaging Company, our 100% owned principal United States subsidiaries. The guarantees of new senior subordinated notes are:

  .  general unsecured obligations of each guarantor;

  . subordinated in right of payment to all existing and future Senior Debt and Guarantor Senior Debt;

  . subordinated in right of payment to any guarantees by the guarantors of our existing and future Senior Debt;

  . ranked senior to or equally with any existing and future senior subordinated debt of the guarantors; and

  . senior in right of payment to all other existing and future subordinated obligations of each guarantor.

   Payment on the new senior subordinated notes and under the guarantees will be subordinated to the payment of Senior Debt and Guarantor Senior Debt. Guarantor Senior Debt is Senior Debt of Danka for which the guarantors are liable. The new senior subordinated indenture will permit us and the guarantors to incur additional indebtedness, including Senior Debt and Guarantor Senior Debt.

   Each guarantor will jointly and severally, fully and unconditionally guarantee our obligations under the new senior subordinated notes. Each guarantee will be subordinated to the prior payment in full in cash or cash equivalents of all Guarantor Senior Debt on the same basis as the new senior subordinated notes are subordinated to Senior Debt. Each guarantor that makes a payment or distribution under a guarantee shall be entitled to a pro rata contribution from each other guarantor based on the net assets of each other guarantor.

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

   Each guarantor may consolidate with or merge into or sell its assets to us or another guarantor that is a restricted subsidiary of ours, or with other persons upon the terms and conditions set forth in the new senior subordinated note indenture. A guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person (whether or not such guarantor is the surviving person) unless certain conditions are met.

   The guarantee of a guarantor will be deemed automatically discharged and released in accordance with the terms of the new senior subordinated note indenture:

  (1) in connection with any sale of all of the capital stock or any sale or other disposition of all or substantially all of the assets of the guarantor, including by way of merger or consolidation; or

  (2) if a guarantor is dissolved or liquidated in accordance with the provisions of the senior subordinated note indenture.

Ranking

   The new senior subordinated notes rank below all of Danka's existing and future Senior Debt. They rank or will rank pari passu or senior to Danka's existing and future senior subordinated Debt. They are senior to the new 10% notes and the old notes. This means that if Danka defaults, holders of Senior Debt are entitled to be paid in full before any payments are made on the new senior subordinated notes. The new senior subordinated notes are entitled to be paid in full before any other subordinated Debt of Danka. In addition, the senior lenders will have the right to block current payments on the new senior subordinated notes if there is a default under the Senior Debt.

   The new senior subordinated notes are subordinate in right of payment to the prior payment in full of all existing and future Senior Debt. Upon any payment or distribution of assets of Danka to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets, bankruptcy, insolvency or any similar proceedings of Danka, the holders of Senior Debt will first be paid in full the principal of, premium, if any, and interest on such Senior Debt before the holders of the new senior subordinated notes are entitled to receive any payment of principal of or premium on such new senior subordinated notes or on account of the purchase or redemption or other acquisition of new senior subordinated notes by Danka or any subsidiary of Danka, except for permitted insolvency payments. If the trustee or a holder of any new senior subordinated note receives any payment or distribution of assets of Danka before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered to the trustee in bankruptcy or other person making payment or distribution of assets of Danka to be applied to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

   Danka may not make any payments on account of the new senior subordinated notes or on account of the purchase or redemption or other acquisition of the new senior subordinated notes if a default occurs and is continuing in the payment when due of principal of, premium, if any, or interest on any Senior Debt, including any default in the payment when due of any obligations, commitment or facility fees, letter of credit fees or agency fees under the Credit Facility, or any default in payment when due of any reimbursement obligation of Danka with respect to any letter of credit issued under the Credit Facility, referred to as a senior payment default.

   In addition, if a default, other than a senior payment default, occurs and is continuing with respect to the Credit Facility or any Designated Senior Debt that permits, or with the giving of notice or lapse of time or both would permit, the holders thereof, or a trustee on behalf thereof, to accelerate the maturity thereof, referred to as a senior nonmonetary default, and Danka and the trustee have received written notice thereof from the agent bank for the Credit Facility or from an authorized person on behalf of any Designated Senior Debt, then Danka may not make any payments on account of the new senior subordinated notes or on account of the purchase or redemption or other acquisition of the new senior subordinated notes for a period, referred to as a blockage period, commencing on the date Danka and the trustee receive such written notice and ending on the earlier of:

  .  179 days after such date; or

  . the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured.

   In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there will be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No senior nonmonetary default that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. If, notwithstanding the foregoing, Danka makes any payment to the trustee or the holder of any note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

   Because of the subordination, in the event of insolvency of Danka, holders of the new senior subordinated notes may recover less ratably than creditors of Danka who are holders of Senior Debt.

   The subordination provisions described above will cease to apply to the new senior subordinated notes upon any defeasance or covenant defeasance of the new senior subordinated notes as described below under "Defeasance."

   The new senior subordinated notes, while junior to all Senior Debt, do rank above all other subordinated debt, including the new 10% notes and the old notes. If Danka defaults, the holders of the new senior subordinated notes are entitled to be paid in full, subject to payment of the Senior Debt, before any other subordinated debt of Danka. In addition, the holders of the new senior subordinated notes will have the right to block payments on the subordinated debt if there is a default under the new senior subordinated notes.

Optional Conversion

   If Danka fails to repay the new senior subordinated notes at maturity, there will be an event of default under the indenture for the new senior subordinated notes. In that event holders of the new senior subordinated notes will be entitled, at their option, and in addition to all other rights and remedies, to convert all or part of their notes into Danka's American depositary shares or ordinary shares. The conversion price will be based on the average closing market price for Danka's American depositary shares for the period of twenty trading days ending on the maturity date. The conversion right will be subject to the prior approval of our shareholders and compliance with applicable laws and regulations.

   If Danka fails to repay the new senior subordinated notes at maturity, there will be an event of default under the indenture for the new senior subordinated notes. In that event, holders of the new senior subordinated notes will be entitled, at their option, and in addition to all other rights and remedies, to convert all or part of their notes into Danka's American depositary shares or ordinary shares. The price and number of shares will be determined in accordance with the indenture. The price at which the new senior subordinated notes will be convertible into American depositary shares will be equal to the average closing market price for Danka's American depositary shares on the Nasdaq SmallCap Market, or, if the American depositary shares are listed on another United States exchange, that other exchange, for the period of twenty trading days ending on the maturity date. The price at which the new senior subordinated notes will be convertible into ordinary shares will be equal to the American depositary share conversion price divided by the number of ordinary shares represented by one American depositary share, which is currently four. The ordinary share conversion price will not be less than the stated value of Danka's ordinary shares, currently UK(Pounds)0.0125 per ordinary share, and the American depositary share conversion price will not be less than the stated value of Danka's ordinary

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

shares multiplied by the number of ordinary shares represented by one American depositary share. Fractions of ordinary shares or American depositary shares will not be issued. Holders of the new senior subordinated notes exercising the conversion right will be required to pay any taxes or duties that arise on the issuance of the American depositary shares or ordinary shares that they receive or otherwise in connection with conversion of their notes.

   The conversion right will be exercisable only if the issuance of new ordinary shares, or new ordinary shares represented by American depositary shares, in exchange for the new senior subordinated notes is approved by Danka's shareholders and otherwise complies with applicable laws and regulations, including, without limitation, the securities laws and regulations of the United States and the United Kingdom. Danka will covenant in the new senior subordinated note indenture to use its reasonable efforts to obtain shareholder approval for the new share issuance and to take all steps necessary to comply with applicable securities laws in connection with the issuance as soon as reasonably practicable after the maturity date. The conversion right will not be exercisable in the event that Danka does not obtain shareholder approval for the issuance, or is unable without undue expenditure or effort to comply with applicable laws and regulations in connection with the issuance.

   The conversion right must be exercised by holders of the new senior subordinated notes within a period of twenty business days following the specified maturity date by written notice to the trustee. The conversion right will not be exercisable if, following the maturity date, but prior to the date on which Danka obtains shareholder approval for the issuance of the new shares, the principal amount of the new senior subordinated notes has been repaid in full.

   In no event will the conversion right be exercisable prior to the maturity date of the new senior subordinated notes.

Payment of Additional Amounts

   If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes, assessments or other governmental charges in respect of any amounts to be paid by us under the new senior subordinated notes, we will pay owners of the new senior subordinated notes, such additional amounts as may be necessary so that the net amounts paid to owners of the new senior subordinated notes after that deduction or withholding will be not less than the amounts specified in the note to which owners of the new senior subordinated notes are entitled. However, we are not required to make any payment of additional amounts in some limited circumstances, which are outlined in the indenture for the new senior subordinated notes.

Optional Redemption

   In general. Danka may redeem the new senior subordinated notes in full or in part at anytime, for their principal amount.

   At any time, Danka may redeem all or part of the new senior subordinated notes with at least 30 but not more than 60 days' notice at 100% of their principal amount.

Selection and Notice of Redemption

   If Danka redeems or purchases less than all of the new senior subordinated notes, the trustee will select the new senior subordinated notes for redemption or purchase in compliance with the requirements of the principal national securities exchange, if any, on which the new senior subordinated notes are listed, or, if the new senior subordinated notes are not so listed, on a pro rata basis, by lot or any other method that the trustee deems fair and appropriate.

   Danka will mail notice of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of new senior subordinated notes to be redeemed at the last address for that

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

holder shown on the registry books. If Danka redeems any note in part only, the notice of redemption that relates to that note will state the portion of the principal amount to be redeemed. Danka will issue a new note in principal amount equal to the unredeemed or unpurchased portion in the name of the holder upon cancellation of the original note, subject to DTC procedures.

Mandatory Redemption or Sinking Fund

   Except in the event of a change of control offer or a net proceeds offer, Danka is not required to make mandatory redemption or sinking fund payments for the new senior subordinated notes.

Repurchase at the Option of Holders

   Change of control. Upon a change of control, the holders of the new senior subordinated notes have the right to require Danka to purchase the new senior subordinated notes. The purchase price will equal 109% of the principal amount of the new senior subordinated notes. A change of control includes:

  . disposition of all or substantially all of Danka's assets to a person or group, other than Cypress Associates II LLC and its affiliates, except to effect a change of domicile;

  . approval of a plan of liquidation or dissolution, except to effect a change of domicile;

  . acquisition of a majority of Danka's voting stock by a person or group, other than Cypress Associates II LLC and its affiliates;

  . replacement of a majority of the board of directors over a two year period by directors not approved by a majority of the existing board; and

  . merger or consolidation that results in a person or group acquiring a majority of Danka voting stock.

   Upon a change of control, each holder of the new senior subordinated notes will have the right to require Danka to purchase the holder's new senior subordinated notes in whole or in part at a purchase price in cash equal to 109% of their principal amount pursuant to the offer described in the next succeeding paragraph, referred to as a change of control offer. The definition of change of control includes any sale, lease, exchange or other transfer of "all or substantially all" the assets of Danka and its subsidiaries taken as whole to any person or group of persons. Although there is a developing body of caselaw interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new senior subordinated notes to require Danka to make a change of control offer as a result of the sale, lease, exchange or other transfer of less than all of the assets of Danka may be uncertain.

   Within 30 days following any change of control, Danka will mail a notice to each holder, with a copy to the trustee, stating:

  . that a change of control has occurred and that the holder has the right to require Danka to repurchase the holder's new senior subordinated notes, in whole or in part, and if in part, equal to $1,000 or integral multiples of $1,000, at a repurchase price in cash equal to 109% of the principal amount thereof;

  .  the circumstances and relevant facts regarding the change of control;

  . the repurchase date, which will not be earlier than 30 days and not later than 60 days from the date the notice is mailed;

  . that holders electing to have a note purchased pursuant to a change of control offer will be required to surrender the note, and forms required by the indenture, to the paying agent, which may be Danka, at the address specified in the notice before the close of business on the repurchase date;

  . that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day preceding the repurchase date, a telegram, telex, facsimile

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     transmission or other written communication setting forth the name of the holder, the principal amount of new senior subordinated notes the holder delivered for purchase, and a statement that the holder is withdrawing his election to have the new senior subordinated notes purchased; and

  . that holders which elect to have their new senior subordinated notes purchased only in part will be issued new senior subordinated notes in a principal amount equal to the unpurchased portion of the new senior subordinated notes surrendered.

   On the repurchase date, Danka will accept for payment new senior subordinated notes or portions thereof tendered pursuant to the change of control offer, deposit with the trustee or a paying agent money sufficient to pay the purchase price of all new senior subordinated notes or portions thereof so tendered and deliver or cause to be delivered to the trustee new senior subordinated notes so accepted, together with an officers' certificate indicating the new senior subordinated notes or portions thereof which have been tendered to Danka. The trustee or a paying agent will promptly mail to the holders of new senior subordinated notes so accepted payment in an amount equal to the purchase price therefor and promptly authenticate and mail to the holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. Danka will publicly announce the results of the change of control offer on or as soon as practicable after the repurchase date.

   In the event a change of control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Securities Exchange Act of 1934, Danka will comply with the requirements of Rule 14e-l as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to the repurchase. The change of control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Danka.

   Danka's ability to repurchase new senior subordinated notes upon a change of control may be limited by the terms of its then existing contractual obligations. Repurchase of the new senior subordinated notes upon a change of control may constitute a default under the Credit Facility, and any future credit agreements or other agreements relating to Senior Debt may contain provisions that would restrict Danka's ability to repurchase new senior subordinated notes upon a change in control. If Danka makes a change of control offer following a change of control, Danka may not have adequate financial resources to repurchase all new senior subordinated notes tendered. Danka's failure to repurchase tendered new senior subordinated notes or to make a change of control offer following a change of control would constitute an Event of Default under the senior subordinated indenture, but the subordination provisions in the senior subordinated indenture may restrict payments to the holders of new senior subordinated notes.

   The provisions of the senior subordinated indenture may not afford holders of the new senior subordinated notes protection in the event of a highly leveraged transaction involving Danka that may adversely affect the holders of the new senior subordinated notes, if the transaction does not result in a change of control, violate the covenant described under "Limitation on Incurrence of Additional Debt" or "Limitation on Restricted Payments" or otherwise violate the senior subordinated indenture.

   Asset sales. Danka will not dispose of assets in an Asset Sale unless it receives the fair market value of the assets disposed of, and Danka applies any Net Cash Proceeds to prepay Senior Debt, make an investment in replacement assets or a combination of prepayment or investment or make an offer to repurchase the new senior subordinated notes as described below.

   Danka will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale, except under the following circumstances:

     (1) Danka or the applicable Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Danka's board of directors).

     (2) Upon the consummation of the Asset Sale, Danka will apply, or cause its Restricted Subsidiary to apply, the Net Cash Proceeds of the Asset Sale within 360 days of receipt either (a) to prepay Senior Debt,

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  (b) to make an investment in properties and assets, other than cash, cash equivalents or inventory that replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in a Permitted Business, or (c) a combination of prepayment and investment permitted by (a) and (b).

   On the 360th day after an Asset Sale, the net proceeds offer trigger date, the portion of the aggregate amount of Net Cash Proceeds not applied on or before the net proceeds offer trigger date multiplied by a fraction the numerator of which is equal to the principal amount of the new senior subordinated notes and the denominator of which is equal to the sum of the principal amount of the new senior subordinated notes and all Debt ranking equal to the new senior subordinated notes, referred to as a net proceeds offer amount will be applied by Danka or the Restricted Subsidiary to make an offer to purchase, the net proceeds offer, on a date, the net proceeds offer payment date at least 30 but not more than 60 days following the applicable net proceeds offer trigger date, from all holders on a pro rata basis, that amount of the new senior subordinated notes equal to the net proceeds offer amount at a price equal to 100% of the principal amount of the new senior subordinated notes to be purchased. If any non-cash consideration received is converted into or sold or otherwise disposed of for cash or cash equivalents (other than interest received with respect to any non-cash consideration), then the conversion or disposition will be deemed to be an Asset Sale and the Net Cash Proceeds of which will be applied in accordance with this covenant. Danka may defer the net proceeds offer until there is an aggregate unutilized net proceeds offer amount equal to or in excess of $5 million resulting from one or more Asset Sales. Following the deferment, the entire unutilized net proceeds offer amount, and not just the amount in excess of $5 million, will be applied.

   Each net proceeds offer will be mailed to the record holders of the new senior subordinated notes within 30 days following the net proceeds offer trigger date, with a copy to the trustee, and will comply with the procedures set forth in the senior subordinated indenture. Upon receiving notice of the net proceeds offer, holders may elect to tender their new senior subordinated notes in whole, or in part in integral multiples of $1,000, in exchange for cash. To the extent holders properly tender new senior subordinated notes in an amount exceeding the net proceeds offer amount, tendered new senior subordinated notes will be purchased on a pro rata basis based on amounts tendered. A net proceeds offer will remain open for a period of 20 business days or a longer period as may be required by law. To the extent that the aggregate amount of new senior subordinated notes tendered pursuant to a net proceeds offer is less than the net proceeds offer amount, Danka may use any remaining net proceeds offer amount for general corporate purposes subject to the provisions of the senior subordinated indenture, and the net proceeds offer amount will return to zero.

   Danka will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, and any other securities laws and regulations thereunder to the extent they apply in connection with the repurchase of new senior subordinated notes pursuant to a net proceeds offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sales" covenant of the senior subordinated indenture, Danka will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sales" covenant of the senior subordinated indenture.

Covenants

   The senior subordinated indenture contains covenants with which Danka must comply. We set forth below a summary and more detailed description of the material covenants.

   Limitation on incurrence of additional debt. Danka and its subsidiaries will not, directly or indirectly, incur any additional debt not allowed under the senior subordinated indenture.

   Danka will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of any Debt, other than Permitted Debt, except that Danka and its Restricted

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Subsidiaries may incur Debt, including Acquired Debt, if there is no default or
Event of Default at the time or as a consequence of the incurrence of the Debt and on the date of incurrence of the Debt, if after giving effect to the incurrence of the Debt, the Consolidated Fixed Charge Coverage Ratio of Danka would be equal to or greater than 2.0 to 1. The accrual of interest and the accretion of original issue discount do not constitute the Incurrence of Debt.

   For purposes of determining compliance with this restriction:

     (1) in the event that an item of Debt meets the criteria of more than one of the categories of Debt described above or in the definition of "Permitted Debt," Danka will classify, in its sole discretion, the item of Debt and shall only be required to include the amount and type of Debt in one of the categories referred to above or in the definition of "Permitted Debt;" and

     (2) Debt permitted by this covenant need not be permitted solely by reference to one provision permitting the Debt but may be divided and classified in more than one type and permitted in part by one provision and in part by one or more other provisions of this covenant that would permit incurrence of such Debt.

   Limitation on other subordinated debt. Danka will not incur any Debt that is by its terms subordinated to Senior Debt but ranks senior to the new senior subordinated notes. No guarantor will incur or permit to exist any debt that is by its terms subordinated in right of payment to Guarantor Senior Debt but ranks senior in right of payment to such guarantor's guarantee of the new senior subordinated notes. For purposes of this restriction, Debt which is secured by a junior lien does not constitute subordinated debt by virtue of a junior priority.

   Limitation on restricted payments. Danka will not and will not permit any of its Restricted Subsidiaries to make Restricted Payments except in limited circumstances. Danka will not and will not permit any of its Restricted Subsidiaries to make Restricted Payments, unless at the time of the Restricted Payment and immediately after giving effect to the Restricted Payment:

     (1) no default or Event of Default has occurred or is continuing,

     (2) Danka can incur at least $1.00 of additional Debt, in addition to Permitted Debt, under the "Limitation on Incurrence of Additional Debt" covenant, and

     (3) the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after the issue date is less than the formula described below. In addition, Danka may make Restricted Payments that fall within permitted Restricted Payments baskets. Danka may also make non-cash payments to holders of Danka's participating shares as required under the terms of those shares.

   Restricted Payments. "Restricted Payments" are those that Danka or any of its Restricted Subsidiaries make in connection with the following:

     (1) the declaration or payment of any dividend or any distribution, other than dividends or distributions payable in the form of Qualified Capital Stock of Danka, on or in respect of shares of Danka's capital stock or any Restricted Subsidiary's capital stock;

     (2) the purchase, redemption or other acquisition or retirement for value of any capital stock of Danka or any Subsidiary of Danka or any warrants, rights or options to purchase or acquire shares of any class of capital stock;

     (3) any Investment, other than Permitted Investments; or

     (4) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of any Debt that ranks below the new senior subordinated notes in right of payment, except a payment of interest or payment of principal at stated maturity and except an offer to purchase the new 10% notes made in accordance with their terms upon a change of control, provided the offer is consummated after the corresponding offer on the new senior subordinated notes has been consummated and the purchase price for any tendered senior subordinated notes has been paid in full.

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   Formula. The formula allows Restricted Payments, including the proposed restricted payment, that do not in the aggregate exceed the sum of:

     (1) 50% of the cumulative Consolidated Net Income, or if a loss, minus 100% of the loss, of Danka earned during the period after the issue date and on or before the date the Restricted Payment occurs, excluding any partial fiscal quarter or quarters; plus

     (2) 100% of the aggregate net cash proceeds received by Danka from any person other than a subsidiary of Danka from the issuance and sale after the issue date, and on or before the date the Restricted Payment occurs, of Qualified Capital Stock; and

     (3) 100% of the net cash proceeds from the sale of Investments by Danka, other than Permitted Investments, if the Investment was made after the issue date.

   Baskets. There are separate Restricted Payments "baskets" permitting:

     (1) the payment of any dividend within 60 days after the date of declaration of a dividend if the dividend would have been permitted on the date of declaration;

     (2) if no default or Event of Default has occurred or is continuing, acquisition of any shares of Qualified Capital Stock of Danka or payment, redemption, acquisition or defeasance of Debt that ranks below the senior subordinated notes in right of payment, either (a) solely in exchange for shares of Qualified Capital Stock of Danka and, in the case of the payment, redemption, acquisition or defeasance of Debt, for Refinancing Debt, or (b) through the application of net proceeds of a substantially concurrent sale for cash of shares of Qualified Capital Stock of Danka;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Debt with the net cash proceeds from Refinancing Debt;

     (4) the payment of a dividend or distribution by any one of Danka's Restricted Subsidiaries to Danka or any one of Danka's wholly owned Restricted Subsidiaries; and

     (5) if no default or Event of Default has occurred or is continuing, repurchases of capital stock deemed to occur upon the exercise of stock options held by current or former employees or directors if the capital stock represents a portion of the exercise price.

     (6) if no default or Event of Default has occurred or is continuing, dividends and distributions by a Restricted Subsidiary pro rata to the holders of its capital stock.

   Limitation on dividend and other payment restrictions affecting subsidiaries. Danka generally will not allow its Restricted Subsidiaries to be subject to restrictions on their ability to pay money to Danka.

   Danka may not, and may not permit any Restricted Subsidiary of Danka to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of
Danka:

     (1) to pay dividends or make any other distributions in respect of its capital stock;

     (2) to make loans or advances or to pay or guarantee any Debt or other obligation owed to Danka or any Restricted Subsidiary of Danka; or

     (3) to transfer any of its property or assets to Danka or another of Danka's Restricted Subsidiaries.

   Notwithstanding the foregoing, those encumbrances or restrictions that exist under or by reason of the following are permitted:

     (1) applicable law;

     (2) the senior subordinated indenture;

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     (3) the 10% indenture;

     (4) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any subsidiary of Danka;

     (5) any instrument governing Acquired Debt, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired;

     (6) agreements existing on the issue date to the extent and in the manner agreements are in effect on the issue date;

     (7) purchase money obligations for property acquired that impose restrictions of the nature described in clause (5) above on the property so acquired;

     (8) any instrument or agreement governing Senior Debt;

     (9) any instrument or agreement governing any other Debt permitted to be incurred under the senior subordinated indenture, provided that the encumbrances or restrictions that exist in an instrument or agreement are similar to those in the senior subordinated indenture; or

     (10) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the capital stock or property of any Restricted Subsidiary that apply pending the closing of the sale or disposition.

   Limitation on issuances and sales of capital stock of Restricted Subsidiaries. Danka will not, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any capital stock (other than directors' qualifying shares) of any Restricted Subsidiary of Danka to any person, other than Danka or another of Danka's Restricted Subsidiaries, unless the disposition complies with the "Asset Sales" covenant.

   Limitation on Liens. Danka and its Restricted Subsidiaries may not pledge assets as collateral for any Debt that ranks equally with or junior to the new senior subordinated notes, unless the new senior subordinated notes also receive the benefit of the pledge.

   Danka will not, and will not permit any Restricted Subsidiary of Danka to, directly or indirectly, create, incur, assume or permit or suffer to exist any liens upon any property or assets of Danka or any of its Restricted Subsidiaries whether owned on the issue date or acquired after the issue date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, in order to secure any Debt that ranks equally with or junior to the new senior subordinated notes, unless:

     (1) for liens securing Debt that is expressly subordinate or junior in right of payment to the new senior subordinated notes, the new senior subordinated notes are secured by a lien that is senior in priority to the liens securing Debt which is subordinated to the new senior subordinated notes; and

     (2) in all other cases, the new senior subordinated notes are equally and ratably secured.

The restrictions will not apply to:

     (1) liens existing as of the issue date;

     (2) liens securing Senior Debt;

     (3) liens in favor of Danka or a wholly owned Restricted Subsidiary of Danka on assets of any Restricted Subsidiary of Danka;

     (4) liens securing Refinancing Debt that is incurred to Refinance Debt that is secured by a lien permitted under the senior subordinated indenture and has been incurred in accordance with the senior subordinated indenture; provided, however that the effect of the liens is no more unfavorable to the

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  holders of the new senior subordinated notes than the liens for the Debt being Refinanced and do not extend to any property or assets not securing the Debt so Refinanced; and

     (5) Permitted Liens.

   Limitation on transactions with affiliates. Danka and its Restricted Subsidiaries may not enter into transactions with persons it controls, is controlled by or is under common control with, unless Danka complies with specified procedures.

   Danka will not, and will not permit any Restricted Subsidiary of Danka, directly or indirectly, to enter into any transaction or series of related transactions with or for the benefit of any affiliate of Danka or its Restricted Subsidiaries, other than affiliate transactions on terms that are no less favorable to Danka or its Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a person that is not an Affiliate of Danka or its Restricted Subsidiary, and that satisfy the following: all affiliate transactions and each series of related Affiliate transactions that are similar or part of a common plan involving aggregate payments or other property with a fair market value in excess of $5 million will be approved by the board of directors of Danka or its Restricted Subsidiary, as the case may be, which approval will be evidenced by a board resolution stating that the board of directors, including a majority of the disinterested directors, has determined that the transaction complies with the foregoing provisions. If Danka or any Restricted Subsidiary of Danka enters into an affiliate transaction, or a series of related affiliate transactions related to a common plan, that involves aggregate payments or other property with a fair market value of more than $20 million, Danka or the relevant Restricted Subsidiary will, before the consummation, obtain a favorable opinion as to the fairness of the transaction or series of related transactions to Danka or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the trustee.

   The restrictions of this covenant will not apply to:

     (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of Danka or any subsidiary of Danka as determined in good faith by Danka's board of directors;

     (2) transactions between or among Danka and any of its Restricted Subsidiaries or between or among Restricted Subsidiaries;

     (3) any agreement in effect on the issue date and any modified or replacement agreement of an agreement in effect on the issue date that is not more disadvantageous to the holders of the new senior subordinated notes in any material respect than the original agreement as in effect on the issue date; and

     (4) Restricted Payments and Permitted Investments permitted by the senior subordinated indenture.

   Limitations on merger, consolidation and sale of all assets. Danka will not merge, amalgamate or consolidate with other companies or sell all or substantially all its assets unless the surviving corporation assumes all obligations under the senior subordinated indenture, Danka or the surviving corporation could incur $1.00 of additional Debt under the "Limitation on Incurrence of Additional Debt" covenant or, alternatively, the Consolidated Fixed Charge Coverage Ratio is not reduced as a result of the transaction, Danka is not in default under the new senior subordinated notes and Danka or the surviving corporation has provided an officer's certificate and opinion of counsel to the trustee to that effect.

   Danka will not, in a single transaction or series of related transactions:

  .  consolidate, amalgamate or merge with or into any person; or

  . sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any subsidiary of Danka to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of Danka's assets, determined on a consolidated basis for Danka and Danka's subsidiaries.

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unless, in either case:

     (1) either:

       (a) Danka is the surviving or continuing corporation; or

       (b) the person, if other than Danka, formed by the consolidation or amalgamation or into which Danka is merged or the person that acquires the properties and assets of Danka and of Danka's subsidiaries substantially as an entirety, the surviving entity (x) except in the case of a transaction with the sole purpose of effecting a change of domicile of Danka to a jurisdiction other than England and Wales, is a corporation organized and validly existing under the laws of England and Wales or the United States or any State thereof or the District of Columbia and (y) expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of, and premium, if any, on all of the new senior subordinated notes and the performance of every covenant of the new senior subordinated notes, and the senior subordinated indenture on the part of Danka to be performed or observed;

     (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above, including giving effect to any Debt and Acquired Debt incurred or anticipated to be incurred in connection with or in respect of a transaction, Danka or the surviving entity, as the case may be, can incur at least $1.00 of additional Debt, in addition to Permitted Debt, pursuant to the "Limitation on Incurrence of Additional Debt" covenant or, alternatively, the Consolidated Fixed Charge Coverage Ratio is not reduced as a result of the transaction;

     (3) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above, including giving effect to any Debt and Acquired Debt incurred or anticipated to be incurred and any lien granted in connection with or in respect of the transaction, no default or Event of Default has occurred or is continuing;

     (4) Danka or the surviving entity agree to indemnify each holder of new senior subordinated notes against any tax, levy, assignment or governmental change payable by withholding or deduction which may be imposed on the holder as a result of a merger or consolidation; and

     (5) Danka or the surviving entity will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental senior subordinated indenture is required in connection with the transaction, the supplemental senior subordinated indenture will comply with the applicable provisions of the senior subordinated indenture and that all conditions precedent in the senior subordinated indenture relating to the transaction have been satisfied.

   Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Danka in accordance with the foregoing, in which Danka is not the continuing corporation, the successor person formed by the consolidation or into which Danka is merged or to which a conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Danka under the senior subordinated indenture and the new senior subordinated notes and, except in the case of a lease, Danka will be released.

   Subject to and except as provided in the "Asset Sales" covenant, each guarantor, other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the senior subordinated indenture, will not, and we will not cause or permit any guarantor to, consolidate with or merge with or into any person other than us or any other guarantor unless:

     (i) the entity formed by or surviving any such consolidation or merger, if other than the guarantor, is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

     (ii) such surviving entity, if other than the guarantor, assumes by supplemental indenture all of the obligations of the guarantor on the guarantee; and

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     (iii) immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

   Any merger or consolidation of a guarantor with and into us, with us being the surviving entity, or another guarantor that is a restricted subsidiary of ours need only have delivered to the trustee an officers' certificate stating that such consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the senior subordinated note indenture and that all conditions precedent in the senior subordinated note indenture relating to such transaction have been satisfied.

   Limitations on payment for consent. Neither Danka nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new senior subordinated notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the senior subordinated indenture or the new senior subordinated notes unless consideration is offered to be paid or is paid to all holders of the new senior subordinated notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

   Limitation on business activities. Danka will not and will not permit any of its Restricted Subsidiaries to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Danka and its Restricted Subsidiaries taken as a whole.

   Limitation on restricted and unrestricted subsidiaries. The board of directors of Danka may designate an Unrestricted Subsidiary to be a Restricted Subsidiary and may designate a Restricted Subsidiary to be an Unrestricted Subsidiary if no default or Event of Default has occurred and upon compliance with the "Limitation on Incurrence of Debt" covenant.

   The board of directors of Danka may, if no default or Event of Default will have occurred and be continuing or would arise therefrom, designate an Unrestricted Subsidiary to be a Restricted Subsidiary, provided, however, that:

     (1) any such redesignation will be deemed to be an incurrence as of the date of such redesignation by Danka and its Restricted Subsidiaries of the Debt of such redesignated subsidiary for purposes of the "Limitation on Incurrence of Additional Debt" covenant; and

     (2) unless such redesignated subsidiary does not have any Debt outstanding, other than Permitted Debt, no designation will be permitted if immediately after giving effect to the redesignation and the incurrence of any additional Debt, other than Permitted Debt, Danka could not incur $1.00 of additional Debt, other than Permitted Debt, pursuant to the "Limitation on Incurrence of Additional Debt" covenant.

   The board of directors of Danka also may, if no default or event of default will have occurred and be continuing or would arise therefrom, designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

     (1) such designation is at that time permitted under the "Limitation on Restricted Payments" covenant, for purposes of this clause, Danka will be deemed to have made an Investment, other than a Permitted Investment, in the amount of the fair market value of the equity of such subsidiary held directly or indirectly by Danka;

     (2) immediately after giving effect to such designation, Danka could incur $1.00 of additional debt, in addition to Permitted Debt, pursuant to the "Limitation of Incurrence of Additional Debt" covenant;

     (3) such subsidiary meets the requirements of the definition of the term Unrestricted Subsidiary; and

     (4) any subsidiary of such designated Restricted Subsidiary is also designated as, and meets the requirements of, an Unrestricted Subsidiary.

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   Any such designation by the board of directors of Danka will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the above conditions and was permitted by "Limitation on Restricted Payments" covenant.

   We may not designate a guarantor as an Unrestricted Subsidiary.

Affirmative Covenants

 Subsidiary guarantees

   In the event that Danka provides any subsidiary guarantees for other subordinated debt, then Danka will be required to provide subsidiary guarantees of the new senior subordinated notes on the basis described below.

   Danka will not permit any Restricted Subsidiary to guarantee other subordinated debt unless:

     (1) the Restricted Subsidiary guarantor will fully and unconditionally guarantee, jointly and severally, to each holder of the new senior subordinated notes and the trustee, the payment of the principal of, and premium, if any, on, the new senior subordinated notes as follows: if the other subordinated debt that is being guaranteed is expressly subordinate or junior in right of payment to the new senior subordinated notes, the new senior subordinated notes are guaranteed by a guarantee which is senior to the Restricted Subsidiary guarantees of the other subordinated debt; and

     (2) in other cases, the new senior subordinated notes are equally and ratably guaranteed.

   Maintenance of office or agency for notices and demands. Danka will maintain in New York, New York, an office or agency where the new senior subordinated notes may be presented for payment, registration of transfer or exchange as provided in the senior subordinated indenture and an office or agency where notices and demands to or upon Danka in respect of the notes or of the senior subordinated indenture may be served. Danka may designate multiple offices for purposes of notices and demands.

   Maintenance of property and insurance. Danka agrees to maintain all material property, including equipment, in reasonable condition and order. Danka will provide or cause to be provided, for itself and each of its subsidiaries, insurance against loss or damage arising from the conduct of the business of Danka and its subsidiaries with reputable insurers in such amounts, with such deductibles, and by such methods as will be either (i) consistent in all material respects with past practices of Danka or the applicable subsidiary, or
(ii) customary in the industry, unless the failure to provide such insurance would not have a material adverse effect on the financial condition or results of operations taken as a whole or be a violation of applicable law or material agreement of Danka or its subsidiaries.

   Compliance certificate and opinion of counsel. Danka will deliver to the trustee, within 120 days after the end of Danka's fiscal year, an officer's certificate, if given by one of Danka's officers, or an opinion of counsel, if it is given by counsel, stating that a review of its activities and the activities of its subsidiaries during the preceding fiscal year has been made under the supervision of the signing person with a view to determining whether it has kept, observed, performed and fulfilled its obligations under the senior subordinated indenture and further stating, as to each Officer signing a certificate or counsel signing the opinion, that to the best of his or her knowledge Danka during such preceding fiscal year has kept, observed, performed and fulfilled each and every of its covenants contained in the senior subordinated indenture and no default or Event of Default occurred during the year or, if such signers do know of any, the certificate will describe it and its status with reasonable particularity.

   Payment of taxes and other claims. Danka will pay or discharge or cause to be paid or discharged, before any material penalty accrues the following: (1) all material taxes, assessments and governmental charges levied or imposed upon Danka or any subsidiary of Danka or upon the income, profits or property of Danka or any subsidiary of Danka, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Danka or any subsidiary of Danka; provided however, that

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Danka will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

   Maintenance of all registration, regulations and licenses. Danka will maintain all registrations, licenses, permits, privileges and franchises material to the conduct of its business and shall comply in all material respects with all laws, rules, regulations and orders of any government entity.

   Payment of principal and premium, if any. Danka will pay the principal and premium, if any on the new senior subordinated notes on the dates and in the manner provided in the new senior subordinated notes. Before each payment date, Danka will deposit in a separate account and hold in trust for the benefit of holders entitled to payment, a sum sufficient to pay the principal and/or premium then becoming due until such sum has been paid to holders or otherwise disposed of in accordance with the senior subordinated indenture.

   Reports to Holders. Whether or not Danka is required to file reports with the SEC, Danka will file with the SEC the quarterly and annual reports and the information or documents, if any, that Danka would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Securities Exchange Act. Holders can obtain copies of such reports and other information or documents from www.sec.gov.

Definitions

   We have set forth below a summary of certain terms used in this description of the new senior subordinated notes. You should read the senior subordinated indenture for the full definition of all terms.

   "Acquired Debt" means:

     (1) Debt of a person existing at the time such person either becomes a subsidiary of Danka or merges or consolidates with Danka; or

     (2) Debt of a person assumed in connection with the acquisition of assets from such person, not incurred by such person in connection with becoming a subsidiary of Danka or merger or consolidation with Danka or acquisition by Danka.

   "Asset Acquisition" means:

     (1) an Investment by Danka or any Restricted Subsidiary of Danka in any other person pursuant to which such person:

       (a) becomes a Restricted Subsidiary of Danka;

       (b) is merged with or into Danka or any Restricted Subsidiary of Danka; or

     (2) the acquisition by Danka or any Restricted Subsidiary of Danka of the assets of any person, other than a subsidiary of Danka, which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other disposition for value by Danka or any of its Restricted Subsidiaries, including a sale and leaseback transaction, to any person other than Danka or a Restricted Subsidiary of Danka of:

     (1) any capital stock of any subsidiary of Danka; or

     (2) any other property or assets of Danka or any Restricted Subsidiary of Danka.

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   The term "Asset Sale" does not include:

     (1) a transaction or series of related transactions for which Danka or its subsidiaries receive aggregate consideration of less than $1 million;

     (2) the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of Danka as permitted under "Limitations on Merger, Consolidation and Sale of Assets" above; or

     (3) any sale, lease, conveyance, transfer or other disposition in the ordinary course of business;

     (4) any operating lease in the ordinary course of business; or

     (5) any sale or other disposition of obsolete or unusable inventory or other assets.

   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with United States GAAP, of the obligation of the lessee for rental payments during the remaining term of the lease included in the sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

   "Capitalized Lease Obligation"means at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with United States GAAP.

   "change of control" means the occurrence of one or more of the following events:

     (1) any sale, lease, exchange or other transfer of all or substantially all the assets of Danka and its subsidiaries taken as a whole to any person or group of persons, other than Cypress Associates II LLC and its affilliates except to effect a change of domicile;

     (2) the approval by the holders of capital stock of Danka of a plan or proposal for the liquidation or dissolution of Danka except to effect a change of domicile;

     (3) a person or group of persons, other than Cypress Associates II LLC and its affilliates, is or becomes the beneficial owner of a majority of the securities of Danka ordinarily having the right to vote in the election of directors;

     (4) the replacement of a majority of the board of directors of Danka over a two-year period from the directors who constituted the board of directors of Danka at the beginning of the period, and the replacement was not approved by a majority vote of the directors then still in office who were either directors at the beginning of the period or whose election as a director was previously so approved; and

     (5) the merger or consolidation of Danka with or into another corporation or the merger of another corporation into Danka with the effect that immediately after such transaction any person or group of persons, other than Cypress Associates II LLC and its affilliates, becomes the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors.

   "change of domicile" means a transaction or a series of related transactions, including without limitation (i) a consolidation, amalgamation, or merger of Danka with or into any other person; (ii) acquisition of all of the capital stock of Danka; or (iii) sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of Danka's assets, determined on a consolidated basis for Danka and its subsidiaries, to another person, of which the sole purpose is to reincorporate Danka in a jurisdiction other than England and Wales or incorporate or organize a successor entity to Danka in a jurisdiction other than England and Wales. For the purposes of this definition of change of domicile, a "successor entity" shall mean an entity whose voting stock following the change of domicile is owned or beneficially owned by the same persons in the same proportions as owned or beneficially owned the voting stock of Danka immediately prior to the change of domicile.

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   "Consolidated EBITDA" means, with respect to any person, for any period, the sum of:

     (1) Consolidated Net Income of such person for such period; plus

     (2) to the extent Consolidated Net Income has been reduced or increased by the following:

       (a) all income taxes of such person and its subsidiaries paid or accrued in accordance with GAAP for such period, other than income taxes, or benefits, attributable to transactions the effect of which has been excluded from Consolidated Net Income;

       (b) Consolidated Interest Expense; and

       (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such person and its subsidiaries in accordance with GAAP.

   "Consolidated Fixed Charge Coverage Ratio" means, the ratio of Consolidated EBITDA to Consolidated Fixed Charges, as measured for the four full fiscal quarters referred to as the four fiscal quarter period, ending on or before the transaction date to which the Consolidated Fixed Charge Coverage Ratio applies and for which financial statements are available.

   For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" are calculated after giving effect on a pro forma basis for the period of the calculation to:

     (1) the incurrence or repayment of Debt of a person or any of its subsidiaries, and the application of the proceeds, giving rise to the calculation and any incurrence or repayment of other Debt, and the application of the proceeds, other than the incurrence or repayment of Debt in the ordinary course of business for working capital purposes occurring during the four quarter period or at any time after the last day of the four quarter period and on or before the transaction date, as if the incurrence or repayment, and the application of proceeds, had occurred on the first day of the four quarter period; and

     (2) any Asset Sales or Asset Acquisitions, including any Asset Acquisition giving rise to the calculation as a result of such person or one of its subsidiaries, including a person who becomes a subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise becoming liable for Acquired Debt and also including any Consolidated EBITDA, but only to the extent includable pursuant to the definition of "Consolidated Net Income," attributable to the assets that are the subject of the Asset Acquisition or Asset Sale during the four quarter period, occurring during the four quarter period or at any time after the last day of the four quarter period and on or before the transaction date, as if such Asset Sale or Asset Acquisition, including the incurrence, assumption or liability for any such Acquired Debt, had occurred on the first day of the four quarter period.

   If such person or its subsidiary guarantees the Debt of a third person, the preceding sentence will give effect to the incurrence of the guaranteed Debt as if such person or its subsidiary had directly incurred or otherwise assumed such guaranteed Debt.

   For purposes of this definition, in calculating "Consolidated Fixed Charges" for determining the denominator, but not the numerator, of the "Consolidated Fixed Charge Coverage Ratio":

     (1) interest on outstanding Debt determined on a fluctuating basis as of and after the transaction date will be deemed to have accrued at a fixed rate per year equal to the rate of interest on such Debt in effect on the transaction date, except that if the interest on such Debt is covered by interest swap obligation agreements, the interest will be deemed to have accrued at the rate per year after giving effect to those agreements; and

     (2) if any interest on any Debt actually incurred on the transaction date may optionally be determined at an interest rate based on a factor of a prime or similar rate, a eurocurrency interbank rate or other rates, then the interest rate in effect on the transaction date will be deemed to have been in effect during the four quarter period.

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   "Consolidated Fixed Charges" means for any period, the sum of:

     (1) Consolidated Interest Expense of such person, plus;

     (2) The product of:

       (a) the amount of all dividend payments on any series of preferred stock of a person and its Restricted Subsidiaries, other than dividends paid in Qualified Capital Stock or dividends to the extent payable to Danka or its Restricted Subsidiaries, paid, accrued or scheduled to be paid or accrued during such period, other than preferred stock of a person and its Restricted Subsidiaries for which the dividends are deductible for federal income tax purposes, which will be included in Consolidated Fixed Charges without being multiplied by the fraction below; and

       (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

   "Consolidated Interest Expense" means for any period, the sum of:

     (1) the aggregate of the interest expense of a person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, whether paid or accrued, including:

       (a) any amortization of Debt discount and amortization or write-off of deferred financing costs;

       (b) net costs under interest swap obligations;

       (c) all capitalized interest; and

       (d) the interest portion of any deferred payment obligation, including with respect to Attributable Debt;

     (2) the aggregate dividend payments of a person and its Restricted Subsidiaries for such period with respect to Disqualified Capital Stock; and

     (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by a person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means for any period, the aggregate net income, or loss, of a person and its subsidiaries for such period on a consolidated basis, before preferred stock, other than Disqualified Capital Stock, dividend requirements, determined in accordance with GAAP, excluding:

     (1) after-tax gains from Asset Sales or abandonments of reserves relating to Asset Sales;

     (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

     (3) the net income of any person acquired in a "pooling of interests" transaction accrued before the date it becomes a subsidiary of the such person or is merged or consolidated with the such person or any subsidiary of such person;

     (4) the net income, but not loss, of any Restricted Subsidiary of such person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted, or subject to tax, by a contract, operation of law or otherwise;

     (5) the net income of any person other than the referent person or a Restricted Subsidiary of such person, except to the extent of cash dividends or distributions paid to the referent person or to a Restricted Subsidiary of the referent person by such person, subject to the limitation in (4) above;

     (6) any restoration to income of any contingency reserve, except to the extent that provision of such reserve reduced Consolidated Net Income accrued at any time following the issue date;

     (7) income or loss attributable to discontinued operations, whether or not such operations were classified as discontinued;

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     (8) in case of a successor to such person by consolidation or merger or as a transferee of such person's assets, any earnings of the successor corporation before such consolidation, merger or transfer or assets;

     (9) any gain realized in connection with the disposition of any marketable securities other than cash equivalents by such person or any of its Restricted Subsidiaries or the extinguishment of Debt of such person or any of its Restricted Subsidiaries; and

     (10) all gains or losses from the cumulative effect of any change in accounting principles.

   "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of such person and its subsidiaries reducing Consolidated Net Income of such person for such period, determined on a consolidated basis in accordance with GAAP.

   "Credit Facility" means the Amended and Restated Credit Agreement dated as of June 29, 2001, by and among Danka Business Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, the several financial institutions from time to time a party and Bank of America, N.A., as agent, as the same may be amended, modified supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

   "Debt" means, with respect to any person:

     (1) indebtedness, whether or not contingent, for borrowed money;

     (2) indebtedness evidenced by bonds, debentures, notes or other similar instruments;

     (3) all Capitalized Lease Obligations;

     (4) all indebtedness or other obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not in default or overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

     (5) all indebtedness for the reimbursement of any obligation on any letter of credit, banker's acceptance or similar credit transaction;

     (6) guarantees and other contingent obligations in respect of indebtedness referred to in (1) through (5) above and (8) and (9) below;

     (7) all indebtedness of any other person of the type referred to in (1) through (6) that are secured by any lien on any property or asset of the referent person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

     (8) all indebtedness under currency agreements and interest swap agreements;

     (9) all obligations under our tax retention operating leases; and

     (10) all Disqualified Capital Stock issued by such person with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The maximum fixed repurchase price of any Disqualified Capital Stock that does not have a fixed repurchase price is calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which the indebtedness is required to be determined pursuant to the senior subordinated indenture, and if such price is based upon or measured by the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the board of directors of the issuer of the Disqualified Capital Stock.

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   The amount of any indebtedness, other than Disqualified Capital Stock, outstanding as of any date is:

     (1) the accreted value to the extent the indebtedness does not require current payments of interest;

     (2) the principal amount together with any interest that is more than 30 days past due in the case of any other indebtedness;

     (3) in the case of currency agreements and interest swap agreements, the amount that would appear on the consolidated balance sheet of the person in accordance with GAAP; and

     (4) in the case of any guarantee or other contingent obligation in respect of indebtedness of any other person, the maximum amount of such indebtedness, unless the liability is limited by the terms of the guarantee or contingent obligation, in which case the amount of such guarantee or other contingent obligation is deemed to equal the maximum amount of such liability.

   "Designated Senior Debt" means: (1) Debt under or in respect of the Credit Facility, and (2) any other Debt constituting Senior Debt, which at the time of determination has an aggregate principal amount of at least $50 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Danka.

   "Disqualified Capital Stock" means any capital stock that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt, or is redeemable at the option of the holder, in whole or in part, on or prior to the date that is 91 days after the date on which the new senior subordinated notes mature, excluding Danka's 6.50% senior convertible participating shares.

   "guarantor" means Danka Holding Company and Danka Office Imaging Company.

   "Guarantor Senior Debt" means:

     (1) the principal of, interest on and all other obligations of any guarantor relating to the Credit Facility, including all loans, letters of credit and other extensions of credit under the Credit Facility, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Facility;

     (2) amounts payable in regard to any interest swap obligations and currency agreements;

     (3) existing various notes payable, as described in "Description of Indebtedness"; and

     (4) all other Debt of any guarantor, except for Debt identified below.

   The term "Guarantor Senior Debt" does not include:

     (1) any Debt of any guarantor to Danka or to a Restricted Subsidiary of Danka;

     (2) Debt to or guaranteed on behalf of any shareholders, directors, officers or employees of any guarantor or any Restricted Subsidiary of Danka, including amounts owed for compensation;

     (3) Debt to trade creditors and other amounts incurred in connection with obtaining goods, material or services;

     (4) Debt represented by Disqualified Capital Stock;

     (5) any liability for federal, state, local or other taxes owed by any guarantor;

     (6) Debt incurred in violation of the convenant below under "Limitation on Incurrence of Additional Debt;"

     (7) Debt that is without recourse to any guarantor;

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     (8) the new 10% notes;

     (9) the old notes; and

     (10) any other Debt that by its express terms ranks in right of payment equal to or junior to the new senior subordinated notes.

   "Investment" means any direct or indirect loan or other extension of credit or capital contribution to, or any purchase or acquisition by such person of any capital stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other person. The term "Investment" excludes extensions of trade credit by a person or its subsidiary on commercially reasonable terms in accordance with normal trade practices of that person or such subsidiary. For the purposes of the "Limitation on Restricted Payment" covenant, the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by Danka, or any of its subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that the payment of dividends or distributions or receipt of any such other amounts will not reduce the amount of any Investment if the payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, other than the portion of any such deferred payment constituting interest, that Danka or any of its Restricted Subsidiaries receive from the Asset Sale net of the following:

     (1) reasonable out-of-pocket expenses and fees relating to the Asset Sale, including, without limitation, legal, accounting and investment banking fees and sales commissions;

     (2) income taxes paid or payable after taking into account any reduction in consolidated income tax liability due to available tax credits or deductions and any tax sharing arrangements;

     (3) repayment of Debt that is required to be repaid in connection with the Asset Sale;

     (4) appropriate amounts to be provided by Danka or any Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Asset Sale and retained by Danka, or any Restricted Subsidiary after the Asset Sale;

     (5) proceeds required to be placed in escrow, provided, that upon the release of any of the proceeds from the escrow to Danka or a subsidiary of Danka the released proceeds will constitute Net Cash Proceeds; and

     (6) in the case of a sale by a Restricted Subsidiary that is not a wholly owned Restricted Subsidiary, the minority interests' proportionate share of the Net Cash Proceeds.

   "Permitted Business" means the business of Danka and its subsidiaries existing on the issue date or other businesses as the board of directors of Danka determines are businesses reasonably related thereto as evidenced by a board resolution.

   "Permitted Debt" means:

     (1) indebtedness under the new senior subordinated notes and its senior subordinated indenture;

     (2) indebtedness under the new 10% notes and its 10% indenture;

     (3) indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $150 million, and (b) the available borrowing base of the accounts receivable, inventory and other assets as determined under the Credit Facility;

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     (4) indebtedness in an aggregate principal amount at any time outstanding not to exceed $350 million, less the smaller of the amounts in clauses 3(a) and 3(b);

     (5) other indebtedness, other than the Credit Facility, of Danka and its subsidiaries outstanding on the issue date, including the old notes;

     (6) interest swap obligations of Danka covering indebtedness of Danka or any of its subsidiaries and interest swap obligations of any subsidiary of Danka covering indebtedness of such subsidiary; provided, however, that (a) the interest swap obligations are used for bona fide hedging, and not speculative, purposes, and (b) the notional principal amount of the interest swap obligations do not exceed the principal amount of the indebtedness to which the interest swap obligation relates;

     (7) indebtedness under currency agreements that (a) are used for bona fide hedging, and not speculative, purposes, and (b) in the case of currency agreements related to indebtedness, do not increase the indebtedness of Danka and its subsidiaries outstanding, other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

     (8) indebtedness of a Restricted Subsidiary of Danka to Danka or to a Restricted Subsidiary of Danka as so long as such indebtedness is held by Danka or a Restricted Subsidiary of Danka subject to no lien held by a person other than Danka or a Restricted Subsidiary of Danka; provided that if as of any date any person other than Danka or a Restricted Subsidiary of Danka owns or holds any such indebtedness or holds a lien in respect of such indebtedness, the incurrence of indebtedness not constituting Permitted Debt by the issuer of such indebtedness shall be deemed to have occurred on such date;

     (9) indebtedness of Danka to a Restricted Subsidiary of Danka as so long as such indebtedness is held subject to no lien; provided if as of any date any person other than a Restricted Subsidiary of Danka owns or holds any such indebtedness or any person holds a lien in respect of such indebtedness, the incurrence of indebtedness not constituting Permitted Debt by Danka shall be deemed to have occurred on such date;

     (10) indebtedness arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business; provided, however, the indebtedness is extinguished within two business days of incurrence;

     (11) indebtedness of Danka or any of its subsidiaries represented by letters of credit for the account of Danka or subsidiary in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

     (12) Refinancing Debt;

     (13) indebtedness incurred by Danka or any Restricted Subsidiary of Danka in connection with the purchase or improvement of property or equipment or other capital expenditures in the ordinary course of business or consisting of Capitalized Lease Obligations; provided at the time of the incurrence the indebtedness that is then outstanding does not exceed $40 million;

     (14) the tax retention operating leases and any refinancing of the tax retention operating leases;

     (15) indebtedness arising from agreements of Danka or a Restricted Subsidiary, for indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business, assets or Restricted Subsidiary, other than guarantees of indebtedness incurred by any person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided the maximum aggregate liability with respect to all such indebtedness will at no time exceed the gross proceeds actually received by Danka and the Restricted Subsidiary in connection with such disposition;

     (16) obligations in respect of performance bonds and completion guarantees provided by Danka or any Restricted Subsidiary of Danka in the ordinary course of business;

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     (17) guarantees by Danka or a Restricted Subsidiary of Danka of indebtedness incurred by Danka or a Restricted Subsidiary of Danka so long as the incurrence of such indebtedness by Danka or any such Restricted Subsidiary of Danka is otherwise permitted by the terms of the senior subordinated indenture; and

     (18) additional indebtedness of Danka and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding.

   "Permitted Investments" means:

     (1) Investments existing as of the issue date;

     (2) Investments in Danka;

     (3) Investments by Danka or any Subsidiary of Danka in any person engaged in a Permitted Business that is or will become immediately after such Investment a Restricted Subsidiary of Danka or that will merge or consolidate into Danka or a Restricted subsidiary of Danka;

     (4) Investments in cash and cash equivalents;

     (5) loans and advances to employees and officers of Danka and its subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.5 million at any one time outstanding;

     (6) currency agreements and interest swap obligations entered into in the ordinary course of Danka's or its subsidiaries' businesses and otherwise in compliance with the senior subordinated indenture;

     (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (8) Investments made by Danka or any of its subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Asset Sales" covenant; and

     (9) other Investments in any person having an aggregate fair market value when taken together with all other Investments made pursuant to this
  (9) that are at the time outstanding, not to exceed $25 million, so long as that after giving effect to that Investment, no default or Event of Default will have occurred.

   "Permitted Liens" means:

     (1) liens for taxes, assessments or governmental charges or claims that are either (a) not delinquent or (b) being contested in good faith by appropriate proceedings and as to which Danka or its Restricted subsidiaries has set aside on its books such reserves as may be required pursuant to GAAP;

     (2) statutory liens of landlords and liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve, as may be required by GAAP has been made;

     (3) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     (4) liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with the items referred to in clause (3) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money;

     (5) judgment liens not giving rise to an Event of Default so long as the lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment will not have been finally terminated or the period within which such proceedings may be initiated has not expired;

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     (6) easements, right-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Danka or any of its Restricted Subsidiaries;

     (7) liens upon specific items of inventory or other goods and proceeds of any person securing that person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of the inventory or other goods;

     (8) liens securing reimbursement obligations for commercial letters of credit which encumber documents and other property relating to the letters of credit and products and proceeds;

     (9) liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Danka or any of its Restricted Subsidiaries, including rights of offset and set-off;

     (10) liens securing interest swap obligations related to Debt that is otherwise permitted under the senior subordinated indenture;

     (11) liens securing Debt under currency agreements;

     (12) liens securing Acquired Debt incurred in accordance with the "Limitation on Incurrence of Additional Debt" covenant; provided that (a) the liens secured the Acquired Debt at the time of and prior to the incurrence of the Acquired Debt by Danka or a Restricted Subsidiary of Danka, and were not granted in connection with the incurrence of the Acquired Debt by Danka or a subsidiary of Danka, and (b) the liens do not extend to or cover any property or assets other than the property and assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of Danka or a Restricted Subsidiary of Danka, and are no more favorable to the lienholders than those securing the Acquired Debt before the incurrence of such Acquired Debt by Danka or a subsidiary of Danka;

     (13) leases or subleases granted to others not interfering in any material respect with the business of Danka or any of its Restricted Subsidiaries;

     (14) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating, other than any the interest or title resulting from or arising out of a default by Danka or any of its Restricted Subsidiaries of its obligations under the lease;

     (15) liens arising from filing UCC financing statements for precautionary purposes in connection with (a) true leases of personal property that are otherwise permitted under the senior subordinated indenture and under which Danka or any of its Restricted Subsidiaries is lessee, and (b) personal property held on consignment by Danka or any of its Restricted Subsidiaries;

     (16) liens arising by virtue of any statutory or common law provisions relating to banker's liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depositary institution; and

     (17) liens in favor of the trustee and any substantially equivalent lien granted to any trustee or similar institution under any indenture governing Indebtedness permitted to be incurred or outstanding under the senior subordinated indenture.

   "Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.

   "Refinance" means, in respect to any security or Debt, to refinance, extend, renew, refund, repay, redeem, defease or retire, or to issue a security or Debt in exchange or replacement for, such security or Debt in whole or in part. The terms "Refinanced" and "Refinancing" have correlative meanings.

   "Refinancing Debt" means any Refinancing by a person of Debt incurred in accordance with the "Limitation on Incurrence of Additional Debt" covenant other than pursuant to clauses (1), (2), (5) or (12) of the definition of "Permitted Debt", in each case that does not:

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     (1) result in an increase in the aggregate principal amount of Debt of the person as of the date of the proposed Refinancing, plus the amount of any premium or penalty required to be paid and the amount of reasonable expenses incurred by Danka in connection with such Refinancing; or

     (2) create Debt with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Debt being Refinanced or (b) a final maturity earlier than the final maturity of the Debt being Refinanced; provided that (x) if the Debt being Refinanced is solely Debt of Danka, then the Refinancing Debt will be solely of Danka and
  (y) if the Debt being Refinanced is subordinate or junior to the new senior subordinated notes or any Subsidiary Guarantee, then the Refinancing Debt will require no prior principal payment prior to 91 days after the final maturity date of the new senior subordinated notes or will be subordinate to the new senior subordinated notes at least to the same extent and in the same manner as the Debt being Refinanced.

   "Restricted Subsidiary" of a person means any subsidiary of a person that is not an Unrestricted Subsidiary.

   "Senior Debt" means:

     (1) the principal of, interest on and all other obligations relating to the Credit Facility, including all loans, letters of credit and other extensions of credit under the Credit Facility, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Facility;

     (2) amounts payable in respect of any interest swap obligations and currency agreements;

     (3) existing various notes payable, as described in "Description of Indebtedness"; and

     (4) all other Debt, except for any Debt which by its terms ranks equal to or behind the new senior subordinated notes in right of payment.

   The term "Senior Debt" does not include:

     (1) any Debt of Danka owing by Danka to any of its subsidiaries;

     (2) Debt to or guaranteed on behalf of any shareholders, directors, officers or employees of Danka or any subsidiary of Danka, including amounts owed for compensation;

     (3) Debt to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (4) Debt represented by Disqualified Capital Stock;

     (5) any liability for federal, state, local or other taxes owed by Danka;

     (6) Debt incurred in violation of the "Limitation on Incurrence of Additional Debt" covenant;

     (7) Debt that is without recourse to Danka;

     (8) the new 10% notes;

     (9) the old notes; and

     (10) any other Debt that by its express terms ranks in right of payment equal to or behind the new senior subordinated notes.

   "Unrestricted Subsidiary" means any subsidiary that is designated by the board of directors of Danka as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent such subsidiary:

     (1) has no Debt other than non-recourse Debt;

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     (2) on the date of designation, is not a party to any agreement with
  Danka or a Restricted Subsidiary of Danka unless the terms of any such agreement are no less favorable to Danka or the Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates or Danka or the Restricted Subsidiary;

     (3) is a person with respect to which neither Danka nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional capital stock or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results; and

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Danka or any of its Restricted Subsidiaries, including a guarantee of the new senior subordinated notes.

   "Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying:

       (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

       (b) the number of years calculated to the nearest one-twelfth that will elapse between such date and the making of such payment, by

     (2) the then outstanding principal amount of such Debt.

Events of Default

   Danka will be in default, and the noteholders can call the new senior subordinated notes, upon the occurrence of certain events. These include failure to pay principal of any note when due, breaches of covenants, defaults under other indebtedness, failure to pay judgments and bankruptcy. Any other Event of Default will give the trustee or 25% of the holders the right to call the new senior subordinated notes.

   The following are Events of Default:

     (1) failure to pay principal of, or premium, if any, on any new senior subordinated note when due;

     (2) failure to pay principal of, or premium, if any, on new senior subordinated notes required to be purchased pursuant to a net proceeds offer as described under "Asset Sales" or a change of control offer as described under "Change of Control" when due and payable;

     (3) failure to perform or breach of any other covenants or warranties of Danka in the senior subordinated indenture, continued for 30 days after written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding new senior subordinated notes as provided in the senior subordinated indenture;

     (4) failure to perform or comply with the provisions described under "Limitations on Merger, Consolidation and Sale of Assets";

     (5) the occurrence of a default under any Debt of Danka or any subsidiary of Danka, if both (a) the default either results from failure to pay any such Debt at its stated final maturity or relates to an obligation other than the obligation to pay such Debt at its stated final maturity and results in the holders of such Debt causing such Debt to become due before its stated final maturity, and (b) the principal amount of such Debt, together with the principal amount of any other such Debt in default for failure to pay principal at stated final maturity of the maturity of which has been accelerated, aggregates at least $25 million or more at any one time outstanding;

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     (6) the rendering of a final judgment or judgments, not subject to appeal, against Danka or any of its Restricted Subsidiaries in an aggregate amount in excess of $10 million that remain undischarged, unpaid or unstayed for a period of 60 consecutive days thereafter;

     (7) certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant subsidiary of Danka; and

     (8) any guarantee ceases to be in full force and effect or any guarantee is declared to be null and void and unenforceable or any guarantee is found to be invalid or any guarantor denies its liability under its guarantee, other than by reason of release of such guarantor in accordance with the terms of the senior subordinated indenture.

   Subject to the provisions of the senior subordinated indenture relating to the duties of the trustee in case an Event of Default has occurred and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the senior subordinated indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding new senior subordinated notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an Event of Default, other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant subsidiary of Danka, has occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding new senior subordinated notes may accelerate the maturity of all new senior subordinated notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new senior subordinated notes, may under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment accelerated principal, have been cured or waived as provided in the senior subordinated indenture. If a specified Event of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant subsidiary of Danka occurs, the principal of the new senior subordinated notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the new senior subordinated notes. For information as to waiver of defaults, see "Modification and Waiver."

   No holder of any note will have any right to institute any proceeding with respect to the senior subordinated indenture or for any remedy thereunder, unless such holder will have previously given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding new senior subordinated notes will have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding new senior subordinated notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, or premiums, if any, on such note or after the respective due dates expressed in such new senior subordinated note.

   Danka is required to furnish to the trustee annually a statement as to the performance by Danka of certain of its obligations under the senior subordinated indenture and as to any default in such performance. Additionally, Danka is required to notify the trustee within five business days of the occurrence of a default or an Event of Default.

Defeasance

   Danka can be relieved of its obligations under the senior subordinated indenture if it deposits with the trustee sufficient money or government securities to pay the principal of the new senior subordinated notes when they become due.

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   The senior subordinated indenture provides (1) if applicable, Danka will be discharged from any and all obligations in respect of the outstanding new senior subordinated notes or (2) if applicable, and subject to compliance with the Trust Indenture Act, Danka may omit to comply with some of the restrictive covenants, and that such omission will not be deemed to be an Event of Default under the senior subordinated indenture and the new senior subordinated notes, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or United States government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, on the outstanding new senior subordinated notes.

   With respect to clause (2), the obligations under the senior subordinated indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

  . under clause (1), Danka has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an opinion of counsel to Danka provides that holders of the new senior subordinated notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and, with respect to clause (2), Danka has delivered to the trustee an opinion of counsel to Danka to the effect that the holders of the new senior subordinated notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

  .  no default or Event of Default will have occurred and be continuing;

  .  no default on any Senior Debt will have occurred and be continuing; and

  .  certain other customary conditions precedent are satisfied.

Modification and Waiver

   The senior subordinated indenture can generally be modified or its provisions waived, with the consent of holders of a majority of principal amount of the new senior subordinated notes. Some changes require the consent of all affected holders of new senior subordinated notes.

   Danka, the guarantors and the trustee may modify and amend the senior subordinated indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding new senior subordinated notes, subject to the following conditions. Absent the consent of the holders of all outstanding new senior subordinated notes affected by the change, no modification or amendment may:

     (1) change the stated maturity of the principal on any new senior subordinated note;

     (2) reduce the principal amount of or the premium on, any new senior subordinated note;

     (3) change the place or currency of payment of principal of, or the premium on, any new senior subordinated note;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any new senior subordinated note;

     (5) reduce the above-stated percentage of outstanding new senior subordinated notes necessary to modify or amend the senior subordinated indenture;

     (6) reduce the percentage of aggregate principal amount of outstanding new senior subordinated notes necessary for waiver of compliance with certain provisions of the senior subordinated indenture or for waiver of certain defaults;

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     (7) modify any provisions of the senior subordinated indenture relating to the modification and amendment of the senior subordinated indenture or the waiver of past defaults or covenants;

     (8) modify any of the provisions of the senior subordinated indenture relating to the subordination of the new senior subordinated notes in a manner adverse to such holders; or

     (9) following the mailing of an offer with respect to an offer to purchase the new senior subordinated notes as described under "Asset Sales" or a change of control offer as described under "Change of Control," modify the senior subordinated indenture with respect to such offer to purchase in a manner adverse to such holders.

   The holders of a majority in aggregate principal amount of the outstanding new senior subordinated notes may waive compliance by Danka with certain restrictive provisions of the senior subordinated indenture. The holders of a majority in aggregate principal amount of the outstanding new senior subordinated notes may waive any past default under the senior subordinated indenture, except a default in the payment of principal, or premium, if any. Consent of holders may be obtained by written consent or by a meeting of holders, as provided in the indenture.

No Recourse Against Others

   Noteholders have no legal recourse under the new senior subordinated notes or the senior subordinated indenture against Danka's directors, officers, employees or stockholders.

   The senior subordinated indenture provides that a director, officer, employee or stockholder of Danka, as such, will not have any liability for any obligations of Danka under the new senior subordinated notes or the senior subordinated indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder, by accepting the new senior subordinated notes, waives and releases all such liability.

The Trustee

 The duties, rights, powers and limitations of the indenture trustee, as trustee, are governed by the senior subordinated indenture.

   The senior subordinated indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the senior subordinated indenture. During the continuance of an Event of Default, the trustee will exercise such rights and powers vested in it under the senior subordinated indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The senior subordinated indenture contains limitations on the rights of the trustee, should it become a creditor of Danka, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Danka or any Affiliate; provided, however, that if it acquires any conflicting interest, as defined in the senior subordinated indenture or in the Trust Indenture Act, it must eliminate such conflict or resign.

Satisfaction and Discharge

   The senior subordinated indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the new senior subordinated notes, as expressly provided for in the senior subordinated indenture, as to all outstanding new senior subordinated notes when:

     (1) either (a) all the new senior subordinated notes theretofore authenticated and delivered, except lost, stolen or destroyed new senior subordinated notes which have been replaced or paid and new senior subordinated notes for whose payment money has previously been deposited in trust or segregated and

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  held in trust by Danka and later repaid to Danka or discharged from such trust, have been delivered to the trustee for cancellation, or (b) all new senior subordinated notes not previously delivered to the trustee for cancellation have become due and payable and Danka has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the new senior subordinated notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, on the new senior subordinated notes to the date of deposit together with irrevocable instructions from Danka directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     (2) Danka has paid all other sums payable under the senior subordinated indenture by Danka; and

     (3) Danka has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the senior subordinated indenture relating to the satisfaction and discharge of the senior subordinated indenture have been complied with.

Governing Law

   The senior subordinated indenture, the new senior subordinated notes and the guarantees will be governed by and construed in accordance with the laws of the State of New York.

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10% Subordinated Notes Due 2008

   The following is a summary of the terms of the new 10% notes that Danka proposes to issue in this exchange offer. The new 10% notes will be issued under an indenture between Danka and HSBC Bank USA, indenture trustee for the notes. The terms of the new 10% notes include those terms stated in the 10% indenture and those terms made part of the 10% indenture by reference to the Trust Indenture Act of 1939. This section is only a summary of the material provisions of the indenture. This section, however, does not restate the 10% indenture in its entirety. We urge you to read the 10% indenture because the 10% indenture and not this description defines your rights as holders of the new 10% notes. You may obtain copies of the 10% indenture from Danka. See "Where You Can Find More Information." This section uses specific defined terms. See "Definitions" on page 119.

Principal, Maturity and Interest

 The new 10% notes

  .  have a maximum aggregate principal amount of $200.0 million;

  .  will mature on April 1, 2008; and

  . accrue interest at 10% per year, payable semi-annually in cash on each of April 1 and October 1, beginning October 1, 2001.

   Danka will issue the notes in denominations of $1,000 and integral multiples of $1,000.

   Danka will pay interest on the new 10% notes in cash semi-annually in arrears on the interest payment date. Interest payments will be made to the persons in whose names the notes are held at the close of business on the preceding March 15 and September 15. Interest will accrue effective from April 1, 2001 in the case of the first interest payment on October 1, 2001 and, thereafter from the date interest was most recently paid. Danka will compute interest on the basis of a 360-day year of twelve 30-day months.

   The new 10% notes will initially be issued in the form of a global note in bearer form. See "Book Entry; Delivery and Form." If definitive registered notes are issued, the following will apply. Principal of, and premium, if any, and interest on each new 10% note will be payable and the new 10% notes may be presented for transfer or exchange at the office or agency of Danka maintained for those purposes. At its option, Danka may pay interest by check mailed to registered holders of the notes at the addresses stated on the registry books maintained by the trustee, who will initially act as paying agent and registrar for the new 10% notes. Danka will not charge a service fee for any exchange or registration of transfer of the new 10% notes, but Danka may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any exchange or registration of transfer. Unless otherwise designated by Danka, Danka's office or agency will be the corporate trust office of the trustee.

Ranking

   The new 10% notes rank below all of Danka's existing and future Senior Debt. Senior Debt includes our Credit Facilities and all of Danka's existing and future senior subordinated debt, including the new senior subordinated notes. The new 10% notes rank ahead of the old notes. This means that if Danka defaults, holders of Senior Debt are entitled to be paid in full before any payments are made on the new 10% notes. The new 10% notes are entitled to be paid in full before the old notes. In addition, the senior lenders will have the right to block current payments on the new 10% notes if there is a default under either the Senior Debt or senior subordinated debt.

   The new 10% notes are subordinate in right of payment to the prior payment in full of all existing and future Senior Debt. Upon any payment or distribution of assets of Danka to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets,

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

bankruptcy, insolvency or any similar proceedings of Danka, the holders of Senior Debt will first be paid in full of principal of, premium, if any, and interest on such Senior Debt before the holders of the new 10% notes are entitled to receive any payment of principal of, premium, if any, or interest on such notes or on account of the purchase or redemption or other acquisition of new 10% notes by Danka or any subsidiary of Danka, except for permitted insolvency payments. If the trustee or holder of any new 10% note receives any payment or distribution of assets of Danka before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered to the trustee in bankruptcy or other person making payment or distribution of assets of Danka to be applied to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

   Danka may not make any payments on account of the new 10% notes or on account of the purchase or redemption or other acquisition of the new 10% notes if a default occurs and is continuing in the payment when due of principal of, premium, if any, or interest on any Senior Debt, including any default in the payment when due of any obligations, commitment or facility fees, letter of credit fees or agency fees under the Credit Facility, or any default in payment when due of any reimbursement obligation of Danka with respect to any letter of credit issued under the Credit Facility, referred to as a senior payment default.

   In addition, if a default, other than a senior payment default, occurs and is continuing with respect to the Credit Facility or any Designated Senior Debt that permits, or with the giving of notice or lapse of time or both would permit, the holders thereof, or a trustee on behalf thereof, to accelerate the maturity thereof, referred to as a senior nonmonetary default, and Danka and the trustee have received written notice thereof from the agent bank for the Credit Facility or from an authorized person on behalf of any Designated Senior Debt, then Danka may not make any payments on account of the new 10% notes or on account of the purchase or redemption or other acquisition of the new 10% notes for a period, a blockage period, commencing on the date Danka and the trustee receive such written notice and ending on the earlier of:

  .179 days after such date; or

  . the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured.

   In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there will be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No senior nonmonetary default that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. If, notwithstanding the foregoing, Danka makes any payment to the trustee or the holder of any note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

   Because of the subordination, in the event of insolvency of Danka, holders of the new 10% notes may recover less ratably than creditors of Danka who are holders of Senior Debt.

   The subordination provisions described above will cease to apply to the notes upon any defeasance or covenant defeasance of the notes as described below under "Defeasance."

Optional Redemption

   Danka may redeem the new 10% notes in full or in part beginning on April 1, 2005. The redemption price for the new 10% notes is par plus a premium, declining ratably to par. On or before, April 1, 2005, Danka may use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the new 10% notes.

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

   Danka may redeem all or part of the new 10% notes with at least 30 but not more than 60 days' notice at the redemption prices expressed as percentages of principal amount as follows:

                                                                      Redemption
     Twelve Month Period Commencing                                     Price
     ------------------------------                                   ----------
     April 1, 2005...................................................  105.000%
     April 1, 2006...................................................  102.500%
     April 1, 2007 and thereafter....................................  100.000%

   Danka will pay accrued and unpaid interest on the new 10% notes up to but not including the redemption date. The redemption prices listed above apply to any optional redemption of notes by Danka during the 12-month period beginning on April 1 of the years indicated above.

   Equity Offerings. On or before April 1, 2005, Danka may redeem up to 35% of the aggregate principal amount of the notes originally issued using the net cash proceeds of one or more Equity Offerings, if at least 65% of the aggregate principal amount of the new 10% notes originally issued remain outstanding immediately after the redemption. The redemption price is 110% of the principal amount of the new 10% notes. Danka will pay accrued and unpaid interest on the new 10% notes up to but not including the redemption date. Danka must make the redemption with net cash proceeds from a public Equity Offering not more than 90 days after the consummation of the public Equity Offering.

Payment of Additional Amounts and Optional Tax Redemption

   If we are required by the laws or regulations of the United Kingdom to make any deduction or withholding for any present or future taxes, assessments or other governmental charges in respect of any amounts to be paid by us under the new 10% notes, we will pay owners of the new 10% notes, as additional interest, such additional amounts as may be necessary so that the net amounts paid to owners of the new 10% notes after that deduction or withholding will be not less than the amounts specified in the note to which owners of the new 10% notes are entitled. However, we are not required to make any payment of additional amounts in some limited circumstances, which are outlined in the indenture for the new 10% notes.

   We may redeem the new 10% notes in whole, but not in part, at any time, upon not less than 30 nor more than 60 days' notice if we are required to pay the additional amounts described above because of any change in the laws or regulations of the United Kingdom. The redemption price is 100.00% of the principal amount, plus accrued but unpaid interest up to but not including the redemption date.

Selection and Notice of Redemption

   If Danka redeems or purchases less than all of the new 10% notes, the trustee will select the notes for redemption or purchase in compliance with the requirements of the principal national securities exchange, if any, on which the new 10% notes are listed, or, if the notes are not so listed, on a pro rata basis, by lot or any other method that the trustee deems fair and appropriate, subject to the following:

  . Danka will not redeem or purchase in part any notes with a principal amount of less than $1,000.

  . If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select notes for redemption only on a pro rata basis or as nearly a pro rata basis as practicable. Subject to DTC procedures, unless that basis is not permitted.

   Danka will mail notice of redemption by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the last address for that holder shown on the registry books. If Danka redeems any note in part only, the notice of redemption that relates to that note will state the portion of the principal amount to be redeemed, which portion will not be less than $1,000. Danka will issue a new note in principal amount equal to the unredeemed or unpurchased portion in the name of the holder upon cancellation of the original note, subject to DTC procedures. On and after the redemption or purchase date,

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

interest will no longer accrue on the notes or portions of the notes called for redemption or purchase, whether or not such notes are presented for payment at the office of the paying agent for the notes in New York City, so long as Danka has deposited funds in a sufficient amount to pay the redemption or purchase price.

Mandatory Redemption or Sinking Fund

   Except in the event of a change of control offer, Danka is not required to make mandatory redemption or sinking fund payments for the new 10% notes.

Repurchase at the Option of Holders

   Change of control. Upon a change of control, the holders of the new 10% notes have the right to require Danka to purchase their notes. The purchase price will equal 101% of the principal amount, plus any accrued and unpaid interest. A change of control includes:

  . disposition of all or substantially all of Danka's assets to a person or group, other than Cypress Associates II LLC and its affiliates, except to effect a change of domicile;

  . approval of a plan of liquidation or dissolution, except to effect a change of domicile;

  . acquisition of a majority of Danka's voting stock by a person or group, other than Cypress Associates II LLC and its affiliates;

  . replacement of a majority of the board of directors over a two year period by directors not approved by majority of the existing board; or

  . merger or consolidation that results in a person or group, other than Cypress Associates II LLC and its affiliates, acquiring a majority of Danka voting stock.

   Upon a change of control, each holder of the new 10% notes will have the right to require Danka to purchase the holder's new 10% notes in whole or in part at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, pursuant to the offer described in the next succeeding paragraph, referred to as a change of control offer. The definition of change of control includes any sale, lease, exchange or other transfer of "all or substantially all" the assets of Danka and its subsidiaries taken as whole to any person or group of persons. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of new 10% notes to require Danka to make a change of control offer as a result of the sale, lease, exchange or other transfer of less than all of the assets of Danka may be uncertain.

   Within 30 days following any change of control, Danka will mail a notice to each holder, with a copy to the trustee, stating:

  . that a change of control has occurred and that such holder has the right to require Danka to repurchase such holder's new 10% notes, in whole or in part, equal to $1,000 or integral multiples of $1,000, at a repurchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase;

  .  the circumstances and relevant facts regarding such change of control;

  . the repurchase date, which will not be earlier than 30 days and not later than 60 days from the date such notice is mailed, the repurchase date;

  .  that any note not tendered will continue to accrue interest;

  . that any note accepted for payment pursuant to the change of control offer will cease to accrue interest after the repurchase date unless Danka defaults in payment of the purchase price;

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

  . that holders electing to have a note purchased pursuant to a change of control offer will be required to surrender the note, with the forms required by the indenture, to the paying agent, which may be Danka, at the address specified in the notice before the close of business on the repurchase date;

  . that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day preceding the repurchase date, a telegram, telex, facsimile transmission or other written communication setting forth the name of the holder, the principal amount of new 10% notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such new 10% notes purchased; and

  . that holders which elect to have their new 10% notes purchased only in part will be issued new 10% notes in a principal amount equal to the unpurchased portion of the new 10% notes surrendered.

   On the repurchase date, Danka will accept for payment new 10% notes or portions thereof tendered pursuant to the change of control offer, deposit with the trustee or a paying agent money sufficient to pay the purchase price of all new 10% notes or portions thereof so tendered and deliver or cause to be delivered to the trustee. Notes so accepted, together with an officers' certificate indicating the new 10% notes or portions thereof which have been tendered to Danka. The trustee or a paying agent will promptly mail to the holders of new 10% notes so accepted payment in an amount equal to the purchase price therefore and promptly authenticate and mail to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. Danka will publicly announce the results of the change of control offer on or as soon as practicable after the repurchase date.

   In the event a change of control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Securities Exchange Act of 1934, Danka will comply with the requirements of Rule 14e-l as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase. The change of control provisions described above may deter certain mergers, tender offers and other takeover attempts involving Danka.

   Danka's ability to repurchase new 10% notes upon a change of control may be limited by the terms of its then existing contractual obligations. Repurchase of the new 10% notes upon a change of control may constitute a default under the Credit Facility, and any future credit agreements or other agreements relating to Senior Debt, including the new senior subordinated notes, may contain provisions that would restrict Danka's ability to repurchase new 10% notes upon a change in control. If Danka makes a change of control offer following a change of control, Danka may not have adequate financial resources to repurchase all notes tendered. Danka's failure to repurchase tendered notes or to make a change of control offer following a change of control would constitute an Event of Default under the indenture, but the subordination provisions in the 10% indenture may restrict payments to the holders of notes.

   The provisions of the 10% indenture may not afford holders of the new 10% notes protection in the event of a highly leveraged transaction involving Danka that may adversely affect the holders of the notes, if such transaction does not result in a change of control, violate the covenant described under "Limitation on Incurrence of Additional Debt," or otherwise violate the indenture.

Covenants

   The 10% indenture contains covenants with which Danka must comply. We set forth below a summary and more detailed description of the material covenants.

   Limitation on transactions with affiliates. Danka and its Restricted Subsidiaries may not enter into transactions with persons it controls, is controlled by or is under common control with, unless Danka complies with specified procedures.

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

   Danka will not, and will not permit any Restricted Subsidiary of Danka to, directly or indirectly, enter into any transaction or series of related transactions with or for the benefit of any affiliate of Danka or its Restricted Subsidiaries, other than affiliate transactions on terms that are no less favorable to Danka or such Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a person that is not an Affiliate of Danka or its Restricted Subsidiary and that satisfy the following: All affiliate transactions and each series of related affiliate transactions that are similar or part of a common plan involving aggregate payments or other property with a fair market value in excess of $5 million will be approved by the board of directors of Danka or such Restricted Subsidiary, as the case may be, which approval will be evidenced by a board resolution stating that the board of directors, including a majority of the disinterested directors, has determined that such transaction complies with the foregoing provisions. If Danka or any Restricted Subsidiary of Danka enters into an affiliate transaction, or a series of related affiliate transactions related to a common plan, that involves aggregate payments or other property with a fair market value of more than $20 million, Danka or the relevant Restricted Subsidiary will, before the consummation, obtain a favorable opinion as to the fairness of the transaction or series of related transactions to Danka or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an independent financial advisor and file the same with the trustee.

   The restrictions of this covenant will not apply to:

     (1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of Danka or any subsidiary of Danka as determined in good faith by Danka's board of directors;

     (2) transactions between or among Danka and any of its Restricted Subsidiaries or between or among Restricted Subsidiaries;

     (3) any agreement in effect on the issue date and any modified or replacement agreement of an agreement in effect on the issue date that is not more disadvantageous to the holders of the new 10% notes in any material respect than the original agreement as in effect on the issue date; and

     (4) Dividends and distributions approved by the board of directors.

   Limitations on merger, consolidation and sale of all assets. Danka will not merge, amalgamate or consolidate with other companies or sell all or substantially all its assets unless the surviving corporation assumes all obligations under the indenture, Danka is not in default under the new 10% notes and Danka or the surviving corporation has provided an officer's certificate and opinion of counsel to the trustee to the effect of the foregoing.

   Danka will not, in a single transaction or series of related transactions:

  .  consolidate, amalgamate or merge with or into any person; or

  . sell, assign, transfer, lease, convey or otherwise dispose of, or cause or permit any subsidiary of Danka to sell, assign, transfer, lease, convey or otherwise dispose of, all or substantially all of Danka's assets, determined on a consolidated basis for Danka and Danka's Subsidiaries;

unless, in either case:

     (1) either:

       (a) Danka is the surviving or continuing corporation; or

       (b) the person, if other than Danka, formed by the consolidation or amalgamation or into which Danka is merged or the person that acquires the properties and assets of Danka and of Danka's

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

    subsidiaries substantially as an entirety, the surviving entity, (x) except in the case of a transaction with the sole purpose of effecting a change of domicile of Danka as described below in the definition of "change of control", is a corporation organized and validly existing under the laws of England and Wales or the United States or any State thereof or the District of Columbia and (y) expressly assumes, by a supplemental indenture, the due and punctual payment of the principal of, and premium, if any, and interest on all of the new 10% notes and the performance of every covenant of the new 10% notes, and the 10% indenture on the part of Danka to be performed or observed;

     (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(b)(y) above, no default or Event of Default has occurred or is continuing;

     (3) Danka or the surviving entity agrees to indemnify each holder of new 10% notes against any tax, levy, assignment or governmental change payable by withholding or deduction which may be imposed on the holder as a result of such merger or consolidation; and

     (4) Danka or the surviving entity will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental 10% indenture is required in connection with the transaction, the supplemental 10% indenture will comply with the applicable provisions of the 10% indenture and that all conditions precedent in the 10% indenture relating to the transaction have been satisfied.

   Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Danka in accordance with the foregoing, in which Danka is not the continuing corporation, the successor person formed by the consolidation or into which Danka is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Danka under both of the 10% indenture and new 10% notes, and except in the case of a lease, Danka will be released.

   Limitations on payment for consent. Neither Danka nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any new 10% notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the 10% indenture or the new 10% notes unless such consideration is offered to be paid or is paid to all holders of the new 10% notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   Limitation on business activities. Danka will not and will not permit any of its Restricted Subsidiaries to engage in any business other than Permitted Businesses, except to such extent as would not be material to the Danka and its Restricted Subsidiaries taken as a whole.

Affirmative Covenants

   Maintenance of office or agency for notices and demands. Danka will maintain in New York, New York, an office or agency where the new 10% notes may be presented for payment, registration of transfer or exchange as provided in the 10% Indenture and an office or agency where notices and demands to or upon Danka in respect of such notes or of the 10% Indenture may be served. Danka may designate multiple offices for purposes of notices and demands.

   Maintenance of property and insurance. Danka agrees to maintain all material property, including equipment, in reasonable condition and order. Danka will provide or cause to be provided, for itself and each of its subsidiaries, insurance against loss or damage arising from the conduct of the business of Danka and its subsidiaries with reputable insurers in such amounts, with such deductibles, and by such methods as will be either (i) consistent in all material respects with past practices of Danka or the applicable subsidiary, or
(ii) customary in the industry, unless the failure to provide such insurance would not have a material adverse effect on the financial condition or results of operations of Danka and its subsidiaries, taken as a whole or be a violation of applicable law or material agreement of Danka or its subsidiaries.

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

   Compliance certificate and opinion of counsel. Danka will deliver to the trustee, within 120 days after the end of Danka's fiscal year, an officer's certificate, if given by one of Danka's officers, or an opinion of counsel, if it is given by counsel, stating that a review of its activities and the activities of its subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether it has kept, observed, performed and fulfilled its obligations under the 10% Indenture and further stating, as to each such officer signing such certificate or such counsel signing the opinion, that to the best of his or her knowledge Danka during such preceding fiscal year has kept, observed, performed and fulfilled each and every of its covenants contained in the 10% Indenture and no default or Event of Default occurred during such year or, if such signers do not know of any, the certificate will describe such and its status with reasonable particularity.

   Payment of taxes and other claims. Danka will pay or discharge or cause to be paid or discharged, before any material penalty accrues the following: (1) all material taxes, assessments and governmental charges levied or imposed upon Danka or any subsidiary of Danka or upon the income, profits or property of Danka or any subsidiary of Danka, and (2) all material lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Danka or any subsidiary of Danka; provided however, that Danka will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

   Maintenance of all registration, regulations and licenses. Danka will maintain all registrations, licenses, permits, privileges and franchises material to the conduct of its business and shall comply in all material respects with all laws, rules, regulations and orders of any government entity.

   Payment on principal and interest. Danka will pay the principal and interest on the new 10% notes on the dates and in the manner provided in the new 10% notes. Before each payment date, Danka will segregate and hold in trust for the benefit of holders entitled to payment, a sum sufficient to pay the principal and/or interest then becoming due until such sum has been paid to holders or otherwise disposed of in accordance with the 10% indenture.

   Reports to Holders. Whether or not Danka is required to file reports with the SEC, Danka will file with the SEC the quarterly and annual reports and information or documents, if any, that Danka would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Securities Exchange Act of 1934. Holders can obtain copies of such reports and other information or documents from www.sec.gov.

Definitions

   We have set forth below a summary of certain terms used in this description of both sets of notes. You should read the 10% indenture for the full definition of all terms.

   "Capitalized Lease Obligation" means at the time any determination is made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with United States GAAP.

   "change of control" means the occurrence of one or more of the following events:

     (1) any sale, lease, exchange or other transfer of all or substantially all the assets of Danka and its subsidiaries taken as a whole to any person or group of persons, other than Cypress Associates II LLC and its affiliates, except to effect a change of domicile;

     (2) the approval by the holders of capital stock of Danka of a plan or proposal for the liquidation or dissolution of Danka, except to effect a change of domicile;

     (3) a person or group of persons, other than Cypress Associates II LLC and its affiliates, is or becomes the beneficial owner, of a majority of the securities of Danka ordinarily having the right to vote in the election of directors;

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

     (4) the replacement of a majority of the board of directors of Danka over a two-year period from the directors who constituted the board of directors of Danka at the beginning of the period, and the replacement was not approved by a majority vote of the directors then still in office who were either directors at the beginning of the period or whose election as a director was previously so approved; or

     (5) the merger or consolidation of Danka with or into another corporation or the merger of another corporation into Danka with the effect that immediately after such transaction any person or group of persons, other than Cypress Associates II LLC and its affiliates, becomes the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors.

   "change of domicile" means a transaction or a series of related transactions, including without limitation (i) a consolidation, amalgamation, or merger of Danka with or into any other person; (ii) acquisition of all of the capital stock of Danka; or (iii) sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of Danka's assets, determined on a consolidated basis for Danka and its subsidiaries, to another person, of which the sole purpose is to reincorporate Danka in a jurisdiction other than England and Wales or incorporate or organize a successor entity to Danka in a jurisdiction other than England and Wales. For the purposes of this definition of change of domicile, a "successor entity" shall mean an entity whose voting stock following the change of domicile is owned or beneficially owned by the same persons in the same proportions as owned or beneficially owned the voting stock of Danka immediately prior to the change of domicile.

   "Credit Facility" means the Amended and Restated Credit Agreement dated as of June 29, 2001, by and among Danka Business Systems PLC, Dankalux Sarl & Co. SCA, Danka Holding Company, the several financial institutions from time to time a party and Bank of America, N.A., as agent, as the same may be amended, modified, supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

   "Debt" means, with respect to any person:

     (1) indebtedness, whether or not contingent, for borrowed money;

     (2) indebtedness evidenced by bonds, debentures, notes or other similar instruments;

     (3) all Capitalized Lease Obligations;

     (4) all indebtedness or other obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not in default or overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

     (5) all indebtedness for the reimbursement of any obligation on any letter of credit, banker's acceptance or similar credit transaction;

     (6) guarantees and other contingent obligations in respect of indebtedness referred to in (1) through (5) above and (8) and (9) below;

     (7) all indebtedness of any other person of the type referred to in (1) through (6) that are secured by any lien on any property or asset of the referent person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

     (8) all indebtedness under currency agreements and interest swap agreements;

     (9) all obligations under our tax retention operating leases; and

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     (10) all Disqualified Capital Stock issued by such person with the amount of indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. The maximum fixed repurchase price of any Disqualified Capital Stock that does not have a fixed repurchase price is calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which the indebtedness is required to be determined pursuant to the indenture, and if such price is based upon or measured by the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the board of directors of the issuer of the Disqualified Capital Stock.

   The amount of any indebtedness, other than Disqualified Capital Stock, outstanding as of any date is:

     (1) the accreted value to the extent the indebtedness does not require current payments of interest;

     (2) the principal amount together with any interest that is more than 30 days past due in the case of any other indebtedness;

     (3) in the case of currency agreements and interest swap agreements, the amount that would appear on the consolidated balance sheet of the person in accordance with GAAP; and

     (4) in the case of any guarantee or other contingent obligation in respect of indebtedness of any other person is deemed to equal the maximum amount of such indebtedness, unless the liability is limited by the terms of the guarantee or contingent obligation, in which case the amount of such guarantee or other contingent obligation is deemed to equal the maximum amount of such liability.

   "Designated Senior Debt" means (1) Debt under or in respect of the Credit Facility, and (2) any other Debt constituting Senior Debt, which at the time of determination has an aggregate principal amount of at least $50 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Danka.

   "Disqualified Capital Stock" means any capital stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Debt, or is redeemable at the option of the holder, in whole or in part, on or prior to the date that is 91 days after the date on which the new 10% notes mature, excluding Danka's 6.50% senior convertible participating shares.

   "Equity Offering" means a public or private offering of Qualified Capital Stock.

   "Qualified Capital Stock" means any capital stock that is not Disqualified Capital Stock.

   "Restricted Subsidiary" of a person means any subsidiary of the such person that is not an Unrestricted Subsidiary.

   "Senior Debt" means:

     (1) the principal of, interest on and all other obligations relating to the Credit Facility, including all loans, letters of credit and other extensions of credit under the Credit Facility, and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant to the Credit Facility;

     (2) amounts payable in respect of any interest swap obligations and currency agreements;

     (3) the existing various notes payable, as described in "Description of Indebtedness;"

     (4) the new senior subordinated notes; and

     (5) all other Debt, except for any Debt which by its terms is made expressly equal to or behind the new 10% notes in right of payment.

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   The term "Senior Debt" does not include:

     (1) any Debt of Danka to a subsidiary of Danka;

     (2) Debt to or guaranteed on behalf of any shareholder, director, officer or employee of Danka or any subsidiary of Danka, including amounts owed for compensation;

     (3) Debt to trade creditors and other amounts incurred in connection with obtaining goods, materials or services;

     (4) Debt represented by Disqualified Capital Stock;

     (5) any liability for federal, state, local or other taxes owed by Danka;

     (6) Debt that is without recourse to Danka;

     (7) the old notes; and

     (8) any other Debt that by its express terms ranks in right of payment equal to or behind the new 10% notes.

   "Unrestricted Subsidiary" means any subsidiary that is designated by the board of directors of Danka as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent such subsidiary:

     (1) has no Debt other than non-recourse Debt;

     (2) on the date of designation, is not a party to any agreement with Danka or a Restricted Subsidiary of Danka unless the terms of any such agreement are no less favorable to Danka or the Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates or Danka or the Restricted Subsidiary;

     (3) is a person with respect to which neither Danka nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional capital stock or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Danka or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of Danka or its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Danka or its Restricted Subsidiaries.

Events of Default

   Danka will be in default, and the noteholders can call the new 10% notes, upon the occurrence of certain events. These include failure to pay principal of or interest on any new 10% note when due, breaches of covenants, defaults under other indebtedness, failure to pay judgments and bankruptcy. Danka will be in default if it does not make payments when due, violates covenants, fails to pay other debt when due, fails to pay judgments when due, or goes bankrupt. Bankruptcy causes automatic acceleration of the new 10% notes. Any other Event of Default will give the trustee or 25% of the holders the right to call the new 10% notes.

   The following are Events of Default:

     (1) failure to pay any interest on any new 10% note when due, and continuance of such failure for 30 days;

     (2) failure to pay principal of, or premium, if any, on any new 10% note when due;

     (3) failure to pay principal of, premium, if any, or interest on new 10% notes required to be purchased pursuant to a change of control offer as described under "Change of Control" when due and payable;

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     (4) failure to perform or breach of any other covenant or warranty of
  Danka in the indenture, continued for 30 days after written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding new 10% notes as provided in the indenture;

     (5) failure to perform or comply with the provisions described under "Limitations on Merger, Consolidation and Sale of Assets";

     (6) the occurrence of a default under any Debt of Danka or any subsidiary of Danka, if both (a) the default either results from failure to pay any such Debt at its stated final maturity or relates to an obligation other than the obligation to pay such Debt at its stated final maturity and results in the holders of such Debt causing such Debt to become due before its stated final maturity, and (b) the principal amount of such Debt, together with the principal amount of any other such Debt in default for failure to pay principal at stated final maturity of the maturity of which has been accelerated, aggregates at least $25 million or more at any one time outstanding;

     (7) the rendering of a final judgment or judgments, not subject to appeal, against Danka or any of its Restricted Subsidiaries in an aggregate amount in excess of $10 million that remain undischarged, unpaid or unstayed for a period of 60 consecutive days following; and

     (8) certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant subsidiary of Danka.

   Subject to the provisions of the 10% indenture relating to the duties of the trustee in case an Event of Default has occurred and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the 10% indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding new 10% notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an Event of Default, other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant subsidiary of Danka, will occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding new 10% notes may accelerate the maturity of all new 10% notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding new 10% notes, may under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of interest or accelerated principal, have been cured or waived as provided in the indenture. If a specified Event of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting Danka or any significant subsidiary of Danka occurs, the principal of the new 10% notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the new 10% notes. For information as to waiver of defaults, see "Modification and Waiver."

   No holder of any new 10% note will have any right to institute any proceeding with respect to the 10% indenture or for any remedy thereunder, unless such holder will have previously given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding new 10% notes will have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee will not have received from the holders of a majority in aggregate principal amount of the outstanding new 10% notes a direction inconsistent with such request and will have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, premiums, if any, or interest on such new 10% note or after the respective due dates expressed in such new 10% note.

   Danka is required to furnish to the trustee annually a statement as to the performance by Danka of certain of its obligations under the 10% indenture and as to any default in such performance. Additionally, Danka is required to notify the trustee within five business days of the occurrence of a default or an Event of Default.

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Defeasance

   Danka can be relieved of its obligations under the 10% indenture if it deposits with the trustee sufficient money or government securities to pay the principal of and interest on the notes when they become due.

   The 10% indenture provides (1) if applicable, Danka will be discharged from any and all obligations in respect of the outstanding new 10% notes or (2) if applicable, and subject to compliance with the Trust Indenture Act, Danka may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the 10% indenture and the notes, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding notes.

   With respect to clause (2), the obligations under the 10% indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants will remain in full force and effect. Such trust may only be established if, among other things:

  . under clause (1), Danka has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an opinion of counsel to Danka provides that holders of the new 10% notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and, with respect to clause (2), Danka has delivered to the trustee an opinion of counsel to Danka to the effect that the holders of the new 10% notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

  .  no default or Event of Default will have occurred and be continuing,

  .  no default on any Senior Debt will have occurred and be continuing; and

  .  certain other customary conditions precedent are satisfied.

Modification and Waiver

   The 10% indenture can generally be modified or its provisions waived, with the consent of holders of a majority of principal amount of the new 10% notes. Some changes require the consent of all affected holders of new 10% notes.

   Danka and the trustee may modify and amend the 10% indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding new 10% notes, subject to the following conditions. Absent the consent of the holders of all outstanding new 10% notes affected by the change, no modification or amendment may:

     (1) change the stated maturity of the principal of, or any installment of interest on, any new 10% note;

     (2) reduce the principal amount of or the premium or interest on, any new 10% note;

     (3) change the place or currency of payment of principal of or the premium or interest on, any new 10% note;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any new 10% note;

     (5) reduce the above-stated percentage of outstanding new 10% notes necessary to modify or amend the indenture;

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     (6) reduce the percentage of aggregate principal amount of outstanding new 10% notes necessary for waiver of compliance with certain provisions of the 10% indenture or for waiver of certain defaults;

     (7) modify any provisions of the 10% indenture relating to the modification and amendment of the 10% indenture or the waiver of past defaults or covenants;

     (8) modify any of the provisions of the 10% indenture relating to the subordination of the notes in a manner adverse to such holders; or

     (9) following the mailing of an offer with respect to a change of control offer as described under "Change of Control," modify the 10% indenture with respect to such offer to purchase in a manner adverse to such holders.

   The holders of a majority in aggregate principal amount of the outstanding new 10% notes may waive compliance by Danka with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding new 10% notes may waive any past default under the indenture, except a default in the payment of principal, premium, if any, or interest. Consent of the holders may be obtained by written consent or by a meeting of the holders as provided in the indenture.

No Recourse Against Others

   Noteholders have no legal recourse under the new 10% notes or the 10% indenture against Danka's directors, officers, employees or stockholders.

   The 10% indenture provides that a director, officer, employee or stockholder of Danka, as such, will not have any liability for any obligations of Danka under the new 10% notes or the indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder, by accepting the new 10% notes, waives and releases all such liability.

The Trustee

   The duties, rights, powers and limitations of the trustee are governed by the indenture.

   The 10% indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an Event of Default, the trustee will exercise such rights and powers vested in it under the 10% indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

   The 10% indenture contains limitations on the rights of the trustee, should it become a creditor of Danka, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with Danka or any Affiliate; provided, however, that if it acquires any conflicting interest, as defined in the 10% indenture or in the Trust Indenture Act, it must eliminate such conflict or resign.

Satisfaction and Discharge

   The 10% indenture will be discharged and will cease to be of further effect, except as to surviving rights or registration of transfer or exchange of the new 10% notes, as expressly provided for in the indentures, as to all outstanding new 10% notes when:

     (1) either (a) all the new 10% notes theretofore authenticated and delivered (except lost, stolen or destroyed new 10% notes which have been replaced or paid and new 10% notes for whose payment money has previously been deposited in trust or segregated and held in trust by Danka and later repaid to Danka or discharged from such trust) have been delivered to the trustee for cancellation or (b) all new

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  10% notes not previously delivered to the trustee for cancellation have become due and payable and Danka has irrevocably deposited or caused to be deposited with the trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the new 10% notes not previously delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the new 10% notes to the date of deposit together with irrevocable instructions from Danka directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

     (2) Danka has paid all other sums payable under the 10% indenture by Danka; and

     (3) Danka has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the 10% indenture relating to the satisfaction and discharge of the 10% indenture have been complied with.

Governing Law

   The 10% indenture and the new 10% notes will be governed by and construed in accordance with the laws of the State of New York.

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                      DESCRIPTION OF EXISTING INDEBTEDNESS

Credit Agreement

   We have a credit agreement with a consortium of international bank lenders. The credit agreement is made up of three portions, a revolving line, a term loan and an international swing line facility. As of March 31, 2001, we owed approximately $515.0 million under the credit agreement. The available unused commitments as of March 31, 2001 were $17.3 million. Our new borrowings are currently limited to amounts necessary for our ordinary operational needs.

   Our final installment of principal of approximately $30 million under the term loan portion of the credit agreement was paid on March 30, 2001. The balance outstanding under the credit agreement is scheduled for repayment on March 31, 2002.

   The credit agreement includes financial covenants which require us to comply with:

  .  a minimum level of adjusted consolidated net worth;

  .  a minimum level of cumulative consolidated EBITDA;

  .  a ratio of consolidated EBITDA to interest expense;

  .  a consolidated fixed charge coverage ratio; and

  .  a consolidated total leverage ratio.

   In addition to the financial covenants, the credit agreement contains negative and affirmative covenants which place restrictions on us regarding:

  .  disposing of assets;

  .  making capital expenditures;

  .  incurring additional indebtedness;

  .  creating liens over our assets;

  . paying dividends, other than payment-in-kind dividends on our participating shares; and

  .  acquiring new businesses.

   The credit agreement also prohibits us from repurchasing or redeeming the old notes until the indebtedness under the credit agreement is paid in full. Therefore, we are making this exchange offer conditional on the consent of our senior bank lenders.

   While we are generally prohibited from incurring new indebtedness other than under the credit agreement, we are permitted to borrow up to $40.0 million at any one time outside of the credit agreement to finance the purchase of high-volume digital copiers and to secure those loans with liens upon the financed equipment. These borrowings, if any, will constitute senior indebtedness and would therefore rank senior to the new notes.

   If we fail to comply with the covenants contained in the credit agreement, our lenders can demand repayment of our indebtedness and refuse to lend us any additional funds. Because of our financial condition, we had to obtain amendments to, or waivers of compliance with, the financial covenants contained in the credit agreement in June 1998, October 1998, February 1999, October 2000, December 2000, March 2001, and June 2001.

   The amendment to the credit agreement that we obtained in March 2001 modifies the financial covenants for the period from March 28, 2001 through July 16, 2001. Without this amendment, we would have been in violation of the financial covenants. As a result of the magnitude of the write-offs and charges taken in the

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fourth quarter of our 2001 fiscal year and the explanatory paragraph contained in our independent auditors' report on our 2001 fiscal year financial statements, including that there is a substantial doubt about our ability to continue as a going concern, we were in non-compliance with the financial covenants and a covenant that our independent auditors' report must not contain such an explanatory paragraph. This non-compliance was cured by an amendment to the credit agreement in June 2001 excluding certain of the fourth quarter write-offs and charges from the calculation of the financial covenants effective through July 16, 2001, and waiving permanently the requirement that the auditors' report on our 2001 fiscal year financial statements must not include such an explanatory paragraph. We intend to refinance our indebtedness under the credit agreement before July 17, 2001. If we do not refinance our indebtedness under the credit agreement before July 17, 2001, we expect that we will require an additional amendment to, or further waiver of, the financial covenants that will be in effect under the credit agreement from that date. In the absence of an additional amendment or further waiver, after July 16, 2001, we will be in default under the credit agreement and lenders owning a majority of our outstanding indebtedness will be entitled to demand immediate repayment.

   We were required to pay our lenders a fee of approximately $1.5 million in consideration of the March 2001 amendment. We also paid our lenders fees in consideration of the earlier waivers of, and amendments to, the credit agreement. We were not required to pay a fee in consideration of the June 2001 amendment. However, we anticipate that we would be required to pay our lenders a fee in respect of any further waiver that we obtain of the financial covenants. See "Risk Factors."

   Our indebtedness under the credit agreement is secured by substantially all of our, and our subsidiaries, assets in the United States and is guaranteed by some of our subsidiaries and those guarantees are secured by pledges of stock in some of our operating subsidiaries located in Australia, Belgium, Brazil, Canada, Denmark, France, Germany, Italy, Luxembourg, Mexico, The Netherlands and Spain.

   We currently pay interest on our indebtedness under the credit agreement at a rate equal to IBOR or the applicable interbank rate for non-US dollars plus 2.75%.

   The credit agreement requires that if we sell any significant assets, we must apply substantially all of the proceeds to reduce our indebtedness under the credit agreement. Our lenders' commitments to provide funds would be permanently reduced by the amount of those payments.

   We intend to refinance our indebtedness under the credit agreement on or about June 29, 2001, but we cannot assure you that we will do so. We anticipate that we will use approximately $232.9 million of the net proceeds of the sale of DSI to repay part of the indebtedness. We will use the remainder of the net proceeds of the sale of DSI to fund the limited cash option under this exchange offer and to pay costs and taxes associated with this exchange offer. We anticipate we will refinance the remaining balance of our indebtedness under the credit agreement by drawing down a new revolving facility, term loan and letter of credit facility, which may be provided by some or all of our existing lenders under the credit agreement. See "New Credit Facility" for a description of the material terms of the new revolver, term loan and letter of credit commitments that we have agreed with the steering committee of our existing lenders.

6.75% Convertible Subordinated Notes

   See "Terms of the Old Notes" for a discussion of the terms of the 6.75% convertible subordinated notes.

Tax Retention Operating Leases

   One of our principal United States subsidiaries, Danka Holding Company, is party to a number of agreements with a consortium of banks. We sometimes refer to these agreements collectively as the "tax retention operating leases." Under our tax retention operating leases, Danka Holding Company leases various properties in the United States. The leases of the properties expire on March 31, 2002. Danka Holding Company is required to pay rent for the leased properties, together with the taxes, maintenance, insurance and other operating costs of the leased properties.

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   Danka Holding Company has given a residual guarantee in respect of the properties, whereby it is obligated to pay the difference between the maximum amount of the residual guarantee which is equal to 87% of the total cost of the properties, and the fair market value of the properties at the termination of our tax retention operating leases. Danka Holding Company's maximum contingent liability on termination of the tax retention operating leases was approximately $42.5 million as of March 31, 2001.

   Danka Holding Company has purchased renewal options over the leased properties at fair market value and has the right to exercise purchase options for each property at the end of the lease term. Alternatively, the properties can be sold to third parties. As of March 31, 2001, Danka Holding Company was offering all the properties for sale to third parties. We anticipate that the realization of the aggregate fair market value of the properties will be less than Danka Holding Company's contingent liability under the residual guarantee. We incurred a charge of $11.4 million in our 2001 fiscal year to recognize Danka Holding Company's expected liability under the residual guarantee.

   Our tax retention operating leases incorporate the covenants from our credit agreement, including the financial covenants.

   One of the covenants incorporated into our tax retention operating leases prohibits us from repurchasing or redeeming the old notes. Therefore, we are making this exchange offer conditional on the consent of parties to our tax retention operating leases.

   If we breach the financial covenants contained in the credit agreement, we also breach a covenant contained in our tax retention operating leases. We are required to obtain an amendment to, or waiver of, the covenant in our tax retention operating leases whenever we are required to obtain an amendment to, or waiver of, the financial covenants of the credit agreement. We last obtained such amendments to the covenant in our tax retention operating leases when we obtained amendments to the financial covenants of the credit agreement in March and June 2001. We had to pay a fee of $106,000 for the March 2001 amendment. We did not pay any fee in connection with the June 2001 amendment. In the event that we are required to obtain further amendments to, or waivers of, the covenants of the credit agreement, we anticipate that we will seek amendments to, or waivers of, the corresponding covenants of our tax retention operating leases, but we cannot assure you that we would be able to obtain such waivers.

Other Miscellaneous Notes Payable

   We had other miscellaneous notes payable of $2.6 million outstanding at March 31, 2001, which were comprised of the following:

  .  $1.5 million of various bank overdraft accounts;

  . $0.9 million of outstanding notes payable related to two acquisitions completed in prior years; and

  .  $0.2 million of outstanding capital leases.

   These notes bear interest from prime to 12% and will mature over the next five years. These notes constitute senior indebtedness and will therefore rank senior to the new notes.

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                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 500 million ordinary shares with a par value of UK(Pounds)0.0125 per share and 500,000 participating shares, with a par value of $1.00 per share.

   As of May 31, 2001, the following shares were issued and outstanding:

  .  247,570,566 ordinary shares; and

  .  238,813 participating shares.

   As of May 31, 2001, approximately 80.2% of our issued and outstanding ordinary shares were held in the form of American depositary shares. Each of the American depositary shares represents four ordinary shares.

   We are organized under the laws of England and Wales. Specific information regarding our capital stock can be found in our articles of association. Specific information regarding our American depositary shares can be found in the deposit agreement for the American depositary share program. A description of the material terms of our capital stock and the American depositary shares is set out below.

Ordinary Shares

  . Holders of ordinary shares are entitled to one vote for each share held on all matters submitted to a vote of shareholders.

  . Holders of ordinary shares are entitled to receive proportionately any dividends that may be declared by our board of directors or by shareholder meeting, but not in excess of an amount recommended by the board of directors, subject to the preferential dividend rights of the issued and outstanding participating shares.

  . On our liquidation, dissolution or winding up, holders of ordinary shares are entitled to receive proportionately any of our assets remaining after payment of our liabilities and subject to the prior liquidation entitlement of the issued and outstanding participating shares.

  . Our articles of association require that one-third of our board of directors, excluding the directors elected by the holders of the participating shares, must retire and stand for re-election by the shareholders at each of our annual general meetings. Our board of directors may appoint new directors, but the new directors must stand for re-election by the shareholders at the annual general meeting next following their appointment. Holders of ordinary shares are not entitled to cumulative voting rights for the election of directors.

  . Holders of ordinary shares are entitled to preemptive rights under English law on the issuance by us of new equity securities for cash. The new equity securities must be offered to the holders of our existing equity securities in proportion to their existing holdings. Shareholders may waive their preemptive rights, both in relation to specific issuances of securities and generally. Preemptive rights do not apply on the issuance for cash of new equity securities to employee share plans.

  . There are no conversion rights or redemption or sinking fund provisions applicable to the ordinary shares.

American Depositary Shares

  . Our American depositary shares have been issued pursuant to a deposit agreement dated as of June 25, 1992 between us and The Bank of New York, as the depositary.

  .  Each American depositary share represents four ordinary shares.

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  .  The Bank of New York, as the depositary of the American depositary share program, is the holder of the ordinary shares represented by the American depositary shares. The Bank of New York:

    . is required to the extent that it is able to convert into U.S. dollars the dividends and distributions that it receives in respect of the ordinary shares underlying the American depositary shares and to distribute the dividends and distributions converted into U.S. dollars less any applicable withholding and taxes to the holders of the American depositary shares in proportion to their holdings;

    . may and if we require shall, distribute additional American depositary shares to take account of any stock distribution or free distribution of ordinary shares that we might make; and

    . if we request and the Securities Act permits, will make available to the holders of the American depositary shares any right that we offer holders of ordinary shares to subscribe for additional shares.

  . The Bank of New York will mail information regarding meetings or votes of the holders of the ordinary shares to the holders of the American depositary shares. The holders of the American depositary shares are entitled to instruct The Bank of New York how to vote the ordinary shares that are represented by their respective American depositary shares. The Bank of New York will endeavor to vote the ordinary shares in respect of which it receives instructions from the holders of the American depositary shares. The deposit agreement permits our board of directors to instruct The Bank of New York how to vote the ordinary shares in respect of which it does not receive instructions from holders of American depositary shares.

  . The American depositary shares are transferable on the books of The Bank of New York.

  . Holders of American depositary shares can withdraw the underlying ordinary shares from the depositary arrangement at any time, subject to the payment of applicable charges, duties and taxes, certain temporary delays and applicable laws.

  . We may agree with The Bank of New York to amend the terms of the deposit agreement and the American depositary shares at any time.

Participating Shares

  . The participating shares are entitled to dividends equal to the greater of 6.50% per annum, increasing to 8.50% if we are in default of any obligation to redeem any participating shares, or ordinary share dividends on an "as converted" basis. Dividends are cumulative and will be paid in the form of additional participating shares until December 2004, which is five years after the initial issuance of the shares, and thereafter in cash, unless our then existing principal indebtedness prohibits the payment of cash dividends, in which case we will continue to pay dividends in the form of additional participating shares until the prohibition no longer applies.

  . In the event of liquidation of Danka, participating shareholders will be entitled to receive a distribution equal to the greater of:

    . the liquidation return per share, initially $1,000 and subject to upward adjustment on certain default events by us, plus accumulated and unpaid dividends from the most recent dividend payment date; and

    . the amount that would have been payable on each participating share if it had been converted into ordinary shares.

  . The participating shares are convertible into ordinary shares at a current conversion price of $3.11 per ordinary share, which is equal to $12.44 per American depositary share.

  . The conversion price is subject to adjustment in certain circumstances to protect against dilution, primarily on issuances of our ordinary shares for less than market value.

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  .   The ratio at which participating shares convert into ordinary shares is calculated by dividing the liquidation return for the participating shares, plus accumulated and unpaid dividends from the last participating share dividend payment date, by the conversion price. Therefore, because the amount of accumulated and unpaid dividends increases on a daily basis, the conversion ratio for the participating shares increases fractionally on a daily basis until the next dividend is paid. As of May 15, 2001, the last participating share dividend payment date, the conversion ratio was 321.543 ordinary shares per participating share. Assuming that no other events take place which require that the conversion price be adjusted, as of August 14, 2001, the date immediately prior to the next participating share dividend payment date, the conversion ratio will be 326.768 ordinary shares per participating share. On payment of the dividend due August 15, 2001, the conversion ratio will revert to 321.543 ordinary shares per participating share, assuming no other events take place which require that the conversion price be adjusted.

  . Holders of the participating shares have voting rights on an "as converted" basis with the holders of the ordinary shares on all matters submitted to a vote of shareholders. Holders of the participating shares are also entitled to vote as a separate class on matters directly relating to the rights attaching to the participating shares.

  . Holders of the participating shares are entitled to elect up to two nominees to our board of directors so long as they hold, in aggregate, voting shares, including participating shares, that represent at least 10 percent of the total voting rights.

  . Holders of participating shares are entitled to appoint one nominee director if they own in aggregate voting shares representing less than 10 percent but more than 5 percent of the total voting rights.

  . If the Cypress Group LLC or its affiliates transfer participating shares to a person who is not an affiliate of them without the consent of our board of directors and as a result The Cypress Group LLC and its affiliates hold in aggregate less than 50.01 percent of the participating shares in issue then the holders of the participating shares will be entitled to appoint a maximum of one nominee director.

  . Each committee of the board of directors must include at least one director nominated by the holders of the participating shares, except as prohibited by applicable law or regulation.

  . Holders of the participating shares may elect an additional two directors to our board if we are in default on our obligations to redeem participating shares on our obligation or to pay a cash dividend on the participating shares following December 2004.

  . Holders of the participating shares are entitled to vote with other shareholders on the appointment of directors generally in addition to their right to elect nominee directors.

  . On or after December 17, 2003, and prior to December 17, 2010, we have the option to redeem the participating shares, in whole but not in part, for cash at the greater of:

    . the redemption price per share as set out in the table below, based on the liquidation return per participating share described below plus accumulated and unpaid dividends, from the most recent dividend payment date; and

    . the then market value of the ordinary shares into which the participating shares are convertible, plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption in cash at the market value of the ordinary shares, we may decide to convert the participating shares into the number of ordinary shares into which they are convertible.

                                                                Percentage of
        Year                                                  Liquidation return
        ----                                                  ------------------
       2003-2004.............................................      103.250%
       2004-2005.............................................      102.167%
       2005-2006.............................................      101.083%
       2006 and thereafter...................................      100.000%

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  .  If we are subject to a change of control event, holders of the participating shares will be entitled to have their shares redeemed if we are subject to a change of control event for cash at the greater of:

    . 101% of the then liquidation return per share plus accumulated and unpaid dividends from the most recent dividend payment date; and

    . the then market value of the ordinary shares into which the participating shares are convertible, plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption in cash at the market value of the ordinary shares, we may decide to convert the participating shares into the number of ordinary shares into which they are convertible, and pay in cash any accumulated and unpaid dividends from the most recent dividend payment date.

  . In addition, if the change of control event takes place within three and a half years from the initial issuance date of the participating shares, which was December 17, 1999, the participating shareholders are entitled to receive an additional cash payment equal to the dividends that would have been paid on the participating shares up to the date three and a half years after the initial issuance date. We are also obligated to pay a penalty to the holders of the participating shares in certain circumstances if we fail to redeem the participating shares following a change of control event.

  . If by December 17, 2010, the participating shares have not been converted or otherwise redeemed, we are obligated to redeem the participating shares for cash at the greater of:

    . the then liquidation return per share plus, accumulated and unpaid dividends from the most recent dividend payment date; and

    . the then market value of the ordinary shares into which the participating shares are convertible, plus accumulated and unpaid dividends from the most recent dividend payment date. Instead of redemption in cash at the market value of the ordinary shares, we may decide to convert the participating shares into the number of ordinary shares into which they are convertible.

  . We may redeem the participating shares in limited circumstances before the fourth anniversary of their initial issuance date if we are obligated by law or regulation to make withholdings or deductions of United Kingdom taxes or other charges on payments on the participating shares.

Dividend Policy

   We most recently paid a dividend on our ordinary shares on July 28, 1998. We have paid payment-in-kind dividends on our participating shares quarterly from their initial issuance date in December 1999. We are currently prohibited by our credit agreement from paying dividends, except for payment-in-kind dividends on our participating shares. Any determination to pay cash dividends after the refinancing of the indebtedness outstanding under the credit agreement will be made by the board of directors in light of our earnings, financial position, capital requirements, credit agreements and other such factors as the board of directors deems relevant.

   We are an English company and under English law, we are allowed to pay dividends to shareholders only if:

  . we have accumulated, realized profits that have not been previously distributed or capitalized, in excess of our accumulated, realized losses that have not previously been written off in a reduction or reorganization of capital; and

  . our net assets are not less than the aggregate of our share capital and our non-distributable reserves, either before or as a result of the dividend.

   As of the date of this prospectus, we have insufficient profits to pay dividends. Since December 2000, we have satisfied our obligation to make payment-in-kind dividends on our participating shares by capitalizing part of our share premium account, which is a reserve required by English company law consisting of the premium paid to us on issuance of our shares.

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Limitation on Directors' Liability

   Our articles of association allow us to indemnify each of our directors, officers and auditor for the time being out of our assets against all costs, charges, expenses, losses or liabilities which he or she may incur performing his or her duties, including liabilities incurred by him or her in defending legal proceedings in which judgment is given in his or her favor or in which he or she is acquitted or in connection with any application in which a court grants relief for the director, officer or auditor from liability for negligence, default, breach of duty or breach of trust in relation to our affairs. English company law imposes restrictions on indemnifying directors, officers and the auditor of a company against liabilities resulting from their own negligence, default or breach of duty, but allows a company to purchase insurance for its directors, officers and auditors against those liabilities.

Registrar

   The registrar for our ordinary shares is Computershare Services PLC, P.O. Box 82, Caxton House, Redcliffe Way, Bristol BS99 7YA, England.

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                         BOOK-ENTRY; DELIVERY AND FORM

General

   Both the new senior subordinated notes and the new 10% notes will be represented initially by one or more global notes in bearer form without interest coupons. We will issue the global notes in denominations equal to the outstanding principal amount of the notes that they represent.

   On the closing date of this exchange offer, we will deposit the global notes with HSBC Bank USA as the book-entry depositary. We will make this deposit pursuant to the terms of note deposit agreements, to be dated the closing date of this exchange offer, between the book-entry depositary and us, for the limited purposes set forth in the deposit agreements.

   The book-entry depositary will issue a certificateless interest for each global note to DTC. The certificateless interest for each global note will represent a 100% interest in the underlying global note. The book-entry depositary will record the interest in its books and records in the name of Cede & Co., as a nominee of DTC. The records that DTC, with respect to its participants, and its participants maintain in book-entry form will show the beneficial interests in the global notes. Any transfer of the global notes will only be effected through these records. In this prospectus, we refer to the beneficial interests in the global notes as "book-entry interests."

   All interests in the global notes will be subject to the procedures and requirements of DTC.

Definitive Registered Notes

   Under the terms of each of the deposit agreements and the indentures, you, as an owner of book-entry interests in the global notes, will receive definitive registered notes only if any of the three following events occurs:

  . DTC notifies us or the book-entry depositary in writing that it, or its respective nominee, is unwilling or unable to continue to act as a depositary registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days.

  . At any time if we determine that the global notes, in whole but not in part, should be exchanged for definitive registered notes, but only if, such exchange is required by any applicable law, any event beyond our control, or payments of interest on any global note, depositary interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes.

  . The book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and we do not appoint a successor book-entry depositary within 90 days.

   In addition to those circumstances, during the continuance of an event of default, you, as a holder of book entry interests, will be entitled to request and receive definitive registered notes. We will issue the definitive registered notes to you, and register them in your name, or as you direct, only if we receive a request in writing by the book-entry depositary, based upon the instructions of DTC.

   In the event that definitive registered notes are issued, and if required by applicable law, we will appoint HSBC Bank USA, or another suitable person, as an independent transfer agent for the notes.

   In no event will we issue definitive securities in bearer form. Any definitive registered notes we issue will be fully registered in denominations of $1,000 in principal amount, and integral multiples of $1,000, except that we may issue definitive registered senior subordinated notes in denominations of less than $1,000. The trustee will register the definitive registered notes in the name or names that DTC will instruct the trustee to use, through the book-entry depositary. We expect that DTC will base its instructions on directions it receives from participants, including Euroclear and Clearstream, reflecting the beneficial ownership of book-entry interests. To the extent permitted by law, we, the trustee and any paying agent will be entitled to treat the person in whose name any definitive registered note is registered as the absolute owner of the note.

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

   While any global note for the new senior subordinated notes or the new 10% notes is outstanding, you may exchange any definitive registered senior subordinated or 10% notes you may have for a corresponding book-entry interest in the appropriate global note by surrendering your definitive registered notes to the book-entry depositary and providing the certificates and opinions that the indentures require. The book-entry depositary will make the appropriate adjustments to the global note underlying that book-entry interest to reflect any issue or surrender of definitive registered notes. The indentures contain provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered notes, if any, and other provisions customary for a registered debt security. We will pay principal and interest on each definitive registered note to the holder appearing on the applicable register at his or her address at the close of business on the record date.

   If a mutilated definitive registered note is surrendered to the registrar or if the holder of a note claims that such note has been lost, destroyed or wrongfully taken, we will issue and the trustee will authenticate a replacement note if the holder satisfies any reasonable requirements of the trustees, the registrar or us. If required by the trustee, the registrar or us such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of us, the registrar and the trustee, to protect us, the trustee and any agent from any loss which any of them may suffer if the note is replaced. We may charge such holder for reasonable, out-of-pocket expenses in replacing a note, including reasonable fees and expenses of counsel.

Description of Book-Entry System

   When it receives the global notes, the book-entry depositary will issue the certificateless interest for each of the global notes to DTC representing a 100% interest in the respective underlying global note. The book-entry depositary will issue the certificateless interest by recording the interest in its books and records in the name of Cede & Co., as a nominee of DTC. Ownership of book-entry interests will be limited to persons who have accounts with DTC, including Euroclear and Clearstream, or persons who have accounts through organizations that are participants. When the book-entry depositary issues such interests in the global notes to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by each participant. Ownership of book-entry interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of indirect participants. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indentures with respect to the global notes.

   The laws of some countries and some states in the United States may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge the book-entry interests in the global notes.

   So long as HSBC Bank USA, or its nominee, is the holder of the global notes, the book-entry depositary or its nominee, as the case may be, will be considered the sole holder of the global notes for all purposes under the indentures and the notes. Except as we mentioned earlier in this section, participants or indirect participants will not:

  . Be entitled to have notes or book-entry interests registered in their names.

  . Receive or be entitled to receive physical delivery, of notes or book-entry interests in definitive bearer or registered form.

  . Be considered the owners or holders of the notes or book-entry interests under the indentures.

   Accordingly, each person owning a book-entry interest must rely on the procedures of the book-entry depositary and DTC to exercise any rights and remedies of a holder under the indentures. If a person is an indirect participant in DTC, it must also rely on the procedures of the participant in DTC, through which that person owns its interest. If we issue any definitive notes to participants or indirect participants, we will issue

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

them in registered form, as described above. Unless and until book-entry interests are exchanged for definitive registered notes, the certificateless interest that DTC holds may not be transferred except as a whole between DTC or nominees of DTC, between nominees of DTC by DTC, or any such nominee to a successor of DTC or a successor of such nominee.

Payments on the Global Notes

   We will make any payments we owe in respect of the global notes through one or more paying agents to the book-entry depositary as the holder of the global notes. The paying agent will be appointed under the indentures, and initially the paying agents will be the trustee for the new notes. Payment by us to the holder of the relevant notes will validly discharge the relevant payment obligation in respect of those notes for all purposes. All amounts payable under the notes will be payable in United States dollars. Upon receipt of any payment amounts in respect of the global notes, the book-entry depositary will pay those amounts to DTC or its nominee in proportion to their interests, as shown on the book-entry depositary's records.

   We expect that when DTC or its nominee receives any payment made in respect of the global notes, it will credit its participants' accounts with those payments in amounts proportionate to the participants' respective interest in the principal amount of that global note as shown on the records of DTC or its nominee. We expect that payments by participants to owners of book-entry interests held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.

   Neither we, the trustee, the book-entry depositary, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to such book-entry interests or beneficial ownership interests.

   Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Redemption of Global Notes

   In the event that we redeem any global note, or any portion of it, the book-entry depositary will through DTC redeem, from the amount it receives in respect of the redemption of that global note, an equal amount of the book-entry interests in that global note. The redemption price payable in connection with the redemption of the book-entry interest will be equal to the amount the book-entry depositary receives in connection with the redemption of the global note, or any portion of it. We understand that under existing DTC practices, if fewer than all of the senior subordinated or 10% global notes are to be redeemed at any time, DTC will credit senior subordinated or 10% note participants' accounts on a proportionate basis or by lot or on such other basis as DTC deems fair and appropriate. However, no beneficial interests of less than $1,000 in principal amount at maturity may be redeemed in part.

Transfers

   HSBC Bank USA has agreed, pursuant to the deposit agreement, that the global notes will not be transferred except to the successor to the book-entry depositary.

   All transfers of book-entry interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants.

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Action by Owners of Book-Entry Interests

   As soon as practicable after the book-entry depositary receives notice of any solicitation of consents or request for a waiver of other action by the holders of notes, or of any offer to purchase the notes upon a change of control the book-entry depositary will mail to DTC a notice containing:

  . the information contained in the notice the book-entry depositary received;

  . a statement that at the close of business on a specified record date DTC will be entitled to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to those notes; and

  .  a statement as to the manner in which those instructions may be given.

   In addition, the book-entry depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the book-entry depositary will take all reasonable steps regarding the requested consent, waiver, offer or other action in respect of the notes in accordance with any instructions set forth in the request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the book-entry depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the indentures.

   Under its usual procedures, DTC would mail an omnibus proxy to us and the book-entry depositary assigning Euroclear's and Clearstream's consenting or voting rights to those DTC participants to whose accounts such book-entry interests are credited on a record date. It would mail the omnibus proxy as soon as possible after that record date. The book-entry depositary will not exercise any discretion in granting consents or waivers or taking any other action relating to the indentures.

   We understand that DTC will take any action that a holder of notes is permitted to take, including the presentation of notes for exchange as described above, only:

  . At the direction of one or more participants to whose account the DTC interests in the global notes are credited.

  . In respect of the portion of the aggregate principal amount of notes as to which the participant or participants has or have given direction.

Reports

   The book-entry depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to us, the notes or the book-entry interests.

Notices

   So long as the notes are listed on the Luxembourg Stock Exchange, all notices to holders of the notes, including any notices with respect to the redemption of all or a portion of the notes by us or notices with respect to the redemption of all or a portion of the notes by us or notices with respect to this exchange offer, will be given by publication in a daily newspaper in Luxembourg, which we expect to be the Luxemburger Wort.

   So long as the notes are listed on the Luxembourg Stock Exchange, in the event of a change of control or other redemption event, including and, in the case of the new senior subordinated notes, an asset sale, we will provide notice to holders of the notes of an offer to purchase the appropriate number of notes then outstanding by publication in a daily newspaper in Luxembourg, which we expect to be the Luxemburger Wort.

Business Day

   If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each payment agent, that payment will be made on the next following day that is a business day in each location.

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

Action by Book-entry Depositary

   If a default occurs with respect to the notes, or in connection with any other right of the holder of a global note under the indentures, and if the DTC so requests in writing, the book-entry depositary will take any action as will be requested in that notice. The book-entry depositary must be offered reasonable security or indemnity, against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of book-entry interests.

Resignation of Book-entry Depositary

   The book-entry depositary may resign at any time as book-entry depositary by written notice to us and DTC. This resignation would become effective upon the appointment of a successor book-entry depositary, in which case the global notes will be delivered to that successor. If we have not appointed a successor within 90 days, the book-entry depositary may request that we issue definitive registered notes as described earlier in this section.

   If at any time DTC is unwilling or unable to continue as a depositary for the book-entry interests and we do not appoint a successor depositary within 90 days, DTC may request that we issue definitive registered notes in exchange for the book-entry interests.

Expenses of Book-entry Depositary

   We have agreed to indemnify the book-entry depositary against certain liabilities incurred by it and pay the charges of the book-entry depositary as agreed between us and the book-entry depositary.

Amendment and Termination of the Deposit Agreements

   We and the book-entry depositary may amend a deposit agreement without notice to or consent of DTC or any owner of a book-entry interest to:

  . cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of DTC or any holder of book-entry interests;

  . evidence the succession of another person to us, when a similar amendment with respect to the indentures are being executed, and the assumption by any such successor of our covenants in the indentures;

  .  evidence or provide for a successor book-entry depositary;

  . make any amendment, change or supplement that does not adversely affect DTC or any owner of book-entry interests;

  .  add to our covenants or the covenants of the book-entry depositary;

  . add a guarantor when a guarantor is made a party, to the indentures pursuant to the indentures; or

  . comply with the United States federal and United Kingdom securities laws.

   Except as provided in the relevant deposit agreement, no amendment that adversely affects DTC, and no amendment that adversely affects the holders of book-entry interests may be made without the consent of a majority of the aggregate principal amount of book-entry interests outstanding in respect of the new senior subordinated notes or new 10% notes, as appropriate. Upon the issuance of definitive registered notes in exchange for book-entry interests constituting the entire principal amount of notes, the relevant deposit agreement will terminate. A deposit agreement may be terminated upon the resignation of the book-entry depositary if we do not appoint a successor within 90 days as described earlier in this section.

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Information Concerning DTC, Euroclear and Clearstream

   We understand as follows with respect to DTC, Euroclear and Clearstream:

   DTC is:

  .  a limited purpose trust company organized under the New York Banking
     Law;

  .  a banking organization within the meaning of the New York Banking Law;

  .  a member of the Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that some persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to those persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the global notes only through DTC participants.

   Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. As participants in DTC, Euroclear and Clearstream provide an interface between non-U.S. investors and the United States securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Global Clearance and Settlement Under Book-entry System

   Initial settlement. Initial settlement for the new senior subordinated notes and the new 10% notes will be made in United States dollars.

   Book-entry interests owned through DTC, other than through accounts at Euroclear or Clearstream, will follow the settlement applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

   Book-entry interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

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   Secondary market trading. The book-entry interests will trade in DTC's Same-
Day Funds Settlement System, and secondary market trading activity in such book-entry interests will therefore settle in same-day funds.

   Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

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               MATERIAL UNITED STATES FEDERAL AND UNITED KINGDOM
                                TAX CONSEQUENCES

Material United States Federal Income Tax Consequences

   The following discussion is the opinion of Altheimer & Gray, our counsel, regarding the material federal income tax consequences to you if you tender your old notes in this exchange offer. This discussion is based upon current provisions of the Internal Revenue Code, Treasury Regulations, proposed regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively.

   We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the consequences discussed below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of this exchange offer or that any such position would not be sustained. The discussion below is not binding on the Internal Revenue Service or the courts.

   The tax treatment of a holder who tenders old notes in this exchange offer may vary depending on such holder's particular situation or status. This discussion is limited to note holders who hold their old notes as capital assets and it does not address aspects of United States federal income taxation that may be relevant to persons who are subject to special treatment under United States federal income tax laws, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons that hold notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction, and persons that are subject to loss disallowance rules with respect to their notes such as, but not limited to, the wash sale rules (which disallow losses on the sale of securities when the taxpayer acquires substantially identical securities within 30 days). In addition, the discussion does not consider the effect of any applicable foreign, state, or local or other tax laws or estate or gift tax considerations or the alternative minimum tax.

   For purposes of this discussion, a "United States holder" is a holder that exchanges its old notes for cash and/or new notes pursuant to this exchange offer, and that is:

  . a citizen or resident of the United States, including, in some cases, former citizens and former long-time residents;

  . a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof;

  . an estate, if its income is subject to United States federal income taxation; or

  . a trust if (1) a United States court is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust.

   A "non-United States holder" is a holder that is not a United States holder and that exchanges its old notes for cash and/or new notes pursuant to this exchange offer.

   Holders of old notes should consult their own tax advisors as to the particular tax consequences to them of tendering old notes in this exchange offer, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Federal Income Tax Consequences to United States Holders of Participating in this Exchange Offer

   A United States holder's tax consequences from participation in this exchange offer will depend upon the form of consideration that the holder chooses to receive for tendering old notes. The exchange of old notes for new notes, cash, or a combination of both will be a taxable disposition for purposes of United States federal income taxation unless such an exchange qualifies as a recapitalization under section 368(a)(1)(E) of the Internal Revenue Code.

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   Whether an exchange will qualify as a recapitalization will depend on whether both the old notes and the new notes received in exchange therefor are considered "securities" for United States federal income tax purposes. The term "securities" is not defined in the Internal Revenue Code or the applicable Treasury regulations, and it has not been clearly defined by judicial decisions. Whether a debt instrument is a "security" for United States federal income tax purposes depends upon an overall evaluation of the nature of the debt instrument, with one of the most significant factors being the term of that instrument. Generally, a debt evidenced by a written instrument with an original maturity of 10 years or more constitutes a "security," while a debt instrument with an original maturity of 5 years or less or arising out of the extension of trade credit does not.

   Exchange solely for new senior subordinated notes, cash, or a combination of both. The receipt of cash in exchange for old notes will be a taxable event. The receipt of new senior subordinated notes in exchange for old notes will also be a taxable event, provided the new senior subordinated notes are not considered "securities" for United States federal income tax purposes. In the opinion of Altheimer & Gray, our counsel, the new senior subordinated notes should not be considered "securities" for United States federal income tax purposes. While the general rule that has emerged from judicial decisions discussing the definition of "security" is that a debt instrument with an original maturity of less than 5 years is not a "security," the facts and circumstances nature of the inquiry and the absence of direct authority with respect to these specific facts do not permit a more definitive opinion.

   Assuming that the new senior subordinated notes do not qualify as "securities," and subject to the discussion below under "Accrued Interest," a United States holder making an exchange of old notes solely for cash, new senior subordinated notes, or a combination of both will recognize capital gain or loss equal to the difference between (1) the issue price of the new notes (as discussed below in "Original Issue Discount") plus any cash received and
(2) the holder's tax basis in the old notes exchanged therefor. Some or all of any gain recognized will, however, be treated as ordinary income if the holder acquired old notes with market discount and did not elect to include that market discount in income currently. See discussion below under "Market Discount." For purposes of determining the character of any gain or loss as short-term or long-term, the holding period rules will apply to each note that a holder owns on an individual basis, and, therefore, a holder may have different holding periods in old notes acquired at different times.

   A United States holder's tax basis in the new senior subordinated notes will equal the issue price of the new senior subordinated notes, as defined below under "Original Issue Discount," and the holding period of the new senior subordinated notes will begin on the day following the day of the exchange.

   If the new senior subordinated notes were to qualify as securities for federal income tax purposes, the exchange of old notes solely for new senior subordinated notes or a combination of cash and new senior subordinated notes would be treated as a recapitalization. Subject to the discussion under "Accrued Interest" and "Market Discount," under the recapitalization rules, a United States holder making such an exchange may not recognize loss but could recognize gain equal to the lesser of the amount of cash received or the gain realized (if any) on the exchange.

   Unless clearly stated to the contrary, for purposes of the remainder of this discussion of the "Material United States Federal Income Tax Consequences," it is assumed that the new senior subordinated notes will not be considered "securities" for United States federal income tax purposes.

   Exchange solely for new 10% notes. Whether the old notes (with an original term of approximately 7 years) and the new 10% notes (with a term of approximately 6 1/2 years) qualify as securities, and hence whether the exchange of old notes solely for new 10% notes will qualify as a recapitalization, is not entirely clear. The lack of certainty results from the fact that the stated original maturity of each instrument is between 5 and 10 years and that (1) the determination as to whether an instrument is a "security" is a facts and circumstances inquiry, (2) there is a lack of judicial authority as to our exact factual situation, and (3) there is conflicting judicial authority as to analogous situations. Moreover, it is arguable that the optional redemption

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provision operates to change the original maturity date from April 1, 2008 to the day after the fourth anniversary of the initial issue date (i.e., less than 5 years) for purposes of determining whether the new 10% notes are "securities." We believe, however, that the possibility of an optional redemption occurring is remote, primarily because such a redemption would not be permitted under our existing credit agreement and we expect that it will not be permitted under any agreement we enter into to extend or refinance the indebtedness under the credit agreement, and because a payment of a premium is required. It is accordingly the opinion of Altheimer & Gray, our counsel, that
(1) such a remote contingency is insufficient to alter the original maturity date of the new 10% notes for purposes of the definition of "security," and (2) the old notes and the new 10% notes should be treated as "securities" for United States federal income tax purposes.

   We intend to report the exchange of old notes solely for new 10% notes as a recapitalization based upon the opinion of our counsel that both the old notes and the new 10% notes should be treated as securities for United States federal income tax purposes. Assuming that this exchange does qualify as a recapitalization and subject to the discussion below under "Accrued Interest," a United States holder that exchanges old notes for new 10% notes will not recognize loss as a result of the exchange and will recognize gain only if the principal amount of the securities received exceeds the principal amount of the securities surrendered. It is not clear for this purpose whether the term "principal amount" refers to the stated face amount of a debt instrument or its adjusted issue price under the original issue discount provisions of the Internal Revenue Code. Although the plain meaning of the term "principal amount" suggests that it refers to the stated face amount of a debt instrument, some have argued that the term "principal amount" should be read to refer to a debt instrument's adjusted issue price. At the present time, there is no authority that definitively resolves this issue. Altheimer & Gray, our counsel, is of the opinion that the term "principal amount" should refer to the stated face amount of the old notes and the new 10% notes, and accordingly United States holders exchanging old notes solely for new 10% notes should not recognize any taxable gain. A holder's tax basis in the new 10% notes will equal its tax basis in the old notes surrendered in the exchange, and the holder's holding period for the new 10% notes will include the holding period of the old notes.

   Due to the facts and circumstances nature of the determination of whether a debt instrument is a "security" for federal income tax purposes, the Internal Revenue Service or a court could determine that either or both of the old notes or the new 10% notes do not constitute "securities." In that event, a United States holder would recognize a capital gain or loss on the exchange equal to the difference between the fair market value of the new notes received, as measured by their issue price (as discussed below under "Original Issue Discount"), and the holder's tax basis in its old notes, subject to the discussion under "Accrued Interest" and "Market Discount" below.

   Unless clearly stated to the contrary, for purposes of the remainder of this discussion of the "Material United States Federal Income Tax Consequences," it is assumed that both the old notes and the new 10% notes will be considered "securities" for United States federal income tax purposes.

   Exchange for a mix of (1) new 10% notes and (2) new senior subordinated notes, cash, or a combination of both. A United States holder receiving a mix of (1) new 10% notes and (2) new senior subordinated notes, cash, or a combination of both may not recognize any loss but could recognize gain on the exchange. This is because the old notes and the new 10% notes should constitute securities for federal income tax purposes as described above and, accordingly, the exchange of old notes for (1) new 10% notes and (2) new senior subordinated notes, cash, or a combination of both should qualify as a recapitalization. A United States holder making such an exchange will recognize gain, if any, equal to the lesser of (1) the issue price of the new senior subordinated notes (as discussed below in "Original Issue Discount") plus the amount of any cash received, or (2) the gain realized on the exchange. The gain realized will be the excess of (1) the aggregate issue price of all of the new notes plus the amount of any cash received by such holder, over (2) the holder's tax basis in the old notes. Subject to the discussion under "Market Discount" and "Accrued Interest," any gain recognized by a United States holder will be capital gain. For purposes of determining the character of any gain or loss as short-term or long-term capital gain, the holding period rules will apply to each note that a holder owns on an

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individual basis, and therefore a holder may have different holding periods in notes that such holder acquired at different times.

   A United States holder will have an aggregate tax basis in its new 10% notes equal to the holder's tax basis in the old notes, decreased by the amount of money and the issue price of any new senior subordinated notes received, and increased by the amount of gain, if any, recognized on the exchange. A holder's holding period in the new 10% notes will include the period during which the old notes were held, and therefore a holder's holding period in the new notes may not be uniform if old notes were acquired at different times. A holder will have a tax basis in its new senior subordinated notes equal to their issue price, which will be determined as described below, and the holding period of the new senior subordinated notes will begin on the date of exchange.

   If either the old notes or the new 10% notes fail to qualify as securities for federal income tax purposes, a United States holder exchanging old notes for a mix of (1) new 10% notes and (2) new senior subordinated notes, cash, or a combination of both would recognize gain or loss based on the difference between (1) the aggregate issue price of the new notes plus the amount of any cash received, and (2) the United States holder's tax basis in the old notes exchanged therefor.

Accrued Interest

   We will not pay accrued interest on the old notes accepted in this exchange offer. The consideration received by United States holders receiving solely cash, new senior subordinated notes or a combination of both in exchange for their old notes will, however, be allocated first to accrued but unpaid interest. United States holders making such an exchange will recognize ordinary income to the extent of any accrued but unpaid interest on their old notes that was not previously included in income.

   In the case of United States holders receiving solely new 10% notes or new 10% notes together with cash, new senior subordinated notes, or a combination of both, the tax consequences are not entirely clear. For purposes of the information reporting and backup withholding rules, we intend to allocate the new 10% notes issued in the exchange offer entirely to the principal of the old notes for which they are exchanged. If this allocation is respected, accrual-basis holders that exchange old notes solely for new 10% notes may be able to recognize a loss to the extent of any interest income on the old notes previously accrued by the holder but which is not treated as paid in the exchange.

   We cannot assure you, however, that the Internal Revenue Service will respect our allocation for federal income tax purposes. If the new 10% notes were treated as received by an exchanging holder of old notes in whole or in part in satisfaction of accrued but unpaid interest on the old notes, then the amount so treated would be taxable to the holder as interest income if it has not been previously included in the holder's gross income. In addition, the Internal Revenue Service could assert that the right to a portion of the interest on the new 10% notes from April 1, 2001 through the date of issuance of the new 10% notes is attributable to accrued but unpaid interest on the old notes. In such a case, holders that exchange old notes solely for new 10% notes would recognize income in an amount equal to the accrued but unpaid interest to the extent that this interest has not previously been included in the holder's gross income.

   United States holders exchanging old notes for new 10% notes together with cash, new senior subordinated notes, or a combination of both will recognize ordinary income to the extent that the cash or new senior subordinated notes are allocated to accrued but unpaid interest on the old notes and this interest has not previously been included in the holder's income. Such United States holders will also be required to recognize ordinary income to the extent of any accrued but unpaid interest not previously included in income on old notes that are exchanged for new 10% notes if the Internal Revenue Service does not respect our allocation of new 10% notes solely to the principal of the old notes for which they are exchanged. Holders should consult their tax advisors regarding the allocation of consideration to, and taxation of, accrued but unpaid interest on their old notes.

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   Allocations of consideration to accrued but unpaid interest would reduce the amount of the gain, or increase the amount of loss, realized by the holders. If such loss were a capital loss, the loss would not offset any amount treated as ordinary interest income (except, in the case of individuals, to the limited extent that capital losses may be deducted against ordinary income). If an exchange is not a taxable transaction--i.e., if the United States holder receives solely new 10% notes in the exchange--then that holder's basis in the new 10% notes will be increased by the amount of accrued but unpaid interest recognized as ordinary income.

Federal Income Tax Consequences to United States Holders of Owning and Disposing of New Notes

   Qualified Stated Interest. A United States holder will be taxed on any "qualified stated interest" on the new notes as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes. Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments.

       New senior subordinated notes. No interest payments will be made on the new senior subordinated notes, and therefore the new senior subordinated notes will not have any qualified stated interest.

       New 10% notes. The new 10% notes will accrue interest at a stated rate of 10% per year from April 1, 2001. This interest will be paid semi-annually in cash on each April 1 and October 1, beginning October 1, 2001. All interest on the new 10% notes accruing from the issue date of the new 10% notes will be qualified stated interest. A United States holder owning new 10% notes will be required to include this qualified stated interest as ordinary income at the time the interest is paid or accrued in accordance with the holder's method of accounting for federal income tax purposes. None of the interest accruing on the new 10% notes from April 1, 2001 until the issue date will be qualified stated interest. See "Pre-Issuance Accrued Interest" below for a discussion of the treatment of interest accruing prior to issuance.

   Original Issue Discount. The new notes will be subject to the original issue discount rules. The original issue discount rules are at issue only for United States holders who exchange old notes for new notes in the exchange. The original issue discount rules will not affect a holder if the holder receives only cash in exchange for its old notes.

   A note has original issue discount if the note's stated redemption price at maturity exceeds its issue price. The stated redemption price at maturity of a debt obligation is the sum of all payments, whether denominated as interest or principal, required to be made on the debt obligation, other than payments of qualified stated interest. The issue price of a debt obligation is determined based on whether the debt obligation is issued in exchange for cash or other property and whether such debt obligation or the property for which it is exchanged is "publicly traded" as that term is used in the applicable Treasury Regulations. If a new debt obligation is part of an issue a substantial amount of which is issued for cash, the issue price of each new debt obligation in the issue is the first price at which a substantial amount of the debt obligations in the issue is sold for money. If a new debt obligation is issued in exchange for an existing debt obligation and is part of an issue a substantial amount of which is considered publicly traded during the 60-day period ending 30 days after the issue date, then the issue price of the new debt obligation is the fair market value of the new debt obligation as of the issue date. If a substantial amount of an issue of new debt obligations is not publicly traded but is issued in exchange for debt obligations that are publicly traded, then the issue price of each new debt obligation is the fair market value of the publicly traded debt obligation for which the new debt obligations are exchanged, again determined as of the issue date.

   We cannot predict whether the new notes will be considered "publicly traded" (as that term is used in the applicable Treasury Regulations) at any time during the 60-day period ending 30 days after the exchange. This will depend on whether (1) the new notes appear on a system of general circulation that disseminates either recent price quotations of identified brokers, dealers or traders or actual prices of recent sales transactions, or (2) price quotations for the new notes are otherwise readily available from dealers, brokers or traders. If the

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new notes are considered publicly traded during the relevant period, the issue price of the new notes will be the fair market value of the new notes as of the date of the exchange. If the new notes are not considered publicly traded, the issue price of the new notes will be the fair market value of the old notes, which are considered publicly traded because they are listed on the London Stock Exchange, as of the date of the exchange. The issue price of the new notes will affect the amount of taxable gain or loss, if any, a United States holder recognizes on the exchange and will affect the amount of original issue discount, if any, that a United States holder must include in income. We will file the appropriate information return as required by the Treasury Regulations disclosing our determination of the issue price.

   Except as described below under "Acquisition Premium" and "Amortizable Bond Premium," each United States holder of a new note must include in gross income the portion of the original issue discount that accrues on the new note during each taxable year, beginning with the date the new note is acquired, determined by using a constant yield to maturity method, regardless of whether the holder receives cash payments attributable to this original issue discount. The original issue discount included in income for each year will be calculated under a compounding formula that will result in the allocation of less original issue discount to the earlier years of the term of the new note and more original issue discount to later years. Cash payments received by a holder, other than qualified stated interest payments, are not taxable. The holder's tax basis in the note is increased by the amount of original issue discount included in income and decreased by the amount of any cash payments (other than qualified stated interest) received.

   Pre-Issuance Accrued Interest. The new 10% notes will begin accruing interest on April 1, 2001. The interest accrued from April 1, 2001 until the date of issuance of the new 10% notes will be pre-issuance accrued interest. Absent election of the optional issue price determination rule discussed below, this pre-issuance accrued interest will not affect the issue price of the new 10% notes. It will, however, result in the portion of the October 1, 2001 interest payment that exceeds the interest accrued from the issue date not being treated as qualified stated interest. This portion of the October 1, 2001 interest payment will instead be included in the stated redemption price at maturity of the new 10% notes and will be taken into account in accordance with the original issue discount rules. See "Application of original issue discount rules to new 10% notes." However, if the Internal Revenue Service does not respect our allocation of the new notes and cash issued in the exchange offer entirely to the principal of the old notes, some portion of the interest accrued from April 1, 2001 until the date of the issuance of the new 10% notes may be treated as accrued interest on the old notes.

   As an alternative, a United States holder may elect to determine the issue price of the new 10% notes by subtracting from the issue price, as determined under the general rules described above, the amount of the pre-issuance accrued interest. If the issue price of the new 10% notes were determined in this manner, a portion of the October 1, 2001 interest payment would be treated as a return of the pre-issuance accrued interest, rather than an amount payable on the new 10% notes.

   Application of original issue discount rules to the new senior subordinated notes. The new senior subordinated notes will have original issue discount if and to the extent that the amount payable upon maturity of the new senior subordinated notes exceeds the issue price of the new senior subordinated notes, as determined under the rules described above.

   The Treasury Regulations provide that the amount of original issue discount on a note and the yield used to determine the amount of income holders are required to include each year may be affected by contingencies in the terms of the note. However, payments which are contingent in time or amount will not be taken into account for purposes of original issue discount calculations if such contingencies are remote or incidental. The new senior subordinated notes are subject to (1) an optional redemption by us at any time for their principal amount, (2) prepayment at the option of holders in the event of an Asset Sale, after several other conditions (e.g., payment of senior debt) are met, as described in "Terms of the New Notes," and (3) a put right of the holder in the event of a change in control for 109% of the principal. We intend to take the position that the likelihood of our making an optional redemption or prepayment or the put rights being exercised is remote, and hence that these contingencies should not affect the amount of original issue discount on the new senior

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subordinated notes. Our determination that a contingency is either remote or incidental is binding on holders, unless they explicitly disclose a different determination to the Internal Revenue Service, generally on a statement attached to a timely filed federal income tax return for the tax year of the acquisition of the note. Because our conclusion regarding the treatment of these payments as remote or incidental is not free from doubt, holders should consult their tax advisors on this issue.

   A United States holder that exchanges old notes for new senior subordinated notes will be required to include original issue discount on the new senior subordinated notes in income under the rules described above. Such a holder would not be eligible to reduce the amount of original issue discount to be included in income under the rules applicable to notes having acquisition premium or amortizable bond premium, as discussed below under "Acquisition Premium" and "Amortizable Bond Premium."

   Application of original issue discount rules to new 10% notes. The new 10% notes will have original issue discount if the issue price of the new 10% notes is lower than their stated redemption price at maturity, i.e., their stated principal amount. As discussed above, the Treasury Regulations provide that the amount of original issue discount, and the yield used to determine the amount of income holders are required to include each year, could be affected by contingencies in the terms of the new 10% notes. The new 10% notes are subject to (1) optional redemption by us, full or partial, at any time on or after April 1, 2005 for their principal amount and possibly a premium, plus accrued and unpaid interest, (2) optional redemption by us of up to 35% of the aggregate principal amount of the new 10% notes for 110% of the principal, plus accrued and unpaid interest, provided we use any net cash proceeds from any equity offering to fund such redemption, (3) optional redemption in whole, but not in part, at any time for their principal amount, plus accrued but unpaid interest, if we are required to withhold or deduct any amount for payment to any United Kingdom government entity, and (4) a put right of the holder in the event of a change of control for 101% of the principal plus accrued and unpaid interest. We intend, however, to take the position that these contingencies qualify as being remote and incidental, and hence that they will not affect the amount of original issue discount on the new 10% notes. As previously discussed, this determination is binding on holders unless they disclose a contrary determination.

   If the new 10% notes are issued with original issue discount, holders of the new 10% notes will be required to include that original issue discount in income under the rules described above. A United States holder receiving new 10% notes in exchange for old notes will, however, be eligible to exclude some or all of the original issue discount it would otherwise be required to report if the holder acquires the new 10% notes with acquisition premium or amortizable bond premium. See "Acquisition Premium" and "Amortizable Bond Premium."

   Acquisition Premium. A note has "acquisition premium" if a holder's adjusted tax basis in the note immediately after acquisition exceeds its adjusted issue price but is less than or equal to the sum of all amounts payable on the note after its acquisition by the holder other than qualified stated interest. If a United States holder acquires a note with acquisition premium, the amount of original issue discount that the holder must include in income is reduced by the amount of the original issue discount multiplied by a fraction, the numerator of which is the excess of the holder's adjusted tax basis in the note immediately after its acquisition over its adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the note after it is acquired by the holder (other than qualified stated interest) over the adjusted issue price. This fraction is referred to as the "acquisition premium fraction."

   A United States holder receiving new senior subordinated notes in the exchange will not acquire the new senior subordinated notes with acquisition premium because the holder's tax basis in the new senior subordinated notes immediately after the exchange will equal the notes' adjusted issue price. A United States holder receiving new 10% notes in the exchange may acquire the new 10% notes with acquisition premium. Whether a United States holder acquires a new 10% note with acquisition premium, and if so, the determination of the acquisition premium fraction, will depend upon the facts and circumstances of the particular holder, and in particular on the holder's basis in the new 10% notes.

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   For example, if a United States holder purchased old notes at their stated
principal amount and exchanges the old notes solely for new 10% notes, the holder's basis in the old notes (which will equal their stated principal amount) will carry over to the new 10% notes and will not be altered by the exchange. If the issue price of the new 10% notes, determined by reference to the fair market value of the new notes or the fair market value of the old notes as described above, is less than the stated principal amount of those new 10% notes, the holder's basis in the new 10% notes will then be greater than their issue price and equal to the sum of all amounts payable after acquisition of the new 10% notes other than qualified stated interest. The holder will therefore acquire the new 10% notes at an acquisition premium, and the amount of original issue discount that the holder must include in income will be reduced by the amount of the original issue discount multiplied by the acquisition premium fraction. Under these circumstances, the holder will have an acquisition premium fraction of one and therefore not be required to include any original issue discount in income.

   As an alternative to applying the acquisition premium fraction, a holder of a new note with acquisition premium may elect to reduce original issue discount accruals by treating the new note as having an issue price equal to the holder's adjusted basis immediately after acquisition of the note and applying the mechanics of the constant yield method (a "constant yield election"). United States holders should consult their tax advisors concerning the desirability and effects of making such an election.

   Amortizable Bond Premium. A note has "amortizable bond premium" if the holder's adjusted basis in the note immediately after its acquisition is greater than the sum of all amounts payable on the note after the acquisition date, other than qualified stated interest. In such a case, the holder is not required to include any original issue discount in income.

   A United States holder will acquire a new note with amortizable bond premium, and hence would not be required to include original issue discount in income, only if the United States holder (1) receives new 10% notes in the exchange, and (2) purchased the old notes exchanged for those new 10% notes after the original issuance of the old notes at a premium in a taxable transaction.

   A United States holder of a new 10% note with amortizable bond premium may elect to amortize the premium over the remaining term of the new 10% note, based on the United States holder's yield to maturity with respect to the note as determined under applicable Internal Revenue Code provisions. A United States holder may use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in the United States holder's income with respect to the new 10% note in that accrual period. Under Treasury Regulations, if the amortizable bond premium allocable to an accrual period exceeds the amount of qualified stated interest allocable to the accrual period, the excess would be allowed as a deduction for the accrual period, but only to the extent of the United States holder's prior interest inclusions on the new 10% note. Any excess is carried forward and allocable to the next accrual period. An election to amortize bond premium generally applies to all taxable debt obligations held by the United States holder during or after the taxable year to which the election applies and may be revoked only with the consent of the Internal Revenue Service. If a United States holder makes a constant yield election (as described above under "Acquisition Premium") for a new 10% note with amortizable bond premium, the United States holder will be deemed to make the election to amortize bond premium for all of the United States holder's debt instruments with amortizable bond premium, which election may not be revoked unless approved by the Internal Revenue Service.

   Market Discount. If a United States holder acquires a note subsequent to its original issuance for an amount that is less than its adjusted issue price, the note will be considered to have "market discount" equal to that difference (unless the difference is less than a de minimis amount). A United States holder is required to treat any gain recognized on the disposition of a note having market discount as ordinary income to the extent of the market discount that accrued on the note while held by the holder. Alternatively, the United States holder may elect to include market discount in income currently over the life of the note. This election will apply to all market discount notes the holder acquires on or after the first day of the first taxable year to which the election applies and is revocable only with the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue the market discount on a constant yield method. A constant yield election will apply only to the notes for which it is made and is irrevocable. Unless a United States holder elects to include market discount, if any, in income on a current basis, the holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the note.

   Applying the market discount rules to this exchange offer, if a United States holder acquired its old notes at a market discount, did not elect to include market discount in income currently, and exchanges those old notes for new notes, cash, or a combination of both, any gain that the holder recognizes on the exchange will be treated as ordinary income to the extent of the market discount accrued on the old notes but not yet included in income. The exact amount of the accrued market discount that such a holder would be required to recognize as ordinary income would depend on which accrual method the holder selected. In the case of a holder receiving new 10% notes in the exchange, any accrued market discount that is not recognized by the holder (e.g., because the exchange qualifies as a recapitalization and the accrued market discount exceeds the gain the holder is required to recognize) will carry over to, and be treated as, accrued market discount on the holder's new 10% notes.

   If a United States holder acquired its old notes at a market discount and elected to include market discount in income currently, the character of the gain or loss, if any, that the holder is required to recognize upon the exchange of old notes for new notes, cash, or a combination of both would not be affected by the market discount rules. A United States holder that receives new 10% notes in the exchange, however, would be required to accrue market discount currently on those new 10% notes if and to the extent that the new 10% notes qualify as market discount bonds.

   The Internal Revenue Service has not issued regulations concerning aspects of the market discount rules relevant to holders receiving new 10% notes in this exchange offer. Holders should consult their tax advisors concerning the effect of the market discount provisions and the associated elections.

   Exercise of Conversion Rights. If the new senior subordinated notes are not paid on their maturity date of April 1, 2004, each holder will have the right, subject to certain restrictions as described in "Terms of the New Notes," to convert the new senior subordinated notes into common stock. The conversion of new senior subordinated notes into common stock would not be a taxable event for a United States holder. The United States holder's tax basis in the common stock would equal the holder's adjusted tax basis in the new senior subordinated notes immediately prior to conversion. The holder's holding period for the common stock received upon conversion would include the holding period of the new senior subordinated notes.

   Sale, Exchange and Retirement of New Notes or Common Stock Received Pursuant to Conversion. Subject to the discussion above under "Market Discount," when a United States holder disposes of a new note or common stock received pursuant to conversion of a new senior subordinated note, the holder will recognize capital gain or loss equal to the difference between:

     (1) the amount of cash and the fair market value of any property received, except to the extent that amount is attributable to accrued and unpaid interest which is taxable as ordinary income; and

     (2) the holder's adjusted tax basis in the new note or the common stock.

   The capital gain or loss will be long-term capital gain or loss if the holding period of the new note or the common stock exceeds one year at the time of the disposition. Some noncorporate taxpayers, including individuals, are eligible for preferential rates of taxation of long-term capital gain. The deductibility of capital losses is subject to limitations.

   A United States holder's adjusted basis in the new notes at the time of such disposition will be equal to the basis initially allocated to the new notes, increased by any original issue discount and market discount previously included in income by the holder, and reduced by any principal and other payments not treated as

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

qualified stated interest that the holder receives. At the time of such disposition, a United States holder's adjusted tax basis in the common stock received pursuant to the conversion of a new senior subordinated note will be equal to the basis in the new senior subordinated note immediately prior to conversion, reduced by distributions, if any, received on the common stock that are not required to be included in income.

   While the law is not clear, a United States holder may be required to apply the rules discussed in "Original Issue Discount," "Market Discount," and "Acquisition Premium" to each note that a holder owns on an individual basis rather than to a holder's notes in the aggregate. A United States holder may therefore be required to apply different rules to notes acquired at different times.

   Foreign Tax Credit Considerations--Effect of United Kingdom Withholding Taxes. For purposes of the United States foreign tax credit limitations, original issue discount with respect to the new notes will be foreign source income and, subject to the factual circumstances of the particular holder, will generally be "passive income" (or "financial services income" in the hands of certain persons engaged in financial businesses). In addition, in the event that payments on the notes become subject to United Kingdom withholding taxes and we accordingly are required to pay additional amounts, such payments will be treated as additional ordinary income. United States holders will be treated as actually receiving any amount withheld by us from a payment with respect to notes and then as having paid over such amount to the United Kingdom taxing authorities. As a result, the amount includible in the income of a United States holder for United States federal income tax purposes may be greater than the amount actually received by such United States holder from us with respect to such payment. Subject to certain limitations and depending upon the factual circumstances of the particular holder, a United States holder will be entitled to a credit against its United States federal income tax liability, or deduction in computing its United States federal taxable income, in respect of United Kingdom income taxes withheld by us.

   United States holders should consult their own tax advisors as to the consequences of United Kingdom withholding taxes and the availability of a foreign tax credit or deduction.

   Information Reporting and Backup Withholding. Information reporting requirements will apply with respect to payment of principal and interest on notes to non-corporate United States holders and with respect to proceeds received by non-corporate United States holders upon a sale of notes. Unless the United States holder otherwise qualifies for an exemption, backup withholding at a rate of 31% will apply to payments of interest on the notes if the United States holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Federal Income Tax Consequences to non-United States Holders

   The following discussion is limited to the United States federal income tax consequences relevant to non-United States holders.

   Payments of principal, premium (if any) and interest (including original issue discount) on the new notes will not be subject to United States federal income tax, including United States withholding tax, if paid to a non-United States holder, unless, in the case of interest (including original issue discount), the non-United States holder is:

  . a corporation that is an insurance company carrying on a United States trade or business to which the interest (including original issue discount) is attributable within the meaning of the Internal Revenue Code; or

  . an individual or corporation with an office or other fixed place of business in the United States to which the interest is attributable, the interest either is derived in the active conduct of a banking, financing or similar business within the United States or is received by a corporation, the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

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

   Gain, including premium (if any), realized on the sale, retirement or other disposition of notes, or of common stock received upon conversion of new senior subordinated notes, by a non-United States holder including on the disposition of old notes in the exchange, will not be subject to United States federal income tax, including withholding tax, unless the gain is required to be recognized for United States federal income tax purposes and:

  . the gain is effectively connected with the conduct by such holder of a trade or business within the United States; or

  . in the case of an individual, the holder has been present in the United States for 183 days or more during the taxable year of the sale or retirement and certain other conditions are satisfied.

   Depending on their own particular factual circumstances, certain non-United States holders (for example, foreign pension plans and foreign governments) may not be subject to United States federal income tax, including United States withholding tax, even if one or more of the conditions specified above for taxation of interest (including original issue discount) or gain is satisfied. Non-United States holders should consult their own tax advisors regarding whether they are subject to United States federal income tax with respect to payments on, or gain from the disposition of, notes or common stock.

   Information reporting and backup withholding requirements. Under current law, information reporting and backup withholding will not apply to payments of principal, premium (if any) and interest (including original issue discount) made by a United States paying agent to a non-United States holder of a note, provided that:

  . the beneficial owner of such note certifies to such paying agent, under penalties of perjury, that it is not a United States holder and provides its name and address; or

  . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the notes certifies to such paying agent under penalties of perjury that such statement has been received from the beneficial owner of such note by it or by a financial institution between it and the beneficial owner and furnishes such paying agent with a copy thereof;

and, in either case, such paying agent does not have actual knowledge that such beneficial owner is a United States person.

   Payments of the proceeds from the sale by a non-United States holder of a note or common stock to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

   Payments of the proceeds from the sale by a non-United States holder of a note or common stock made to or through a non-United States office of a broker will not be subject to information reporting or backup withholding unless the broker is a:

  . United States person (including a foreign branch or office of such person);

  . controlled foreign corporation for United States federal income tax purposes;

  . foreign partnership, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership that is engaged in the conduct of a trade or business in the United States;

  . foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  .  a United States branch of a foreign bank or a foreign insurance company;

in which case, information reporting may apply to such payments.

   Amounts withheld under the backup withholding rules do not constitute a separate United States federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the non-United States holder's United States federal income tax liability, if any, provided that the required information or appropriate claim for refund is filed with the Internal Revenue Service.

   The foregoing discussion may not apply to all new note holders. Holders should therefore consult their own tax advisors as to the tax consequences to them of acquiring, holding or disposing of the new notes.

Material United Kingdom Tax Consequences

   The following discussion is the opinion of Clifford Chance, our counsel, regarding material general United Kingdom tax consequences of this exchange offer. It relates only to persons who are the absolute beneficial owners of their old notes who hold their notes as investments and does not deal with special situations, such as those of dealers in securities. The statements regarding United Kingdom tax set forth below are based on United Kingdom tax laws as in force on the date of this document and United Kingdom Inland Revenue practice as at that date and such provisions may be repealed, revoked or modified possibly with retrospective effect, so as to result in United Kingdom tax consequences different from those discussed below. Noteholders will need to consult their own tax advisers covering the United Kingdom tax consequences in light of their particular situations.

Withholding Taxes

   The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments and subject to the proposals not being required to be applied to notes issued before March 1, 2001. The proposals are not yet final, as they may be subject to further amendment and/or clarification.

   Payments of interest on the new 10% notes after April 1, 2001, may be made without withholding or deduction for or on account of United Kingdom income tax provided that, at the time of payment, the new notes are listed on a recognized stock exchange, as defined in section 841 of the United Kingdom Income and Corporation Taxes Act (the Luxembourg Stock Exchange on which application will be made to list the new notes is currently recognized for these purposes). Amounts payable in respect of the new senior subordinated notes will not be liable to United Kingdom withholding tax, except any interest on overdue payments.

   In all cases falling outside the exemptions described above, United Kingdom interest on the 10% notes may be paid under deduction of United Kingdom income tax at the lower rate (currently 20 per cent), subject to such relief as may be available under the provisions of any applicable double taxation treaty.

   Interest on the new 10% notes will constitute United Kingdom source income for United Kingdom tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding. However, interest with a United Kingdom source received without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax in the hands of a noteholder who is not resident for tax purposes in the United Kingdom unless that noteholder carries on a trade, profession or a vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the notes are attributable. There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

Tax Treatment of United Kingdom Corporation Tax Payers

   For corporate note holders within the charge to United Kingdom corporation tax, the new 10% notes will, and the new senior subordinated notes will probably, constitute "qualifying corporate bonds" and accordingly, no chargeable gain or loss will arise on the disposal of the new notes. The position regarding the new senior subordinated notes is not entirely certain given their convertibility. However, as they will probably be relevant discounted securities, it is probable that they will constitute "qualifying corporate bonds." A noteholder which is a company within the charge to corporation tax will generally be charged to (or, as the case may be, eligible for relief from) United Kingdom corporation tax on income in respect of all profits, gains and losses, including gains or losses attributable to dollar/sterling exchange rate differences, arising from its holding or disposal of the new notes. These profits, gains or losses will in general be computed for each accounting period (or part period), on either an accruals or mark-to-market basis, broadly in accordance with the holder's statutory accounting treatment, provided that such treatment is, in the circumstances, authorized for the purposes of, and in accordance with the requirements of, the taxation legislation relating to loan relationships, and exchange gains and losses.

   The exchange of old notes for cash or new notes will constitute a disposal of the old notes for the purposes of United Kingdom corporation tax on chargeable gains. For corporate noteholders within the charge to United Kingdom corporation tax the old notes will probably not constitute qualifying corporate bonds and accordingly:

  (a) any amounts relating to interest will be dealt with as described above for the new notes; and

  (b) the exchange of the old notes for cash or new notes will be as described below for noteholders other than companies within the charge to United Kingdom corporation tax, save that indexation allowance will be available up to the month of disposal, rather than ceasing in April 1988.

Tax treatment of other United Kingdom Tax Payers

 Exchange of old notes for cash

   For United Kingdom tax paying note holders other than companies within the charge to corporation tax, the old notes do not constitute "qualifying corporate bonds" and accordingly the exchange of old notes for cash will constitute a disposal or part disposal of the old notes for the purposes of the Taxation of Chargeable Gains Act 1992 ("TCGA") which may, depending on the holder's particular circumstances (including the availability of exemptions and allowable losses) give rise to a chargeable gain or allowable loss for the purpose of United Kingdom taxation of chargeable gains equal to the difference between (1) the original cost to the holder of acquiring the old notes and (2) the cash received. Indexation allowance on that cost should be available (when calculating a chargeable gain but not an allowable loss) in respect of the period of ownership of the old notes up to April 1998. Thereafter, taper relief may be available to reduce the amount of the chargeable gain. Broadly speaking, taper relief operates to reduce the amount of the chargeable gain realized on the disposal of an asset, in this case, the old notes, by reference to the length of time the asset has been held.

 Exchange of old notes for new notes

   It is likely that the exchange of old notes for new notes will constitute a disposal of the old notes for the purposes of United Kingdom tax on chargeable gains which may give rise to a chargeable gain or allowable loss equal to the difference between the (1) original cost to the holder of acquiring the old notes, adjusted by reference to the indexation allowance (see above) and (2) the market value of the new notes. Taper relief, as described above, may be available to reduce the amount of the chargeable gain.

   The exchange of old notes for new notes may not constitute a disposal for the purposes of the TCGA. This will depend on whether the exchange constitutes a "conversion of securities" for United Kingdom capital gains tax purposes. If it can be shown that the exchange constitutes a "conversion of securities," a note holder will not be treated as having made a disposal of his notes to the extent he receives new notes in exchange for his old notes. Any gain or loss which would otherwise have arisen on a disposal of the old notes will be "rolled over" into the new notes and the new notes will be treated as the same asset as the old notes, acquired at the same time and for the same consideration as he acquired his notes. However, it is unlikely that the Inland Revenue would accord it this treatment.

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

 Tax treatment of new notes

   The tax position of United Kingdom tax paying note holders other than companies within the charge to corporation tax who exchange their old notes for new senior subordinated notes is not entirely certain but is likely to be as follows. The exchange will be treated for tax purposes as described above. The new senior subordinated notes acquired will probably be relevant discounted securities so that such note holders will, upon the transfer or redemption of such notes, be subject to United Kingdom income tax on the difference between:

  . the issue price, likely to be the market value of the new notes on issue; and

  .  the amount payable on the transfer or redemption.

   For United Kingdom tax paying note holders other than companies within the charge to corporation tax, the new 10% notes will not constitute "qualifying corporate bonds." Accordingly, the disposal of such notes may, depending on the holder's particular circumstances, including the availability of exemptions and allowable losses, give rise to a chargeable gain or allowable loss for the purpose of United Kingdom taxation of chargeable gains equal to the difference between:

  . the original cost to the holder of acquiring the new notes, being the market value of the old notes; and

  .  the cash received.

  Taper relief, as described above, may be available to reduce the amount of the chargeable gain.

   For United Kingdom tax paying note holders other than companies within the charge to corporation tax, interest paid on the new 10% notes will constitute taxable income for the purposes of United Kingdom income tax, and for such note holders a transfer of new notes may give rise to tax on income in an amount representing interest on the new notes which has accrued since the preceding interest date.

United Kingdom Stamp Duty and Stamp Duty Reserve Tax

   No United Kingdom stamp duty or stamp duty reserve tax is payable by note holders on the exchange of old notes, the issue of the new notes, or the transfer by delivery or redemption of new notes, provided the notes, and any stock into which they may be converted, are listed on a recognized stock exchange and any transfer of the notes is not made in contemplation of a takeover of Danka.

                              PLAN OF DISTRIBUTION

   We will receive no proceeds in connection with this exchange offer.

   We will distribute the new notes in the manner described in "This Exchange Offer" above.

                                 LEGAL MATTERS

   The validity of the new notes and certain other legal matters have been passed upon for us by Altheimer & Gray, Chicago, Illinois. Richard F. Levy, one of our directors, is a partner at the law firm of Altheimer & Gray and beneficially owns 40,000 ordinary shares of Danka.

   The information set out in the section headed "Material United Kingdom Tax Consequences" has been passed upon for us by Clifford Chance Limited Liability Partnership.

                                    EXPERTS

   The consolidated financial statements and schedule of Danka Business Systems PLC as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Audit Plc, Chartered

Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   The report of KPMG Audit Plc covering the March 31, 2001 consolidated financial statements contains an explanatory paragraph that states the Company has a substantial amount of indebtedness maturing on March 31, 2002 and April 1, 2002. The Company's need to restructure its indebtedness in order to meet its obligations and repay such indebtedness when it matures raises substantial debt about the Company's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of that uncertainty.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-4 under which we are registering the new notes to be issued in this exchange offer. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement. For further information with respect to us and our new notes, we refer you to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete and, in each instance, we qualify our statement by reference to the copy of the contract or other document filed as an exhibit to the registration statement. We have also filed a Schedule TO with respect to this exchange offer, which contains additional information required by the tender offer rules under the Securities Exchange Act.

   We are currently subject to the informational requirements of the Securities Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the documents that we incorporate by reference into this prospectus, the Schedule TO as well as our other reports, proxy statements and other information that we file with the SEC at the public reference facilities maintained by the SEC at:

          Room 124                 Room 1400                 13th Floor
   450 Fifth Street, S.W.   Northwest Atrium Center   Seven World Trade Center
      Judiciary Plaza       500 West Madison Street   New York, New York 10048
   Washington, D.C. 20549   Chicago, Illinois 60661

   Copies of material can be obtained at prescribed rates from the Public Reference Section of the SEC at:

                             450 Fifth Street, N.W.
                                Judiciary Plaza
                             Washington, D.C. 20549

   The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. Our ordinary shares are quoted for trading on the London Stock Exchange. Our American depositary shares are quoted for trading on the Nasdaq SmallCap Market.

   You may request copies of the documents that we have filed with the SEC. Requests should be directed to:

                           Danka Business Systems PLC
                            11201 Danka Circle North
                         St. Petersburg, Florida 33716
                                Attn: Treasurer
                           Telephone: (727) 578-4766
                           Facsimile: (727) 577-4802

   In order to assure timely delivery of the requested materials before the expiration of this exchange offer, any request should be made prior to June 27, 2001.

   The dealer manager, exchange agent and information agent will answer questions from you with respect to this exchange offer solely by reference to the terms of this prospectus. You may contact the dealer manager, exchange agent and information agent at the addresses and telephone numbers below. If you have questions regarding the mechanics of this exchange offer, you should contact the exchange agent or information agent. Please note that Nebraska residents should contact Banc of America Securities LLC with any questions or requests for assistance.

                                 Dealer Manager
                         Banc of America Securities LLC
                       100 North Tryon Street, 7th Floor
                        Charlotte, North Carolina 28255
                     Attention: High Yield Special Products
                            (704) 388-1457 (collect)
                           (888) 292-0070 (toll free)

                                 Exchange Agent
                                 HSBC Bank USA
                                One Hanson Place
                                  Lower Level
                            Brooklyn, New York 11243
                           (718) 488-4475 (telephone)
                           (718) 488-4488 (facsimile)

                               Information Agent
                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                Banks and Brokers, call collect: (212) 269-5550
                     Others, call toll free: (800) 769-4414

   No person has been authorized to give any information or to make any representations other than those contained in this exchange offer and, if given or made, such information or representations must not be relied upon as having been authorized. This statement and any related documents do not constitute an offer to buy or the solicitation of an offer to sell notes in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                    CERTAIN UNITED KINGDOM REGULATORY ISSUES

   The new senior subordinated notes and the new 10% notes will only be available for exchange in the United Kingdom pursuant to this exchange offer to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995.

   No document issued in connection with this exchange offer, including this prospectus, may be passed on to any person in the United Kingdom unless that person is as described in article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom the document may otherwise lawfully be issued or passed on. Accordingly, by accepting delivery of this prospectus, the recipient warrants and acknowledges that it is such a person.

   We have not authorized any dealer, salesperson or other person to give you any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

   This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

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                                  $200,000,000

                      [LOGO OF DANKA BUSINESS SYSTEMS PLC]
                           DANKA BUSINESS SYSTEMS PLC

                       Exchange Offer for all Outstanding
                 6.75% Convertible Subordinated Notes Due 2002

                                ---------------

                                   PROSPECTUS

                                ---------------

                                 June 29, 2001

   In order to tender, a holder must send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the exchange agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                  The exchange agent for this exchange offer is:

                                 HSBC BANK USA
                                One Hanson Place
                                  Lower Level
                            Brooklyn, New York 11243

         By facsimile (for eligible              For information or
           institutions only):                   confirmation by:
               (718) 488-4488                      (718) 488-4475


   Any questions or requests for assistance or for additional copies of this prospectus, the letter of transmittal or related documents may be directed to the information agent at its telephone number set forth below, except that Nebraska residents should contact Banc of America Securities LLC at (888) 292-0070 for any questions or requests for assistance or for additional copies. A holder may also contact the dealer manager at its telephone number set forth below or such holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning this exchange offer.

                 The information agent for this exchange offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                Bankers and brokers call collect: (212) 269-5550
                    All others call toll-free (800) 769-4414

            The exclusive dealer manager for this exchange offer is:

                         Banc of America Securities LLC
                       100 North Tryon Street, 7th Floor
                        Charlotte, North Carolina 28255
                     Attention: High Yield Special Products
                            (704) 388-1457 (collect)
                           (888) 292-0070 (toll free)

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